As filed with the Securities and Exchange Commission on May 19, 1995
                                              Registration No. 33-58963

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                           ______________________

                                AMENDMENT NO. 1
                                      TO

                                FORM S-4
                           REGISTRATION STATEMENT
                                    Under
                         The Securities Act of 1933
                           ______________________

                       THE ANDERSONS MANAGEMENT CORP.
           (Exact name of registrant as specified in its charter)
          Ohio                     7392                  34-1562374
    (State or other         (Primary Standard         (I.R.S. employer
      jurisdiction              Industrial         identification number)
  of incorporation or      Classification Code
     organization)               Number)
     480 West Dussel Drive
                             Maumee, Ohio  43537
                               (419) 893-5050
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ______________________
                             Beverly J. McBride
                       The Andersons Management Corp.
                            480 West Dussel Drive
                             Maumee, Ohio  43537
                               (419) 893-5050
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ______________________
                                  Copy to:
                          Willard G. Fraumann, P.C.
                              Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois 60601
                               (312) 861-2000
      Approximate date of commencement of proposed sale of the securities to the public: September 27, 1995
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:


                           ______________________
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            CROSS REFERENCE SHEET
                  Pursuant to Item 501(b) of Regulation S-K

Form S-4 Item Number and Caption            Location  in Joint Proxy
                                              Statement/Prospectus
               A.  INFORMATION ABOUT THE TRANSACTION
1.   Forepart of Registration
Statement and Outside Front Cover
Page of Prospectus                    Facing Page of Registration
                                      Statement; Cross Reference Sheet;
                                      Outside Front Cover Page of Joint
                                      Proxy Statement/Prospectus
2.   Inside Front and Outside Back
Cover Pages of Prospectus             Inside Front and Outside Back Cover
                                      Pages of Joint Proxy
                                      Statement/Prospectus; Available
                                      Information; Table of Contents
3.   Risk Factors, Ratio of Earnings
to Fixed Charges and Other
Information                           Summary; Introduction;  Risk
                                      Factors; The Merger;  Description
                                      of the Common Shares; Summary
                                      Comparison of Existing Securities
                                      and Common Shares;  Rights of
                                      Dissenting Shareholders and Limited
                                      Partners;  Federal Income Tax
                                      Considerations; Certain State and
                                      Local Income Tax Considerations;
                                      The Company;  Management's
                                      Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations of the General Partner;
                                      Management's Discussion and
                                      Analysis of Financial Condition and
                                      Results of Operations of the
                                      Partnership; Principal Shareholders
                                      and Limited Partners

4.   Terms of the Transaction         Summary; Introduction; Risk
                                      Factors; The Merger;  Description
                                      of the Common Shares; Summary
                                      Comparison of Existing Securities
                                      and Common Shares;  Rights of
                                      Dissenting Shareholders and Limited
                                      Partners;  Federal Income Tax
                                      Considerations; Certain State and
                                      Local Income Tax Considerations

5.   Pro Forma Financial Information  Summary; Pro Forma Condensed
                                      Financial Information

6.   Material Contacts with the
Company Being Acquired                Summary; Risk Factors; The Merger;
                                      The Company;  Management's
                                      Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations of the General Partner;
                                      Management's Discussion and
                                      Analysis of Financial Conditions
                                      and Results of Operations of the
                                      Partnership; Management

7.   Additional Information Required
for Reoffering by Persons and
Parties Deemed to be Underwriters     Not Applicable

8.   Interests of Named Experts and
Counsel                               Legal Opinions; Experts

9.   Disclosure of Commission
Position on Indemnification for
Securities Act Liabilities            Not Applicable

               B.  INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3
Registrants                           Not Applicable

11.  Incorporation of Certain
Information by Reference              Not Applicable

12.  Information with Respect to S-2
or S-3 Registrants                    Not Applicable

13.  Incorporation of Certain
Information by Reference              Not Applicable

14.  Information with Respect to
Registrants Other than S-2 or S-3
Registrants                           Summary; Risk Factors; The Merger;
                                      Description of the Common Shares;
                                      Summary Comparison of Existing
                                      Securities and Common Shares;
                                      Rights of Dissenting Shareholders
                                      and Limited Partners; Federal
                                      Income Tax Considerations; Certain
                                      State and Local Income Tax
                                      Considerations;  The Company;
                                      Management's Discussion and
                                      Analysis of Financial Condition and
                                      Results of Operations of the
                                      General Partner; Management;
                                      Principal Shareholders
                                      and Limited Partners; Financial
                                      Statements

                 C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3
Companies                             Not Applicable

16.  Information with Respect to S-2
or S-3 Companies                      Not Applicable

17.  Information with Respect to
Companies Other Than S-3 or S-2
Companies                             Summary; Risk Factors; The Merger;
                                      Summary Comparison of Existing
                                      Securities and Common Shares;
                                      Rights of Dissenting Shareholders
                                      and Limited Partners;  Federal
                                      Income Tax Considerations; Certain
                                      State and Local Income Tax
                                      Considerations; The Company;
                                      Management's Discussion and
                                      Analysis of Financial Condition and
                                      Results of Operations of the
                                      Partnership; Management;
                                      Principal Shareholders
                                      and Limited Partners; Financial
                                      Statements

               D.  VOTING AND MANAGEMENT INFORMATION
18.  Information if Proxies,
Consents or Authorizations are to be
Solicited                             Summary; Introduction; Description
                                      of the Common Shares; Summary
                                      Comparison of Existing Securities
                                      and Common Shares; Rights of
                                      Dissenting Shareholders and Limited
                                      Partners; Management; Principal
                                      Shareholders and Limited Partners

19.  Information if Proxies,
Consents or Authorizations are not
to be Solicited or in an Exchange
Offer                                 Not Applicable

                         [THE ANDERSONS LETTERHEAD]



TO ALL LIMITED PARTNERS OF THE ANDERSONS AND
ALL SHAREHOLDERS OF THE ANDERSONS MANAGEMENT CORP.

     You are cordially invited to attend a special meeting of the shareholders of The Andersons Management Corp. (the "General Partner") and a special meeting of the partners of The Andersons (the "Partnership"), both of which will be held on June 29, 1995 at 7:00 p.m., local time, at The Andersons Conference Center, located at 535 Illinois Avenue, in Maumee, Ohio 43537.

     As part of these special meetings you will be asked to consider and vote upon a number of interrelated proposals that would permit us to convert our company to corporate form through the merger of the Partnership into the General Partner and allow the public offering of new common shares of the General Partner. We have been informed by our financial advisors that this conversion to corporate form is necessary to maximize the value of the company in a public offering.

     These proposals represent the culmination of a great deal of thought and effort over a period of many months by the board of directors, company management and the company's legal, financial and accounting advisors. The board of directors has unanimously approved each of these proposals and has concluded that they provide a number of significant advantages that should serve to enhance the value of our company over the coming years.

     The Joint Proxy Statement/Prospectus that is being provided to each of you explains each element of the proposals in detail and attempts to answer many of the questions you may have regarding the proposals. I urge each of you to read this materially carefully. Regardless of whether you can attend the special meetings, you should feel free to call Dick George, Beverly McBride, Gary Smith or me with any questions you have about the proposals.

     We encourage each of you to complete and return the enclosed proxies regardless of whether you plan to attend the special meetings. Please return the proxies no later than June ____, 1995 in the enclosed envelope.

                              Sincerely,


                              THE ANDERSONS MANAGEMENT CORP.
                              AND THE ANDERSONS


                              Thomas H. Anderson
                                   Chairman,      Board     of      Directors

                                   June   , 1995

       NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND LIMITED PARTNERS

To: The holders of Class A Shares and Class B Shares of The Andersons Management Corp. and the limited partners of The Andersons

  Notice is hereby given that Special Meetings of the shareholders of The Andersons Management Corp. (the "General Partner") and the limited partners of The Andersons (the "Partnership") will be held on June 29, 1995, at 7:00 p.m., local time, at The Andersons Conference Center, located at 535 Illinois Avenue, in Maumee, Ohio 43537 for the following purposes:

     1. To consider and vote upon a proposal to merge the Partnership into the General Partner as a result of which a series of interrelated changes to the current organizational form of the Partnership and the General Partner would be implemented, including (a) merging the Partnership with and into the General Partner, as a result of which the General Partner would be the sole surviving entity (the "Surviving Corporation"), (b) terminating the Partnership's legal existence by operation of law, (c) changing the name of the Surviving Corporation to The Andersons, Inc., (d) creating a single class of common shares, no par value per share (the "Common Shares"), of the Surviving Corporation, (e) converting the General Partner's existing Class A Common Shares and
     Class B Common Shares into Common Shares, (f) converting each Limited Partners' interest in the Partnership into Common Shares and (g) adopting certain amendments to the Surviving Corporation's Articles of Incorporation and Code of Regulations which may have the effect of discouraging unsolicited proposals to acquire control of the Surviving Corporation.

     2. To consider and vote upon the adoption of a Long-Term Performance Compensation Plan.

     3.   To consider and vote upon the adoption of an Employee Share
     Purchase Plan.

     4. To consider and vote upon a proposal to eliminate the right of shareholders to cumulate votes in the election of directors.

     5. To transact such other business as may properly be brought before the meetings.
  AN EFFECT OF THE ELIMINATION OF CUMULATIVE VOTING WOULD BE BOTH (A) TO PERMIT A MAJORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OR REMOVAL OF DIRECTORS TO ELECT OR REMOVE EVERY DIRECTOR AND (B) TO PRECLUDE A MINORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OR REMOVAL OF DIRECTORS FROM ELECTING OR PREVENTING THE REMOVAL OF ANY DIRECTOR.

  The holders of Class A Shares and Class B Shares of the General Partner and limited partners of the Partnership of record at the close of business on March 31, 1995 are entitled to notice of and to vote at the Special Meetings.

                              BY ORDER OF THE BOARD OF DIRECTORS AND THE
                              GENERAL PARTNER



                              Beverly J. McBride, Secretary


                                  IMPORTANT

  WHETHER YOU EXPECT TO ATTEND THE SPECIAL MEETINGS OR NOT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARDS IN THE ENCLOSED SELF-ADDRESSED ENVELOPE ON OR BEFORE _____, 1995. IF YOU ARE PRESENT AT THE MEETINGS, YOU MAY REVOKE YOUR PROXIES IN WRITING AND VOTE YOUR SHARES OR LIMITED PARTNER INTEREST IN PERSON IF YOU WISH.










INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MAY 19, 1995

                       THE ANDERSONS MANAGEMENT CORP.
                                     and
                                THE ANDERSONS

                            JOINT PROXY STATEMENT
              FOR SPECIAL MEETINGS TO BE HELD ON JUNE 29, 1995
                          _________________________
                       THE ANDERSONS MANAGEMENT CORP.

                                 PROSPECTUS
                    COMMON SHARES, NO PAR VALUE PER SHARE
                          _________________________
     This Joint Proxy Statement/Prospectus is the proxy statement of The Andersons, an Ohio limited partnership (the "Partnership"), and the proxy statement of The Andersons Management Corp., an Ohio corporation and the sole general partner of the Partnership (the "General Partner"). It is being furnished to the limited partners of the Partnership (the "Limited Partners") and the shareholders of the General Partner (the "Shareholders"), in each case of record as of March 31, 1995 (the "Record Date"), in connection with the solicitation on behalf of the Board of Directors of the General Partner of proxies to be used at special meetings to be held on June 29, 1995, and at any and all adjournments and postponements thereof, to consider a proposed merger of the Partnership with and into the General Partner (the "Merger") pursuant to an Agreement and Plan of Merger dated as of April 28, 1995 between the Partnership and the General Partner, to consider a proposal to eliminate the right of shareholders to cumulate votes in the election of directors so that directors would have to receive a plurality of votes to be elected and to consider the adoption of a Long-Term Performance Compensation Plan and an Employee Share Purchase Plan (collectively, the "Plans").

     A vote in favor of the Merger would have the effect of a vote in favor of a series of interrelated changes to the current organizational form of the Partnership and the General Partner, including (a) merging the Partnership with and into the General Partner, as a result of which the General Partner would be the sole surviving entity (the "Surviving Corporation"), (b) terminating the Partnership's legal existence by operation of law, (c) changing the name of the Surviving Corporation to The Andersons, Inc., (d) creating a single class of common shares, no par value per share (the "Common Shares"), of the Surviving Corporation, (e) converting the General Partner's existing Class A Common Shares and Class B Common Shares into Common Shares,
(f) converting each Limited Partners' interest in the Partnership into Common Shares and (g) adopting certain amendments to the Surviving Corporation's Articles of Incorporation and Code of Regulations which may have the effect of discouraging unsolicited proposals to acquire control of the Surviving Corporation.

     The primary purpose of the Merger is to permit the Surviving Corporation to consummate a firm commitment underwritten public offering of Common
Shares (the "Public Offering"). The Surviving Corporation will execute the Merger immediately prior to the execution of an underwriting agreement with respect to the Public Offering (the "Pricing"). The General Partner expects that prior to the consummation of the Public Offering, the Common Shares will have been approved for quotation on the Nasdaq National Market subject to notice of issuance. No prediction can be made, however, as to the price at which the Common Shares will trade. See "RISK FACTORS - Uncertainty Regarding Market Price for Common Shares." The primary purpose of the proposal to eliminate cumulative voting is to prevent a minority shareholder from gaining board representation unless the director nominee of such shareholder receives a plurality of the votes cast by holders of Common Shares in an election of directors. The primary purpose of the adoption of the Plans is to provide for equity participation for all employees and equity based performance compensation for employees and directors of the Surviving Corporation. The Merger, the Public Offering and the Plans are interrelated. The Company does not intend to implement the Merger until immediately prior to the Pricing of the Public Offering. See "The PUBLIC OFFERING." The Plans will not be implemented unless the Merger is consummated. The proposal to eliminate cumulative voting will not be implemented unless the Merger is consummated, but the Merger, the Public Offering and the Plans are not contingent upon approval of the proposal to eliminate cumulative voting.

     This Joint Proxy Statement/Prospectus is also the prospectus of the General Partner for use in connection with the offer and issuance of Common Shares in the Merger. Upon the effective date of the Merger, each $8 in a Limited Partner's capital account, calculated as of a specified measurement date, will be converted into one Common Share, each $8 of book value of Class A Common Shares of the General Partner, calculated as of such measurement date, will be converted into one Common Share and each $8 of book value of Class B Common Shares of the General Partner, calculated as of such measurement date, will be converted into one Common Share.

     The General Partner recommends that the Limited Partners and
Shareholders vote to approve the Merger, the proposal to eliminate cumulative voting and each of the Plans. Limited Partners and Shareholders are strongly urged to read and consider carefully this Joint Proxy Statement/Prospectus in its entirety, particularly the matters referred to under the caption "RISK FACTORS."


     This Joint Proxy Statement/Prospectus is first being mailed to Shareholders of the General Partner and Limited Partners of the Partnership on or about June, 1995.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
            THIS JOINT PROXY STATEMENT/PROSPECTUS.  ANY REPRESEN-
                TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ____________________

     The date of this Joint Proxy Statement/Prospectus is June   , 1995.


                            AVAILABLE INFORMATION

          The Partnership and the General Partner have been and are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Partnership and the General Partner file reports and other information with the Securities and Exchange Commission (the "SEC") and the Surviving Corporation will file reports, proxy statements and other information with
the SEC.   Such reports, proxy statements, and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          The General Partner has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. This Joint Proxy Statement/Prospectus, which constitutes a part of that Registration Statement, does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. Statements contained herein concerning the provisions of such documents are necessarily summaries of those documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                              TABLE OF CONTENTS
                                                                         Page

SUMMARY                                                                   1
     Introduction                                                         1
     The Parties                                                          2
     The Merger                                                           3
     The Public Offering                                                  4
     Elimination of Cumulative Voting                                     5
     Employee Benefit Plans                                               6
     Partners Meeting                                                     7
     Shareholders Meeting                                                 7
     Advantages of the Merger and the Public Offering                     8
     Disadvantages of the Merger and the Public Offering                  9
     Alternative to the Merger                                            11
     Recommendations                                                      11
     Dissenting Shareholders and Limited Partners                         11
     Summary  Financial  Information  of   the Partnership  and  the
          General Partner and Summary Unaudited Pro Forma Financial
          Information  of the Surviving Corporation                       13

INTRODUCTION                                                              15
     The Partners Meeting                                                 15
     The Shareholders Meeting                                             16

RISK FACTORS                                                              19
     Taxation                                                             19
     Significant Reduction in Distributions                               19
     Uncertainty Regarding Market Price of Common Shares                  20
     Possible Dilution                                                    20
     Potential Voting Influence of the Anderson Family on the Company     21
     Addition of Provisions that May Discourage Changes of Control        21

THE MERGER                                                                21
     General                                                              21
     Effects of the Merger                                                22
     The Merger Agreement                                                 22
     Amendments to Organizational Documents                               23
     Conditions to the Merger                                             23
     Completing the Merger                                                23
     Accounting Treatment of the Merger                                   23
     Costs of the Merger                                                  23
     The Public Offering                                                  24
     Reasons for the Merger                                               25
     Recommendations                                                      27

APPROVAL OF THE PROPOSAL TO ELIMINATE CUMULATIVE VOTING                   27
     General                                                              27
     Explanation of Cumulative Voting                                     27
     Reasons for the Elimination of Cumulative Voting                     28
     Anti-Takeover  Effects                                               28
     Recommendation                                                       29

APPROVAL OF THE LONG-TERM PERFORMANCE COMPENSATION PLAN                   29
     The Long-Term Performance Compensation Plan                          29
     Federal Income Tax Consequences                                      31
     Recommendation                                                       33

APPROVAL OF THE EMPLOYEE SHARE PURCHASE PLAN                              33
     Employee Share Purchase Plan                                         33
     Federal Income Tax Consequences                                      35
     Recommendation                                                       37

TERMINATION OF EMPLOYEE BOND PURCHASE PLAN.                               37

DESCRIPTION OF THE COMMON SHARES                                          38
     General                                                              38
     Common Shares                                                        38
     Preferred Shares                                                     38
     Anti-Takeover  Provisions of the Surviving Corporation's
          Organizational Documents                                        39

RESALE OF THE COMMON SHARES                                               43

SUMMARY COMPARISON OF EXISTING SECURITIES AND COMMON SHARES               44
     Distributions and Dividends                                          45
     Voting Rights                                                        45
     Right to Call Meetings and Submit Proposals                          46
     Liquidation Rights                                                   46
     Dilution                                                             47
     Liquidity                                                            47
     Appraisal Rights                                                     48
     Tax Matters                                                          49

RIGHTS OF DISSENTING SHAREHOLDERS AND LIMITED PARTNERS                    49
     General                                                              49
     Dissenting Shareholders                                              50
     Dissenting Limited Partners                                          50

FEDERAL INCOME TAX CONSIDERATIONS                                         51
     Introduction                                                         51
     Differences between LP Interests and Common Shares in General        52
     Limited Partners and Shareholders                                    53
     The Surviving Corporation and the Partnership                        55

CERTAIN STATE AND LOCAL INCOME TAX CONSIDERATIONS                         55

THE COMPANY                                                               57
     General                                                              57
     Agriculture Group                                                    57
     Retail Group                                                         59
     Other Businesses                                                     60
     Research and Development                                             60
     Employees                                                            60
     Government Regulation                                                61
     Environmental Proceeding                                             61
     Properties                                                           62
     Selected Financial Data of the Partnership                           64
     Selected Financial Data of the General Partner                       65

MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND  RESULTS
     OF OPERATIONS OF THE PARTNERSHIP                                     65
     Liquidity and Capital Resources                                      65
     Results of Operations                                                67
     Impact of Inflation                                                  70

MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND  RESULTS
     OF OPERATIONS OF THE GENERAL PARTNER                                 71
     Liquidity and Capital Resources                                      71
     Results of Operations                                                71
     Impact of Inflation                                                  72

MANAGEMENT                                                                73
     Directors and Executive Officers of the Company                      73
     Executive Compensation                                               75
     Summary Compensation Table                                           76
     Pension Plan                                                         76
     Directors' Fees                                                      77
     Compensation Committee Interlocks and Insider Participation          77
     Certain Relationships and Related Transactions                       77

PRINCIPAL SHAREHOLDERS AND LIMITED PARTNERS                               79

PRO FORMA CONDENSED FINANCIAL INFORMATION                                 80
     Pro Forma Balance Sheet (Unaudited)                                  81

     Pro Forma Income Statements (Unaudited)                              83


LEGAL OPINIONS                                                            86

EXPERTS                                                                   86

INDEX TO FINANCIAL STATEMENTS                                             F-1

APPENDIX A - Agreement and Plan of Merger                                 A-1

     Annex A - Amended and Restated Articles of Incorporation             AA-1

     Annex B - Amended and Restated Code of Regulations                   AB-1

APPENDIX B - Long-Term Performance Compensation Plan                      B-1

APPENDIX C - Employee Share Purchase Plan                                 C-1


                                   SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Joint Proxy Statement/Prospectus, including the Appendices. The summary does not contain a complete description of the terms of the transactions described herein, and is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus and the Appendices hereto. Limited partners of The Andersons and shareholders of The Andersons Management Corp. are urged to read this Joint Proxy Statement/Prospectus in its entirety.

Introduction

     This Joint Proxy Statement/Prospectus is the proxy statement of The Andersons, an Ohio limited partnership (the "Partnership"), and the proxy statement of The Andersons Management Corp., an Ohio corporation and the sole general partner of the Partnership (the "General Partner"). It is being furnished to the limited partners of the Partnership (the "Limited Partners") and the shareholders of the General Partner (the "Shareholders"), in each case of record as of March 31, 1995 (the "Record Date"), in connection with the solicitation on behalf of the Board of Directors of the General Partner (the "Board of Directors" or the "Board") of proxies to be used at special meetings to be held on June 29, 1995, and at any and all adjournments and postponements thereof, to consider a proposed merger of the Partnership with and into the General Partner (the "Merger") pursuant to an Agreement and Plan of Merger dated as of April 28, 1995 between the Partnership and the General Partner (the "Merger Agreement"), to consider a proposal to eliminate the right of shareholders to cumulate votes in the election of directors so that directors would have to receive a plurality of votes to be elected and to consider the adoption of a Long-Term Performance Compensation Plan and an Employee Share Purchase Plan (collectively, the "Plans").

     A vote in favor of the Merger would have the effect of a vote in favor of a series of interrelated changes to the current organizational form of the Partnership and the General Partner, including (a) merging the Partnership with and into the General Partner, as a result of which the General Partner would be the sole surviving entity (the "Surviving Corporation"), (b) terminating the Partnership's legal existence by operation of law, (c) changing the name of the Surviving Corporation to The Andersons, Inc., (d) creating a single class of common shares, no par value per share (the "Common Shares"), of the Surviving Corporation, (e) converting the General Partner's existing Class A Common Shares ("Class A Common Shares") and Class B Common Shares ("Class B Common Shares") into Common Shares, (f) converting each Limited Partners' interest in the Partnership (the "LP Interests") into Common Shares and (g) adopting certain amendments to the Surviving Corporation's Articles of Incorporation and Code of Regulations which may have the effect of discouraging unsolicited proposals to acquire control of the Surviving Corporation.

     The primary purpose of the Merger is to permit the Surviving Corporation to consummate a firm commitment underwritten public offering of Common
Shares (the "Public Offering"). The Company has been informed by its financial advisors that the conversion to corporate form that would occur through the Merger is necessary to maximize the value of the Company in a public offering.

     The Merger would not take place until immediately prior to the execution of an underwriting agreement with respect to the Public Offering (the "Pricing"). The General Partner expects that prior to the consummation of the Public Offering, the Common Shares will have been approved for quotation on the Nasdaq National Market subject to notice of issuance. No prediction can be made, however, as to the price at which the Common Shares will trade. See "RISK FACTORS -- Uncertainty Regarding Market Price for Common Shares." The primary purpose of the adoption of the Plans is to provide for equity participation for all employees and equity based performance compensation for employees and directors of the Surviving Corporation. The Merger, the Public Offering and the Plans are interrelated. The Company does not intend to implement the Merger until immediately prior to the Pricing of the Public Offering. See "THE PUBLIC OFFERING." The Plans will not be implemented unless the Merger is consummated. The proposal to eliminate cumulative voting will not be implemented unless the Merger is consummated, but the Merger, the Public Offering and the Plans are not contingent upon approval of the proposal to eliminate cumulative voting.

The Parties

       The Partnership. The Partnership is the successor to a series of partnerships originating with a general partnership formed in 1947 by Harold and Margaret Anderson, among others, to operate a grain merchandising business. The Partnership is engaged in grain merchandising and operates grain elevator facilities located in Ohio, Michigan, Indiana and Illinois, as well as in the distribution of agricultural products such as fertilizers, seeds and farm supplies. The Partnership also operates retail general stores, produces, distributes and markets lawn care products and corncob products, and repairs and leases rail cars.

     The Partnership is governed by an amended and restated partnership agreement dated as of April 1, 1995 (the "Partnership Agreement") by and among the General Partner and the 218 Limited Partners as of the Record Date, most of whom are either lineal descendants of Harold and Margaret Anderson or employees of the General Partner. The Partnership is the operating entity for each of the business units described herein. The address of the Partnership is 480 West Dussel Drive, Maumee, Ohio 43537 and its telephone number is (419) 893-5050.

            The General Partner. The General Partner was formed in 1987 to act as the sole general partner of the Partnership. The Class A Common Shares are owned by 186 persons, each of whom is also a Limited Partner. The Class B Common Shares are owned by 183 persons, each of whom is also a Limited
Partner and a holder of Class A Common Shares. The General Partner provides all management and labor services required by the Partnership in its
operations.   The address and telephone number of the General Partner are the same as those of the Partnership.

       The Surviving Corporation. In the Merger, the General Partner will be the Surviving Corporation and the Partnership will cease to exist. The Surviving Corporation will possess all of the assets, properties, rights and privileges of both the Partnership and the General Partner existing at the time of the Merger and will be subject to all their liabilities and obligations existing at such time.

The term "Company" means the General Partner and the Partnership, collectively, when used herein with respect to periods prior to the Merger and means the Surviving Corporation when used herein with respect to periods after the Merger.

The Merger

     The Merger will not take place until immediately prior to the Pricing of the Public Offering. Upon the effective date of the Merger (the "Effective Date"), the Partnership will merge with and into the General Partner and pursuant to the Merger Agreement and the amendment and restatement of the articles of incorporation of the General Partner that will be implemented in connection therewith (i) each $8 in a Limited Partner's capital account, calculated as of the Measurement Date (as defined below), will be converted into one Common Share, with cash being paid for any fractional shares based on the book value of Common Shares on the Measurement Date, (ii) each $8 of book value represented by Class A Common Shares, calculated as of the Measurement Date, will be converted into one Common Share, with cash being paid for any fractional shares based on the book value of Common Shares on the Measurement Date and (iii) each $8 of book value represented by Class B Common Shares, calculated as of the Measurement Date, will be converted into one Common Share, with cash being paid for any fractional shares based on the book value of Common Shares on the Measurement Date.

     The "Measurement Date" will be a date set by the Board of Directors, which date will be after the vote approving the Merger but prior to the Effective Date. The Board currently anticipates that the Measurement Date will be a date approximately 60 days prior to the date on which the Public Offering is expected to close. At this time, the Board expects the Measurement Date to be July 31, 1995. During the period from the Measurement Date through the Effective Date, the Board intends to require that all distributions made by the Partnership that have not otherwise been accounted for be on a pro rata basis based on the amounts in Limited Partners' capital accounts. This will be necessary to ensure that relative capital accounts do not change after the Measurement Date. The Board will have the authority to cancel a Measurement Date and institute a new Measurement Date in its discretion. The Board would be able to exercise this authority in the event that the Public Offering is postponed for any reason.

     Immediately after the Merger, but prior to the Public Offering, Limited Partners and Shareholders will hold 100% of the outstanding Common Shares. The Merger is being structured so that neither the Limited Partners and Shareholders nor the Company will recognize any taxable gain or loss in connection with the Merger. See "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN STATE AND LOCAL INCOME TAX CONSIDERATIONS."

     Certain provisions of the amended and restated Articles of Incorporation and the amended and restated Code of Regulations implemented as a result of the Merger may have the effect of discouraging unsolicited takeover proposals. These provisions include: provisions which would require the approval of two-thirds of the Company's shareholders for certain actions, including mergers, sales of all or substantially all of the Surviving Corporation's assets or the adoption of amendments to the Surviving Corporation's articles of incorporation or code of regulations; a fair price provision which would require a potential acquiror to pay all shareholders the highest price paid during a specified time prior to the commencement of the tender offer; a control share acquisition provision which would require shareholder approval prior to certain acquisitions of controlling blocks of Common Shares; a provision requiring certain shareholder or board approvals in the event of transactions between the Company and certain interested shareholders; and certain other provisions relating to the taking of action by shareholders. See "DESCRIPTION OF THE COMMON SHARES -- Anti-Takeover Provisions of the Surviving Corporation's Organizational Documents."

The Public Offering

     Shortly after the Merger occurs, the Company intends to offer a number of Common Shares to the public in a firm commitment underwritten public offering registered under the Securities Act. The Public Offering involves the Pricing and the closing of the Public Offering (the "Closing"). The Merger would not take place until immediately prior to the Pricing. At the Pricing, the Company and the underwriters will enter into an underwriting agreement pursuant to which the underwriters will become obligated, subject to certain conditions, to purchase a number of Common Shares equal to approximately 25% of the Common Shares that would be outstanding after the Public Offering. The underwriters would purchase such shares at a price to be determined at the Pricing. The conditions under which the underwriters will not be obligated to close the Public Offering, have not yet been determined. However, the Company anticipates that such conditions would be limited to matters that are primarily within the Company's control or are otherwise likely to be fulfilled or waived at the time of the Closing. Such conditions would generally involve the absence of material adverse developments with respect to the Company, the Public Offering or the financial markets generally. Subject to such conditions, the Closing would take place approximately one week after the Pricing. In the event any conditions to closing the Public Offering are not fulfilled or waived and the Closing does not occur, the Merger would still have taken place, causing the Company to lose the benefits of operating in partnership form, while failing to realize many of the advantages discussed herein with respect to having a liquid public market for the Common Shares at such time. The Company believes, however, that the risk of the Closing not occurring once the Merger and the Pricing have occurred is remote. In the unlikely event that the Closing were not to occur after the Merger and the Pricing occurred, the Company anticipates that it would seek to close an underwritten public offering as soon threreafter as possible.

     The Company has the option, until immediately prior to the Pricing, of choosing not to proceed with the Merger. The Merger and the Public
Offering are interrelated. The Company does not intend to implement the merger until immediately prior to the Pricing of the Public Offering. The willingness of the Company to proceed with the Public Offering will depend on a number of factors, including the Company's performance and general stock market conditions. Therefore, there can be no assurances that the Public Offering will occur even if the Merger is approved, or that it will occur in the time period set forth above. In addition, no prediction can be made as to the price at which the Common Shares will trade if the Public Offering does occur. See "RISK FACTORS -- Uncertainty Regarding Market Price for Common Shares."

     The Public Offering is expected to occur in the fall of 1995. Upon consummation of the Public Offering, the shareholders of the Surviving Corporation will be (i) persons who are currently Limited Partners of the Partnership, (ii) persons who are currently Shareholders of the General Partner and (iii) persons purchasing Common Shares in the Public Offering.

     The Company expects that the underwriters in the Public Offering will request that all persons who receive Common Shares as a result of the Merger agree not to sell their Common Shares for a period of 180 days after the Public Offering. All holders of Common Shares who are "affiliates" of the Company will also be subject to certain additional resale restrictions pursuant to Rule 145 under the Securities Act. See "RESALE OF COMMON SHARES."

     Limited Partners may be offered the opportunity to sell a limited number of Common Shares in a simultaneous secondary offering as part of the Public Offering. The total number of Common Shares to be included in any such secondary offering will be determined in the sole discretion of the Company in consultation with the managing underwriters. The Company intends to offer all persons who receive Common Shares in the Merger an opportunity to sell a limited number of shares in any such secondary offering. Each holder of Common Shares is expected to be offered this opportunity on a pro rata basis, based on the number of Common Shares held by such holder of Common Shares and the total number of Common Shares to be outstanding immediately after the Merger. A holder of Common Shares participating in any such secondary offering will be obligated to bear all underwriting discounts and commissions payable with respect to the Common Shares sold by such holder and a pro rata portion of certain expenses related to the registration and sale of such Common Shares. These discounts, commissions and expenses are expected to be significantly higher than the costs that would be incurred by a holder selling Common Shares in the stock market after the Public Offering. If given an opportunity to sell in a secondary offering as part of the Public Offering, a holder of Common Shares would have to weigh these additional costs against the applicable restrictions on selling shares into the market discussed above and under "RESALE OF COMMON SHARES." Although the Company intends to include a secondary offering of Common Shares as part of the Public Offering, there can be no assurances made at this time as to whether and to what extent the Public Offering will include a secondary offering.

Elimination of Cumulative Voting

     Ohio law and the General Partner's current articles of incorporation permit shareholders to cumulate votes in the election of directors. Under cumulative voting, holders of the General Partner's Class B Common Shares are entitled to a number of votes per share equal to the number of directors to be elected and all directors are voted upon simultaneously. Holders of shares may cast all of their votes for a single director candidate or distribute them among two or more director candidates. As a consequence of cumulative voting, shareholders representing a relatively small number of the voting shares may have the power to nominate and elect one or more directors.

     The Board of Directors recommends that cumulative voting not be employed in the election of directors after the Merger and the Public Offering. Without cumulative voting, the Board would be elected based on which candidates receive a plurality of the votes cast. This method of voting, which is much more common among publicly held companies than cumulative voting, requires that a director candidate receive relatively wide support to be elected. By providing for plurality voting in the election of directors, approval of the proposal to eliminate cumulative voting should help ensure that each director acts in the best interests of more than just a minority shareholder or group of shareholders. See "APPROVAL OF THE PROPOSAL TO ELIMINATE CUMULATIVE VOTING."

Employee Benefit Plans

     The Board of Directors has approved a Long-Term Performance Compensation Plan and an Employee Share Purchase Plan (collectively, the "Plans"), subject to Shareholder approval and the consummation of the Merger. The Long-Term Performance Compensation Plan will provide certain of the Company's employees with share options and/or performance awards based on the performance of the Company as a whole and of each recipient individually. In addition, directors will be granted options to purchase Common Shares based on a predetermined formula. In each case, the exercise price of such options will be the market price of the Common Shares on the date of the grant. The Employee Share Purchase Plan will provide the Company's employees with the opportunity to purchase Common Shares through a payroll deduction plan. The Plans have been adopted to provide the benefits of equity based performance compensation in a manner that will only be available to the Company once the Common Shares are publicly traded. Thus, even if approved, the Plans will not be implemented unless the Merger is consummated. See "APPROVAL OF THE LONG-TERM PERFORMANCE COMPENSATION PLAN" and "APPROVAL OF THE EMPLOYEE SHARE PURCHASE PLAN."

     The Company currently sponsors an Employee Bond Purchase Plan that was designed to provide employees with a way to invest in unsecured, subordinated debt obligations of the Partnership (the "Employee Bonds"). The Employee Bonds could under certain circumstances be converted into equity in the Partnership. The Employee Bonds bear interest equal to 75% of the annual rate of return on the Partnership's equity, with a minimum interest rate of 4% per annum and a maximum interest rate of 18% per annum. Interest is paid in cash only to the extent requested by the holder of an Employee Bond and subject to certain other restrictions. All interest not paid in cash is added to the principal amount of the Employee Bond. The Employee Bonds are callable on demand.

     As part of the Merger, all obligations of the Partnership under the Employee Bonds will be assumed by the Surviving Corporation. Since the Plans are expected to provide a more effective means of expanding the equity ownership of employees, the Surviving Corporation intends to terminate the Employee Bond Purchase Plan promptly after the Merger. At such time, the Surviving Corporation also plans to offer to exchange Common Shares for all then outstanding Employee Bonds. This exchange is expected to be offered on a basis similar to that governing the exchange of Limited Partners' capital accounts in the Merger. Each Employee Bond holder is expected to be offered an opportunity to exchange such Employee Bond based on an exchange ratio of one Common Share for each $8 of Employee Bond principal outstanding at the time of the exchange. The Surviving Corporation currently intends to call all Employee Bonds that are not exchanged for Common Shares. The Partnership as of April 7, 1995 had approximately $250,000 in principal amount of Employee Bonds outstanding held by approximately 100 employees of the Company. The Partnership does not expect that additional Employee Bonds will be offered unless the Merger is not approved or is otherwise no longer being pursued.
See "TERMINATION OF EMPLOYEE BOND PURCHASE PLAN."

Partners Meeting

     Date, Time and Place. The special meeting of the Limited Partners (the "Partners Meeting") will be held on June 29, 1995 at 7:00 p.m., local time, at The Andersons Conference Center, located at 535 Illinois Avenue, in Maumee, Ohio 43537.

     Purpose of the Meeting. At the Partners Meeting, Limited Partners of record as of the Partners Record Date (as defined below) will be asked to approve and adopt the Merger Agreement, a copy of the form of which is attached hereto as Appendix A, by which the Merger will occur (the "Merger Proposal").

     Partners Record Date; Limited Partners Entitled to Vote. Only Limited Partners as of the close of business on March 31, 1995 (the "Partners Record Date") are entitled to notice of and to vote at the Partners Meeting and any adjournment or postponement thereof. As of the Partners Record Date, there were 218 Limited Partners.

     Vote Required. Approval of the Merger Proposal will require the affirmative vote of 80% of the Limited Partners voting on a one-vote-per-partner basis. As of the Partners Record Date, all directors and executive officers of the General Partner and their affiliates, as a group, represented 24 of the 218 Limited Partners entitled to vote at the Partners Meeting, or 11% of the Limited Partners.

Shareholders Meeting

     Date, Time and Place. The special meeting of Shareholders (the "Shareholders Meeting") will be held on June 29, 1995, at 7:00 p.m., local time, at The Andersons Conference Center, located at 535 Illinois Avenue, in Maumee, Ohio 43537.

     Purpose of the Meeting. At the Shareholders Meeting, Shareholders of record as of the Shareholders Record Date (as defined below) will be asked to consider and vote (i) to approve the Merger Proposal, (ii) approve the proposal to eliminate cumulative voting and (iii) to approve the adoption of the Plans.

     Shareholders Record Date; Shareholders Entitled to Vote. Only Shareholders as of the close of business on March 31, 1995 (the "Shareholders Record Date") are entitled to notice of and to vote at the Shareholders Meeting and any adjournment or postponement thereof. As of the Shareholders Record Date, there were 4,608.4 Class A Common Shares outstanding and entitled to vote and 5,720 Class B Common Shares outstanding and entitled to vote.

     Vote Required. Approval of the Merger Proposal will require the affirmative vote of two-thirds of the outstanding Class A Common Shares and Class B Common Shares entitled to vote, each voting as a separate class. Approval of the proposal to eliminate cumulative voting will require the affirmative vote of at least two-thirds of the outstanding Class B Common Shares and of as much as 83% of the outstanding Class B Common Shares, depending on the number of votes cast against such proposal. Approval of the adoption of the Plans will require the affirmative vote of a majority of the outstanding Class B Common Shares entitled to vote. As of the Shareholder Record Date, all executive officers and directors of the General Partner and their respective affiliates as a group owned 866 Class A Common Shares, or approximately 19%, of the Class A Common Shares entitled to vote and 1,146 Class B Common Shares, or approximately 20%, of the Class B Common Shares entitled to vote.

Advantages of the Merger and the Public Offering

       Liquidity and Market Valuation. LP Interests, Class A Common Shares and Class B Common Shares (collectively, the "Existing Securities") are not publicly traded and have limited liquidity. The primary means of liquidity for holders of Existing Securities has been requesting the Company to redeem such securities. Although the Company is not obligated to honor any such request, it has done so historically from time to time, using its available cash to redeem such securities at book value. After the Public Offering, however, the Common Shares are expected to be traded on the Nasdaq National Market and thus, there is expected to be a liquid market for selling the Common Shares and a readily determinable market value for the Common Shares. With a liquid market for Common Shares, equity holders would no longer be required to rely solely on the Company as a source of liquidity, and the Company would no longer be required to use its cash to provide such liquidity. Instead, it is expected that holders of Common Shares will be able to sell their Common Shares in the public market from time to time, subject to certain restrictions, for their fair market value.

       Access to Equity Markets. In the Public Offering, the Company will raise capital for various purposes, including the pursuit of corporate growth opportunities and/or the repayment of debt. Although the Company currently has no plans for additional equity offerings, the existence of publicly traded equity securities is expected to provide it with future access to the public equity markets.

       Greater Flexibility Regarding Capital Resources. The Company will have greater flexibility with respect to the use of capital resources because it will not have to use available cash to repurchase Common Shares. As discussed above, the Partnership has from time to time used its cash to repurchase Existing Securities when requested to do so by Limited Partners. There are also potential tax advantages (and corresponding financial advantages) to conducting a business through a corporation that should allow the Company greater flexibility with respect to the management of its capital resources. Shareholders will defer the payment of taxes on income earned by the Company until the Company distributes such income in the form of dividends. Limited Partners, by contrast, are taxed as soon as the Partnership earns income. Limited Partners are taxed on such income at their individual federal tax rate, which may exceed the maximum corporate federal tax rate. Because of this immediate tax, the Partnership has been forced to distribute a substantial portion of its income to allow its partners to pay their taxes. This has limited the ability of the Partnership to accumulate cash and property in order to expand its business. Thus, the Surviving Corporation as a corporation can accumulate income for business expansion without financially harming its shareholders' ability to pay taxes.

       Acquisition Currency.   After the Public Offering,  the Company may be
able to use Common Shares as consideration in its acquisition of other
businesses.   The use of readily tradeable equity securities such as Common
Shares as an acquisition currency is advantageous because it may be more tax efficient to the seller of a business than a cash transaction and it allows the Company to consummate acquisitions without depleting cash resources. It also allows a seller to continue to hold an equity interest in the business acquired by the Company through equity ownership in the Company after such acquisition. The use of Common Shares in acquisitions can also enable the Company to use advantageous pooling accounting methods if certain conditions are met.

       Performance Compensation. The availability of Common Shares will permit the Company to provide its key employees with equity based performance compensation. Although a number of employees currently own Existing Securities, the Company believes providing equity based performance compensation through the use of Common Shares will allow broader employee participation in the Company's equity, provide a more accurate measure of the Company's performance as a result of the Common Shares having a readily ascertainable value, and provide the Company with more flexibility in designing equity based performance compensation. The Plans are intended to provide such benefits.

       Greater Employee Ownership. Given the complex tax reporting requirements associated with being a limited partner and the administrative burden placed on the Partnership as a result of having a significant number of additional limited partners, it has not been feasible for the Partnership to offer ownership opportunities to a broad range of employees. By having the Common Shares available, however, the Company will be able to offer ownership opportunities to all employees. The Board believes that widespread employee ownership is in the best interest of the Company and its shareholders. The Employee Share Purchase Plan is intended to provide for this type of employee ownership participation.

       Simplified Tax Reporting. Limited Partners will no longer be burdened with the cumbersome and complex tax reporting requirements imposed on them under federal and multiple state partnership tax laws.

Disadvantages of the Merger and the Public Offering

       Taxation. The Partnership itself does not pay any federal income taxes. After the Merger, the Surviving Corporation will be subject to federal income tax. Shareholders of the Surviving Corporation will also be required to pay federal income taxes on any dividends that they receive from the Surviving Corporation and on any gain from the sale or exchange of Common Shares. Thus, while in partnership form only one level of federal income tax is imposed (i.e., on the Limited Partners themselves), in corporate form two levels of federal income tax are imposed (i.e., one on the Surviving Corporation and one on its shareholders to the extent they receive dividends or recognize gain on the sale or exchange of shares). See "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN STATE AND LOCAL INCOME TAX CONSIDERATIONS."

       Significant Reduction in Distributions. The Partnership currently makes significant quarterly cash distributions to Limited Partners. A portion of these distributions (generally referred to by the Partnership as "tax distributions") are distributed to Limited Partners to provide them with cash to pay federal, state and local taxes on the Partnership's income imposed directly on the Limited Partners. Amounts above the tax distributions are also made available for distribution to Limited Partners (generally referred to by the Partnership as "cash distributions"). Limited Partners are not required, however, to accept all or any portion of the distributions authorized by the Board of Directors of the General Partner.


     In 1994, the total amount distributed to Limited Partners was approximately $4.4 million, of which approximately $3.3 million was in the form of tax distributions and $1.1 million was in the form of cash distributions. The Partnership made available in 1994 additional tax distributions of approximately $2.2 million and additional cash distributions of approximately $1 million. These additional distribution amounts were retained in the capital accounts of the Limited Partners that decided to decline to accept the distributions. Therefore, the total amount of cash available for distribution to Limited Partners in 1994 was approximately $7.6 million.

     Unlike the Partnership, the Surviving Corporation will itself be subject to federal tax on its income. Holders of Common Shares will not be subject to federal tax on such income except to the extent dividends are paid. See "FEDERAL INCOME TAX CONSIDERATIONS." Therefore, the Surviving Corporation is expected to make significantly lower distributions than the Partnership has made.

     The Board of Directors currently anticipates that the Surviving Corporation will pay cash dividends in an amount which would result in cash flow to shareholders of approximately one-half of that which Limited Partners would receive under the Partnership's current distribution policy. In other words, the anticipated dividends are expected to be approximately one-half of the amount of what the Partnership made available for cash distributions. When taking into account the fact that the owners of the Surviving Corporation, as shareholders instead of Limited Partners, will pay taxes on the amounts distributed, cash dividends in the amount currently anticipated would result in an after-tax cash flow to shareholders of approximately one-third of the cash distributions that Limited Partners would receive under the Partnership's current distribution policy (assuming current tax rates).

     To illustrate the foregoing, consider a Limited Partner who in a given year receives total distributions from the Partnership of $14,000 of which $10,000 is a tax distribution and $4,000 is a cash distribution. Such Limited Partner would have a net cash flow of $4,000, because the $10,000 tax distribution would be used to pay the taxes payable by such Limited Partner on the Partnership's income. The Surviving Corporation, however, assuming the currently anticipated dividend level, would distribute to such Limited Partner (who would then be a shareholder) only $2,000, which is one-half of the $4,000 cash flow made available to such Limited Partner as a partner in the Partnership. On an after-tax basis, assuming a 40% tax rate, the cash flow for such Limited Partner as a shareholder of the Surviving Corporation would be $1,200 (i.e., $2,000 minus $800 in taxes), which is slightly less than one-third of the $4,000 cash flow made available to such Limited Partner as a partner in the Partnership.

     It is important to realize that the actual amount of dividends, if any, to be paid will be determined by the Surviving Corporation's Board of Directors in its sole discretion, generally taking into account a number of factors, including operating performance, liquidity and capital requirements. There can be no assurances that the currently anticipated level of cash dividends will in fact be paid, just as there can be no assurances that Partnership distributions will continue at historic levels.

       Uncertainty Regarding Market Price of Common Shares.   Trading prices
for the Common Shares will be influenced by many factors, including the depth and liquidity of the market for the Common Shares, the Company's dividend policy, the possibility of future sales of Common Shares by the Company or its shareholders, investors' perception of the Company and its businesses, and general economic and stock market conditions. No prediction can be made as to the price at which the Common Shares will trade. Limited Partners and Shareholders have not previously had access to an active trading market for the Existing Securities. Thus, it is possible that they may wish to sell their Common Shares into the market from time to time after the Merger. The sale of Common Shares into the market after the Merger might have an adverse effect on the market price of the Common Shares.

Alternative to the Merger

     The General Partner has no plans at this time to accomplish any other organizational change in lieu of the Merger in the event the Merger is not approved by Limited Partners and Shareholders. Thus, the alternative to the Merger is to retain the current Partnership structure for the foreseeable future and not pursue a public offering.

Recommendations

     After considering the advantages and disadvantages of the Merger, the proposal to eliminate cumulative voting and the Plans, the General Partner believes that the Merger is fair to, and in the best interests of, the Limited Partners and Shareholders, that approval of the proposal to eliminate cumulative voting is in the best interests of the Shareholders and that the Plans are in the best interests of the Shareholders. The Board of Directors of the General Partner recommends that each of its Shareholders vote to approve the Merger, the proposal to eliminate cumulative voting and the Plans, and in its capacity as general partner of the Partnership, the General Partner recommends that each Limited Partner vote to approve the Merger. See "THE MERGER -- Recommendation," "APPROVAL OF THE PROPOSAL TO ELIMINATE CUMULATIVE VOTING -- Recommendation," "APPROVAL OF THE LONG-TERM PERFORMANCE COMPENSATION PLAN -- Recommendation" and "APPROVAL OF THE EMPLOYEE SHARE PURCHASE PLAN -- Recommendation."

Dissenting Shareholders and Limited Partners

     If the Merger is consummated, shareholders who vote against or abstain from voting on the Merger will have a right to be paid the fair value of their shares in cash upon the satisfaction of certain conditions, as provided in
Section 1701.85 of the Ohio General Corporation Law (the "OGCL"). Section 1782.436 of the Ohio Revised Code provides a similar remedy for Limited Partners who vote against or abstains from voting on the Merger. A dissenting Shareholder or Limited Partner will be entitled to the rights provided by Sections 1701.85 and 1782.436 to the extent that such Shareholder or Limited Partner (i) votes against or abstains from voting on the Merger Proposal and
(ii) within 10 days after the Special Meetings, makes a written demand on the Company for payment of the "fair cash value" of the Existing Securities with respect to which relief is sought, setting forth the amount claimed as the "fair cash value" thereof. See "RIGHTS OF DISSENTING SHAREHOLDERS AND LIMITED PARTNERS."

Summary Financial Information of the Partnership and the General Partner and Summary Unaudited Pro Forma Financial Information of the Surviving Corporation


     The following tables set forth summary historical and unaudited pro forma financial and operating information of the Partnership and the General Partner as of the dates and for the periods indicated. The selected historical financial information of the Partnership and the General Partner for the years ended December 31, 1994, 1993, 1992, 1991, and 1990 have been derived from financial statements which have been audited by Ernst & Young LLP, independent auditors. The summary unaudited pro forma financial information gives effect to the Merger as if it occurred (i) January 1, 1995, 1994, 1993 and 1992, with respect to income statement data for the year then ended and (ii) March 31, 1995 with respect to balance sheet data as of March 31, 1995. The tables should be read in conjunction with the Pro Forma Condensed Financial Information and the Financial Statements (in each case, including the notes thereto) included elsewhere in this Joint Proxy Statement/Prospectus.


              Summary Financial Information of the Partnership
   (dollars in thousands, except per $1,000 of weighted average partners'
                                capital data)

                             For the Three Months           For the Year Ended December 31:
                                Ended March 31
INCOME STATEMENT DATA:          1995        1994       1994      1993      1992      1991      1990
Sales and revenues            $203,010    $218,699   $952,758  $776,457  $753,167  $643,063  $643,417
Operating profit                 6,411       4,530     28,720    21,170    18,300    13,987    16,157
Income from continuing
  operations                     1,923       2,085     15,137    11,079    10,130     4,516     5,260
Net income                       1,923       2,085     15,137    11,079     7,636     2,825     3,859
Allocation of net income
  per $1,000 of weighted
  average partners' capital         30          38        287       234       177        67        90
Weighted average
  partners' capital             64,079      54,901     52,696    47,405    43,101    41,939    43,048

                                           As of                  As of December 31:
                                          March 31,
BALANCE SHEET DATA:                         1995       1994      1993      1992      1991      1990
Total assets                              $362,607   $350,184  $356,502  $255,501  $290,110  $234,319
Long-term debt and other
  long-term obligations                     72,793     74,277    55,817    47,570    49,884    50,134
Partners' capital                           65,733     63,978    55,411    51,120    42,508    45,812


            Summary Financial Information of the General Partner
           (dollars in thousands, except share and per share data)


                             For the Three Months           For the Year Ended December 31:
                                Ended March 31
INCOME STATEMENT DATA:          1995        1994       1994      1993      1992      1991      1990
Sales and revenues            $ 18,413    $ 15,792   $70,395   $63,107   $57,388   $55,358   $51,582
Net income                          45           5       252       146         9        25        46
Net income per Class A
  Share                           9.80        0.99     54.72     31.66      1.96      5.38      9.91
Weighted average number
  of Class A Common Shares
  outstanding                    4,608       4,612     4,612     4,624     4,633     4,591     4,691

                                           As of                   As of December 31:
                                          March 31,
BALANCE SHEET DATA:                         1995       1994      1993      1992      1991      1990
Total assets                             $ 12,405    $12,984   $11,432    $8,841    $8,580    $7,783
Long-term debt and other long-
  term obligations                          3,275      3,060     2,413     1,756     1,489     1,580
Shareholders' equity                        1,904      1,862     1,607     1,473     1,445     1,448



                     Summary Unaudited Pro Forma Financial Information of the Surviving Corporation
                                 (dollars in thousands, except share and per share data)

                                      For the Three             For the Year Ended December 31:
                                      Months Ended
UNAUDITED PRO FORMA CONDENSED           March 31
STATEMENTS OF INCOME:              1995          1994            1994          1993          1992
Sales and revenues and other
  income                         $203,637     $219,385     $  955,516    $  780,331    $  757,111
Cost of sales and revenues        167,293      187,858        806,152       650,144       639,754
Gross profit                       36,344       31,527        149,364       130,187       117,357


Operating, administrative and
  general expenses                 31,221       27,305        126,227       113,235       101,116
Interest expense                    3,142        2,101          8,395         6,168         6,326
                                   34,363       29,406        134,622       119,403       107,442

Income before income taxes from
  continuing operations             1,981        2,121         14,742        10,784         9,915
Income taxes                          804          852          6,099         4,478         4,106
Income from continuing
  operations                        1,177        1,269          8,643         6,306         5,809

Discontinued operations, net of
  applicable income taxes of
  $1,023                                                                                   (1,471)
Pro forma net income             $  1,177     $  1,269     $    8,643    $    6,306    $    4,338


Pro forma net income per Common
  Share                          $    .15          .17     $     1.15    $     0.84    $     0.58

Pro forma Common Shares
  outstanding                   7,666,147     7,666,147     7,543,152     7,543,152     7,543,152

                                                                                           As of
UNAUDITED PRO FORMA CONDENSED                                                            March 31,
BALANCE SHEET DATA:                                                                        1994

Total assets                                                                            $ 369,134
Long-term debt and other long-term obligations                                             76,687
Shareholders' equity                                                                       61,031



                            INTRODUCTION

     This Joint Proxy Statement/Prospectus is the proxy statement of the Partnership and the proxy statement of the General Partner, and is being furnished to Limited Partners and Shareholders, in each case of record as of the Record Date, in connection with the solicitation on behalf of the Board of Directors of the General Partner of proxies to be used at special meetings to be held on June 29, 1995, and at any and all adjournments and postponements thereof, to consider the Merger Proposal, to consider the proposal to eliminate cumulative voting and to consider adoption of the Plans.

     A vote in favor of the Merger would have the effect of a vote in favor of a series of interrelated changes to the current organizational form of the Partnership and the General Partner, including (a) merging the Partnership with and into the General Partner, as a result of which the General Partner would be the Surviving Corporation, (b) terminating the Partnership's legal existence by operation of law, (c) changing the name of the Surviving Corporation to The Andersons, Inc., (d) creating a single class of Common Shares, (e) converting the Class A Common Shares and Class B Common Shares into Common Shares, (f) converting the LP Interests into Common Shares and
(g) adopting certain amendments to the Surviving Corporation's Articles of Incorporation and Code of Regulations which may have the effect of discouraging unsolicited proposals to acquire control of the Surviving Corporation.

     The primary purpose of the Merger is to permit the Surviving Corporation to consummate the Public Offering. The Company has been informed by its financial advisors that the conversion to corporate form that would occur through the Merger is necessary to maximize the value of the Company in a public offering.

     The Surviving Corporation will execute the Merger immediately prior to the Pricing. The General Partner expects that prior to the consummation of the Public Offering, the Common Shares will have been approved for quotation on the Nasdaq National Market subject to notice of issuance. No prediction can be made, however, as to the price at which the Common Shares will trade. See "RISK FACTORS -- Uncertainty Regarding Market Price for Common Shares." The primary purpose of the adoption of the Plans is to provide for equity participation for all employees and equity based performance compensation for employees and directors of the Surviving Corporation. The Merger, the Public Offering and the Plans are interrelated. The Company does not intend to implement the Merger until immediately prior to the Pricing of the Public Offering. See "THE PUBLIC OFFERING." The Plans will not be implemented unless the Merger is consummated. The proposal to eliminate cumulative voting will not be implemented unless the Merger is approved, but the Merger, the Public Offering and the Plans are not contingent upon approval of the proposal to eliminate cumulative voting.

The Partners Meeting

     The General Partner has fixed the close of business on March 31, 1995 as the record date for determining Limited Partners entitled to notice of and to vote at the Partners Meeting. Only Limited Partners of record at the close of business on such date will be entitled to vote at the Partners Meeting.
At the close of business on the Partners Record Date, there were 218 Limited Partners. Each Limited Partner will be entitled to one vote. Limited Partners entitled to vote at the Partners Meeting and which are represented by properly executed proxies, will, unless such proxies have been revoked, have their votes cast in accordance with the instructions indicated on such proxies.

     If no contrary instructions are indicated, such Limited Partners' votes will be cast FOR the approval and adoption of the Merger Agreement and will be cast in the discretion of the proxy holders as to any other matter that may properly come before the Partners Meeting. The General Partner knows of no other business that will be presented for consideration at the Partners Meeting.

     A Limited Partner who has given a proxy may revoke it at any time prior to its exercise at the Partners Meeting by delivering an instrument of revocation or a duly executed proxy bearing a later date to the General Partner, or by attending the Partners Meeting and voting in person.

     Under the Partnership Agreement, the affirmative vote of 80% of the Limited Partners, voting on a one-vote-per-partner basis, is required for approval and adoption of the Merger Agreement.

     Because the affirmative vote of 80% of the Limited Partners, voting on a one-vote-per-partner basis, is required for approval of the Merger Proposal, a failure to vote will have the effect of a vote AGAINST the Merger Proposal. It is therefore extremely important that you vote either by proxy or in person at the Partners Meeting.

     As of the Partners Record Date, all directors and executive officers of the General Partner and their affiliates, as a group, represented 24 of the 218 Limited Partners entitled to vote at the Partners Meeting, or 11% of the Limited Partners.

     In addition to the solicitation of proxies by mail, directors, officers and other employees of the General Partner, without receiving additional compensation therefor, may solicit proxies in person or by telephone or similar means of communication. The Partnership will bear the costs of soliciting proxies from the Limited Partners. See "THE MERGER -- Costs of the Merger."

The Shareholders Meeting

     The Board of Directors of the General Partner has fixed the close of business on March 31, 1995 as the record date for determining holders of Class A Common Shares and Class B Common Shares entitled to notice of and to vote at the Shareholders Meeting. Only holders of record of Class A Common Shares and holders of record of Class B Common Shares at the close of business on such date will be entitled to vote at the Shareholders Meeting. At the close of business on the Shareholders Record Date, 4,608.4 Class A Common Shares were outstanding, held by 186 shareholders of record, and 5,720 Class B Common Shares were outstanding, held by 183 shareholders of record. The Class A Common Shares have no voting rights except as otherwise required by Ohio law. Thus, holders of Class A Common Shares will be entitled to vote only on the Merger Proposal. Holders of Class B Common Shares will be entitled to vote on the Merger Proposal, on the proposal to eliminate cumulative voting and on each of the Plans. Each Class A Common Share and Class B Common Share will be entitled to one vote on each matter voted on by such shares. Class A Common Shares and Class B Common Shares entitled to be voted at the Shareholders Meeting and which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies.


     If no contrary instructions are given on the Proxy, (i) such Class A Common Shares will be voted FOR approval and adoption of the Merger Proposal,
(ii) such Class B Common Shares will be voted FOR approval and adoption of the Merger Proposal, FOR approval and adoption of the proposal to eliminate cumulative voting and FOR approval and adoption of each of the Plans and
(iii) all such shares will be voted in the discretion of the proxy holders as to any other matter that may properly come before the Shareholders Meeting.


     The Board of Directors of the General Partner knows of no other business that will be presented for consideration at the Shareholders Meeting. A Shareholder who has given a proxy may revoke it at any time prior to its exercise at the Shareholders Meeting by delivering a notice of revocation or a duly executed proxy bearing a later date to the General Partner, or by attending the Shareholders Meeting and voting in person.

     Under Ohio law, the affirmative vote of the holders of two-thirds of the outstanding Class A Common Shares, voting as a class, and two-thirds of the Class B Common Shares, voting as a class, is required for approval of the Merger Proposal.

     Because the affirmative vote of two-thirds of each such class is required for approval of the Merger Proposal, a failure to vote on the Merger Proposal will have the effect of a vote AGAINST the Merger Proposal. It is therefore extremely important that you vote either by proxy or in person at the Shareholders Meeting.

     Also under Ohio law, a proposal to eliminate the right of shareholders to cumulate their votes in the election of directors requires the approval of the holders of two-thirds of the common shares entitled to vote; provided, however, that such a proposal may not be adopted if the holders of a number of shares sufficient to elect at least one director vote against such proposal. Given the current size of the classes of General Partner's Board of Directors, a holder or group of holders of 17% of the Class B Common Shares could cumulate their votes to elect a single director in an election of five directors (which is the largest class of the current Board). Thus, approval of the proposal to eliminate cumulative voting will require the affirmative vote of at least two-thirds of the Class B Common Shares and of as much as 83% of the Class B Common Shares, depending upon how many holders cast their votes against the proposal to eliminate cumulative voting. An abstention or failure to vote does not count as a vote against the proposal to eliminate cumulative voting.

     Approval of the adoption of the Plans will require the affirmative vote of the holders of a majority of the outstanding Class B Common Shares present at the Shareholders Meeting, in person or by proxy, and entitled to vote. An abstention or failure to vote does not count as a vote against the Plans.

     As of the Shareholder Record Date, there were 4,608.4 Class A Common Shares outstanding and 5,720 Class B Common Shares outstanding. As of the Shareholder Record Date, all directors and executive officers of the General Partner and their affiliates, as a group, beneficially owned (i) 866 Class A Common Shares, or approximately 19% of the Class A Common Shares entitled to vote, and (ii) 1,146 Class B Common Shares, or approximately 20% of the Class B Common Shares entitled to vote.

     In addition to the solicitation of proxies by mail, directors, officers and other employees of the General Partner, without receiving additional compensation therefor, may solicit proxies in person or by telephone, telegram or similar means of communication. The General Partner will bear the costs of soliciting proxies from the Shareholders. See "THE MERGER -- Costs of the Merger."

                                RISK FACTORS

     Before voting on the Merger Proposal and the other matters to be voted on at the Special Meetings, each Limited Partner and each Shareholder should carefully read this entire Joint Proxy Statement/Prospectus, including the Appendices, and should give particular attention to the following considerations.

Taxation

     The Partnership itself does not pay any federal income taxes. After the Merger, the Surviving Corporation will be subject to federal income tax. Shareholders of the Surviving Corporation will also be required to pay federal income taxes on any dividends that they receive from the Surviving Corporation and on any gain from the sale or exchange of Common Shares.
Thus, while in partnership form only one level of federal income tax is imposed (i.e., on the Limited Partners themselves), in corporate form two levels of federal income tax are imposed (i.e., one on the Surviving Corporation and one on its shareholders to the extent they receive dividends or recognize gain on the sale or exchange of shares). See "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN STATE AND LOCAL INCOME TAX CONSIDERATIONS."

Significant Reduction in Distributions

     The Partnership currently makes significant quarterly cash distributions to Limited Partners. A portion of these distributions (generally referred to by the Partnership as "tax distributions") are distributed to Limited
Partners to provide them with cash to pay federal, state and local taxes on the Partnership's income imposed directly on the Limited Partners.
Additional amounts are also made available for distribution to Limited Partners (generally referred to by the Partnership as "cash distributions"). Limited Partners are not required, however, to accept all or any portion of the distributions authorized by the Board of Directors of the General Partner.

     In 1994, the total amount distributed to Limited Partners was approximately $4.4 million, of which approximately $3.3 million was in the form of tax distributions and $1.1 million was in the form of cash distributions. The Partnership made available in 1994 additional tax distributions of approximately $2.2 million and additional cash distributions of approximately $1 million. These additional distribution amounts were retained in the capital accounts of the Limited Partners that declined to accept the distributions. Therefore, the total amount of cash available for distribution to Limited Partners in 1994 was approximately $7.6 million.

     Unlike the Partnership, the Surviving Corporation will itself be subject to federal tax on its income. Holders of Common Shares will not be subject to federal tax on such income except to the extent dividends are paid. See "FEDERAL INCOME TAX CONSIDERATIONS." Therefore, the Surviving Corporation is expected to make significantly lower distributions than the Partnership has made.

     The Board of Directors currently anticipates that the Surviving Corporation will pay cash dividends in an amount which would result in cash flow to shareholders of approximately one-half of that which Limited Partners would receive under the Partnership's current distribution policy. In other words, the anticipated dividends are expected to be approximately one-half of the amount of what the Partnership made available for cash distributions. When taking into account the fact that the owners of the Surviving Corporation, as shareholders instead of Limited Partners, will pay taxes on the amounts distributed, cash dividends in the amount currently anticipated would result in an after-tax cash flow to shareholders of approximately one-third of the cash distributions that Limited Partners would receive under the Partnership's current distribution policy (assuming current tax rates).

     To illustrate the foregoing, consider a Limited Partner who in a given year receives total distributions from the Partnership of $14,000 of which $10,000 is a tax distribution and $4,000 is a cash distribution. Such
Limited Partner would have a net cash flow of $4,000, because the $10,000 tax distribution would be used to pay the taxes payable by such Limited Partner on the Partnership's income. The Surviving Corporation, however, assuming the currently anticipated dividend level, would distribute to such Limited Partner (who would then be a shareholder) only $2,000, which is one-half of the cash flow made available to such Limited Partner as a partner in the Partnership. On an after-tax basis, assuming a 40% tax rate, the cash flow for such Limited Partner as a shareholder of the Surviving Corporation would be $1,200 (i.e., $2,000 minus $800 in taxes), which is slightly less than one-third of the $4,000 cash flow made available to such Limited Partner as a partner in the Partnership.

     It is important to realize that the actual amount of dividends, if any, to be paid will be determined by the Surviving Corporation's Board of Directors in its sole discretion, generally taking into account a number of factors, including operating performance, liquidity and capital requirements. There can be no assurances that the currently anticipated level of cash dividends will in fact be paid, just as there can be no assurances that Partnership distributions will continue at historic levels.

Uncertainty Regarding Market Price of Common Shares

     Trading prices for the Common Shares will be influenced by many factors, including the depth and liquidity of the market for the Common Shares, the Company's dividend policy, the possibility of future sales of Common Shares by the Company or its shareholders, investors' perception of the Company and its businesses, and general economic and stock market conditions. No prediction can be made as to the price at which the Common Shares will trade. Limited Partners and Shareholders have not previously had access to an active trading market for the Existing Securities. Thus, it is possible that they may wish to sell their Common Shares into the market from time to time. The sale of Common Shares into the Market might have an adverse effect on the market price of the Common Shares.

Possible Dilution

     The percentage interest of holders of Common Shares issued in connection with the Merger in the assets, liabilities, cash flow and results of operations of the Company, as well as the percentage voting power of such holders, will be diluted as a result of the issuance of Common Shares in the Public Offering. In addition, the Surviving Corporation may issue additional equity securities in the future which would further dilute the percentage ownership of the then current shareholders. Under Nasdaq National Market rules, the Surviving Corporation may not issue Common Shares equal to 20% or more of the then outstanding Common Shares in connection with the acquisition of the shares or assets of another entity without shareholder approval. Issuances of additional Common Shares or preferred shares could adversely affect existing shareholders' equity interest in the Surviving Corporation and the market price of the Common Shares. In addition, although shareholders of the General Partner currently have preemptive rights to purchase a pro rata share of any offering of equity securities, these preemptive rights will be eliminated as a result of the Merger and will not apply with respect to the Common Shares issued in the Merger or the Public Offering.

Potential Voting Influence of the Anderson Family on the Company

     Lineal descendants of Harold and Margaret Anderson (collectively, together with each of their spouses and family trusts, the "Anderson Family") now own approximately 71% of the LP Interests in the Partnership, approximately 80% of the outstanding Class A Common Shares and approximately 78% of the outstanding Class B Common Shares. Immediately following the Merger, members of the Anderson Family collectively will beneficially own approximately 73% of the Common Shares. Immediately after the Public Offering (assuming no sale of shares in the Public Offering by members of the Anderson Family), members of the Anderson Family will beneficially own approximately 55% of the Common Shares. This would allow the Anderson Family to have significant influence over matters requiring shareholder approval if members of the Anderson Family were to vote their shares together as a group. The perception that members of the Anderson Family may vote in this manner may adversely affect the liquidity of the Common Shares and its trading value. However, there are over 70 Limited Partners who are members of the Anderson Family and no single Limited Partner, including any member of the Anderson Family (treating spouses as one member), owns more than 4% of the LP Interests of the Partnership. Moreover, no Limited Partner or Shareholder will own more than 4% of the Common Shares immediately after the Merger and this percentage will be even lower after the Public Offering. To the Company's knowledge, the members of the Anderson Family have not agreed to and do not otherwise coordinate their activities with respect to the voting or disposition of the Company's securities.

Addition of Provisions that May Discourage Changes of Control

     The Surviving Corporation's organizational documents and Ohio law contain provisions that may delay, defer or prevent a takeover attempt that a shareholder might consider to be in the shareholder's best interest, including offers that might result in a premium over the market price for Common Shares.


                                 THE MERGER

General

     The Board of Directors of the General Partner, on behalf of the General Partner and on behalf of the Partnership, is soliciting the proxies of Limited Partners and Shareholders to approve the Merger Proposal.

     Upon the Effective Date, the Partnership will merge with and into the General Partner and pursuant to the Merger Agreement and the amendment and restatement of the articles of incorporation of the General Partner that will be implemented in connection therewith, all of the LP Interests, Class A Common Shares and Class B Common Shares existing at the Effective Date will be converted into Common Shares in accordance with the following exchange ratios: (i) each $8 in a Limited Partner's capital account, calculated as of the Measurement Date, will be converted into one Common Share, with cash being paid for any fractional shares based on the book value of Common Shares on the Measurement Date, (ii) each $8 of book value represented by Class A Shares, calculated as of the Measurement Date, will be converted into one Common Share, with cash being paid for any fractional shares based on the book value of Common Shares on the Measurement Date and (iii) each $8 of book value represented by Class B Shares, calculated as of the Measurement Date, will be converted into one Common Share, with cash being paid for any fractional shares based on the book value of Common Shares on the Measurement Date.

     The Measurement Date will be a date set by the Board of Directors, which date will be after the vote on the Merger but prior to the Effective Date. The Board currently anticipates that the Measurement Date will be a date approximately 60 days prior to the date on which the Public Offering is expected to close. At this time, the Board expects the Measurement Date to be July 31, 1995. During the period from the Measurement Date through the Effective Date, the Board intends to require that all distributions made by the Partnership that have not otherwise been accounted for be on a pro rata basis based on the amounts in Limited Partners' capital accounts. This will be necessary to ensure that relative capital accounts do not change after the Measurement Date. The Board will have the authority to cancel a Measurement Date and declare a new Measurement Date in its discretion. The Board might cancel a Measurement Date and declare a new Measurement Date if the Public Offering were postponed for any reason.

Effects of the Merger

     As a result of the Merger, all of the assets now held directly by the Partnership will be held by the Surviving Corporation and the Partnership will cease to exist by operation of law. The Surviving Corporation will possess all of the assets, properties, rights and privileges, and will be subject to all the liabilities and obligations of both the Partnership and the General Partner existing at the time of the Merger. The directors and executive officers of the General Partner on the Effective Date will be the directors and executive officers of the Surviving Corporation.

The Merger Agreement

     The Merger will be consummated pursuant to the Merger Agreement if the Merger Proposal receives the requisite approval of the Limited Partners and Shareholders and the other applicable conditions to the Merger are satisfied or waived. The Merger Agreement is set forth in Appendix A hereto and is incorporated by reference into this Joint Proxy Statement/Prospectus.

     The Merger Agreement can be amended or terminated by the Board of Directors on behalf of either the Partnership or the General Partner; provided, however, that at any time after the Merger Agreement has been adopted by the Shareholders or the Limited Partners, the Board of Directors may not amend, modify or supplement the Merger Agreement to change the amount or kind of interests to be received by the Limited Partners or the Shareholders or to make any change if such change would, alone or in the aggregate, materially adversely affect the Limited Partners or the Shareholders.

Amendments to Organizational Documents

     The Merger Agreement provides that the General Partners's Articles of Incorporation and Code of Regulations will be amended and restated to contain provisions that would, among other things, change the name of the Company to "The Andersons, Inc.," revise the Company's capital structure as described under "DESCRIPTION OF THE COMMON SHARES," convert the General Partner's existing Class A Common Shares and Class B Common Shares into Common Shares at the exchange ratios described above, and tend to discourage the acquisition of control of the Company through an unsolicited takeover proposal as described under "DESCRIPTION OF THE COMMON SHARES -- Anti-Takeover Provisions of the Surviving Corporation's Organizational Documents."

Conditions to the Merger

     The Merger will not be completed unless it receives the requisite approval of the Limited Partners and Shareholders. Completion of the Merger is also subject to the receipt of the opinion described in "FEDERAL INCOME TAX CONSIDERATIONS." Receipt of this opinion may be waived in whole or in part by the Partnership and the General Partner in their sole discretion.

     Prior to the consummation of the Merger, the obligations of the parties to the Merger Agreement may be terminated at any time (including after approval of the Merger by the Limited Partners and Shareholders) if, among other things, (a) the Board of Directors adopts a resolution terminating the Merger Agreement or (b) a final injunction, order, or other action of a court or other governmental body prevents the consummation of the Merger.

Completing the Merger

     If the Merger is approved and the other conditions of the Merger Agreement are waived or satisfied, the closing date will be selected by the Board of Directors. The Company currently anticipates that the Merger will be consummated immediately prior to the Pricing of the Public Offering and that the Public Offering will be consummated in the fall of 1995. Upon completion of the Merger, the Limited Partners and Shareholders will be entitled to receive certificates for Common Shares issued in exchange for their Existing Securities.

Accounting Treatment of the Merger

     The acquisition by the Surviving Corporation of the assets and liabilities of the Partnership in connection with the Merger will be accounted for as a reorganization of entities under common control similar to a pooling of interests.

Costs of the Merger

     The Company estimates that the total costs and expenses of the Merger will be approximately $450,000 if completed and $400,000 if not completed. Such costs and expenses include legal and accounting fees, registration, recording and filing expenses, printing fees and expenses and costs of communicating with Limited Partners and Shareholders but do not include the costs and expenses to be incurred in connection with the Public Offering. If the Merger is completed, all of the costs and expenses of the Merger will be paid by the Surviving Corporation. If the Merger is not completed, all costs and expenses will be paid by the Partnership. Therefore, the Limited Partners of the Partnership will ultimately bear the cost of the Merger Proposal, whether or not the Merger is approved or completed.

The Public Offering

     Shortly after the Merger occurs, the Company intends to offer a number of Common Shares to the public in a firm commitment underwritten public offering registered under the Securities Act. The Public Offering involves the Pricing and the Closing. The Merger would not take place until immediately prior to the Pricing. At the Pricing, the Company and the underwriters will enter into an underwriting agreement pursuant to which the underwriters will become obligated, subject to certain conditions, to purchase a number of Common Shares equal to approximately 25% of the Common Shares that would be outstanding after the Public Offering. The underwriters would purchase such shares at a price to be determined at the Pricing. The conditions under which the underwriters will not be obligated to close the Public Offering have not yet been determined. However, the Company anticipates that such conditions would be limited to matters that are primarily within the Company's control or are otherwise likely to be fulfilled or waived at the time of the Closing. Such conditions would generally involve the absence of material adverse developments with respect to the Company, the Public Offering or the financial markets generally. Subject to such conditions, the Closing would take place approximately one week after the Pricing. In the event any conditions to closing the Public Offering are not fulfilled or waived and the Closing does not occur, the Merger would still have taken place, causing the Company to lose the benefits of operating in partnership form, while failing to realize many of the advantages discussed herein with respect to having a liquid public market for the Common Shares at such time. The Company believes, however, that the risk of the Closing not occurring once the Merger and the Pricing have occurred is remote. In the unlikely event that the Closing were not to occur after the Merger and the Pricing occurred, the Company anticipates that it would seek to close an underwritten public offering as soon thereafter as possible.

     The Company has the option, until immediately prior to the Pricing, of choosing not to proceed with the Merger. The Merger and the Public Offering are interrelated. The Company does not intend to implement the Merger until immediately prior to the Pricing of the Public Offering. The willingness of the Company to proceed with the Public Offering will depend on a number of factors, including the Company's performance and general stock market conditions. Therefore, there can be no assurances that the Public Offering will occur even if the Merger is approved, or that it will occur in the time period set forth above. In addition, no prediction can be made as to the price at which the Common Shares will trade if the Public Offering does occur. See "RISK FACTORS -- Uncertainty Regarding Market Price for Common Shares."

     The Public Offering is expected to occur in the fall of 1995. Upon consummation of the Public Offering, the shareholders of the Surviving Corporation will be (i) persons who are currently Limited Partners of the Partnership, (ii) persons who are currently Shareholders of the General Partner and (iii) persons purchasing Common Shares in the Public Offering.

     The Company expects that the underwriters in the Public Offering will request that all persons who receive Common Shares as a result of the Merger agree not to sell their Common Shares for a period of 180 days after the Public Offering. All holders of Common Shares who are "affiliates" of the Company will also be subject to certain additional resale restrictions pursuant to Rule 145 under the Securities Act. See "RESALE OF COMMON SHARES."

     Limited Partners may be offered the opportunity to sell a limited number of Common Shares in a simultaneous secondary offering as part of the Public Offering. The total number of Common Shares to be included in any such secondary offering will be determined in the sole discretion of the Company in consultation with the managing underwriters. The Company intends to offer all persons who receive Common Shares in the Merger an opportunity to sell a limited number of shares in any such secondary offering. Each shareholder will be offered such opportunity on a pro rata basis, based on the number of shares held by such shareholder and the total number of shares to be outstanding immediately after the Merger. A holder of Common Shares participating in any such secondary offering will be obligated to bear all underwriting discounts and commissions payable with respect to the Common Shares sold by such holder and a pro rata portion of certain expenses related to the registration and sale of such Common Shares. These discounts, commissions and expenses are expected to be significantly higher than the costs that would be incurred by a holder selling Common Shares in the stock market after the Public Offering. If given an opportunity to sell in a secondary offering as part of the Public Offering, a holder of Common Shares would have to weigh these additional costs against the applicable restrictions on selling shares into the market discussed above and under "RESALE OF COMMON SHARES." Although the Company intends to include a secondary offering of Common Shares as part of the Public Offering, there can be no assurances made at this time as to whether and to what extent the Public Offering will include a secondary offering.

Reasons for the Merger

     Liquidity and Market Valuation.  The Existing Securities are not
publicly traded and have limited liquidity.   The primary means of liquidity
for holders of Existing Securities is to request the Company to redeem such securities. Although the Company is not obligated to honor any such request, historically it has done so from time to time, using its available cash to redeem such securities at book value. After the Public Offering, however, the Common Shares are expected to be traded on the Nasdaq National Market and there is expected to be a liquid market for selling the Common Shares and a readily determinable market value for the Common Shares. With a liquid market for Common Shares, equity holders would no longer be required to rely solely on the Company as a source of liquidity, and the Company would no longer be required to use its cash to provide such liquidity. Instead, it is expected that such holders will be able to sell Common Shares in the public market from time to time, subject to certain restrictions, for their fair market value.

     The General Partner believes that the Merger of the Partnership with and into the General Partner is necessary to realize the full benefit of a public trading market. The General Partner believes that corporate equity securities are more favorably valued than comparable limited partnership interests because a partnership with publicly traded limited partnership interests is generally taxed as if it were a corporation and because many institutional investors will not invest in a business organized as partnership even if it is not taxed as a corporation.

     Access to Equity Markets. In the Public Offering, the Company will raise capital for various purposes, including the pursuit of corporate growth opportunities and/or the repayment of debt. Although the Company currently has no plans for additional equity offerings, the existence of publicly traded equity securities is expected to provide it with future access to the public equity markets.

       Greater Flexibility Regarding Capital Resources. The Company will have greater flexibility with respect to the use of capital resources because it will not have to use available cash to repurchase Common Shares. As discussed above, the Partnership has from time to time used its cash to repurchase Existing Securities when requested to do so by Limited Partners. There are also potential tax advantages (and corresponding financial advantages) to conducting a business through a corporation that should allow the Company greater flexibility with respect to the management of its capital resources. Shareholders will defer the payment of taxes on income earned by the Company until the Company distributes such income in the form of dividends. Limited Partners, by contrast, are taxed as soon as the Partnership earns income. Limited Partners are taxed on such income at their individual federal tax rate which may exceed the maximum corporate federal tax rate. Because of this immediate tax, the Partnership has been forced to distribute a substantial portion of its income to allow its partners to pay their taxes. This has limited the ability of the Partnership to accumulate cash and property in order to expand its business. Thus, the Surviving Corporation as a corporation can accumulate income for business expansion without financially harming its shareholders' ability to pay taxes.

     Acquisition Currency.   After the Public Offering,  the Company may be
able to use Common Shares as consideration in its acquisition of other
businesses.   The use of readily tradeable equity securities such as Common
Shares as an acquisition currency is advantageous because it may be more tax efficient to the seller of a business than a cash transaction and it allows the Company to consummate acquisitions without depleting cash resources. It also allows a seller to continue to hold an equity interest in the business acquired by the Company through equity ownership in the Company after such acquisition. The use of Common Shares in acquisitions can also enable the Company to use advantageous pooling accounting methods if certain conditions are met.

     Performance Compensation. The availability of Common Shares will permit the Company to provide its key employees with equity based performance compensation. Although a number of employees currently own Existing Securities, the Company believes providing equity based performance compensation through the use of Common Shares will allow broader employee participation in the Company's equity, provide a more accurate measure of the Company's performance as a result of the Common Shares having a readily ascertainable value, and provide the Company with more flexibility in designing equity based performance compensation. The Plans are intended to provide such benefits.

     Greater Employee Ownership. Given the complex tax reporting requirements associated with being a Limited Partner and the administrative burden placed on the Partnership as a result of having a significant number of additional Limited Partners, it has not been feasible for the Partnership to offer ownership opportunities to a broad range of employees. By having the Common Shares available, however, the Company will be able to offer ownership opportunities to all employees. The Board believes that wide spread employee ownership is in the best interest of the Company and its shareholders. The Employee Share Purchase Plan is intended to provide for this type of employee ownership participation.

     Reduction of Tax Reporting Requirements and Costs. Unlike the Partnership, the Surviving Corporation will not be required to compute and report tax information on an individual shareholder basis, and individual shareholders will not be required to include information regarding the Surviving Corporation's operations on their personal tax returns. Therefore, the Merger will eliminate the complex partnership tax reporting requirements for Limited Partners imposed on them under federal and multiple state partnership tax laws and may eliminate certain costs and delays that individual Limited Partners currently may be forced to incur in connection with the preparation of their individual tax returns. However, as a corporation, the Surviving Corporation will be subject to income tax and shareholders will also be required to pay income tax on any dividends they receive, and on any gain recognized upon the sale or exchange of shares. See "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN STATE AND LOCAL INCOME TAX CONSIDERATIONS."

     There can be no assurance that the Merger will achieve any of the benefits and objectives described above. In addition, certain possible disadvantages and other risks and special considerations associated with the Merger exist as described in "RISK FACTORS." Limited Partners and Shareholders should analyze the Merger in light of all the matters discussed in this Joint Proxy Statement/Prospectus.

Recommendations

     After considering the advantages and disadvantages of the Merger described above, the General Partner believes that the Merger is fair to, and in the best interests of, the Limited Partners and Shareholders. The Board of Directors of the General Partner recommends that each of its Shareholders vote to approve the Merger, and in its capacity as sole general partner of the Partnership, the General Partner recommends that each Limited Partner vote to approve the Merger.


           APPROVAL OF THE PROPOSAL TO ELIMINATE CUMULATIVE VOTING

General

     Section 1701.55 of the OGCL provides that, unless otherwise eliminated in a corporation's articles of incorporation, shareholders have the right to cumulate their votes in the election of directors. The current articles of incorporation of the General Partner do not eliminate the right of shareholders to cumulate their votes in this manner.

     The Board of Directors believes that cumulative voting will no longer be a desired method of electing directors after the consummation of the Public Offering. See "Reasons for the Elimination of Cumulative Voting." Accordingly, the Board is submitting for Shareholder approval an amendment to the Surviving Corporation's Articles of Incorporation to eliminate cumulative voting. This proposal is in addition to each of the other amendments to the Articles of Incorporation to be adopted in connection with the Merger which may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. The Merger Proposal is not contingent upon approval of the proposal to eliminate cumulative voting, however, the proposal to eliminate cumulative voting is contingent upon approval of the Merger and the Plans.

Explanation of Cumulative Voting

     Cumulative voting in the election of directors may currently be invoked by any shareholder of the General Partner by complying with certain statutory requirements. Under cumulative voting, in an election of directors holders of the General Partner's Class B Common Shares are entitled to a number of votes per share equal to the number of directors to be elected and all directors are voted upon simultaneously. Holders of shares may cast all of their votes for a single director candidate or distribute them among two or more director candidates.

     As a consequence of cumulative voting, shareholders representing a relatively small number of the voting shares have the power to nominate and elect one or more directors. For example, if five directors were to be elected at an annual meeting, shareholders holding approximately 17% of the voting shares could nominate and elect one director by cumulating and casting their five votes per share for a single candidate. The election of this candidate would be achieved even if shareholders holding 83% of the voting shares were opposed to the election of that candidate and cast their votes to elect five other candidates.

     Without cumulative voting, directors are elected by a plurality of votes and shareholders are entitled to only one vote per share in the election of each director. Consequently, the only director candidates who can be elected are those who receive support from shareholders holding the greatest number of voting shares.

Reasons for the Elimination of Cumulative Voting

     The Board of Directors believes that approval of the proposal to eliminate cumulative voting is in the best interests of the Company and its shareholders.

     The Board believes that every director of a publicly-held corporation should represent the interests of all of its shareholders. It believes that directors elected by a minority shareholder or group of shareholders through cumulative voting are likely to be partisans of the particular interest group which elected them, rather than representatives of all shareholders. Such partisanship could disrupt the management of the Company and prevent it from operating in the most effective manner. Further, the election of directors who view themselves as representing only a particular minority constituency could introduce an element of discord on the Board of Directors, impair the ability of the directors to work effectively and discourage qualified independent individuals from serving as directors. Implementation of the proposal to eliminate cumulative voting will increase the ability of holders of a large number of Common Shares to elect all of the directors of the Company.

Anti-Takeover Effects

     Approval of the proposal to eliminate cumulative voting may make more difficult any attempt by a holder or group of holders of a significant minority of Common Shares to monitor, change or influence the management or policies of the Company. In addition, under certain circumstances, the proposal to eliminate cumulative voting, along with other measures that may be viewed as having anti-takeover effects, may discourage a takeover or business combination involving the Company that a shareholder might consider to be in such shareholder's best interests, including a takeover or business combination that might result in a premium over the market price of the Common Shares. For example, the proposal to eliminate cumulative voting may discourage the accumulation of large minority shareholdings (as a prelude to a takeover or business combination proposal or otherwise) by persons who would not make that acquisition without being assured of representation on the Board of Directors.

     AN EFFECT OF THE ELIMINATION OF CUMULATIVE VOTING WOULD BE BOTH (A) TO PERMIT A MAJORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OR REMOVAL OF DIRECTORS TO ELECT OR REMOVE EVERY DIRECTOR AND (B) TO PRECLUDE A MINORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OR REMOVAL OF DIRECTORS FROM ELECTING OR PREVENTING THE REMOVAL OF ANY DIRECTOR.

     The amendments to the Articles of Incorporation and Code of Regulations to be adopted by the Surviving Corporation pursuant to the Merger Agreement contain several other measures which may have the effect of discouraging an unsolicited takeover proposal. See "DESCRIPTION OF THE COMMON SHARES -- Anti-Takeover Provisions of the Surviving Corporation's Organizational Documents."

Recommendation

     After considering the advantages and disadvantages of the proposal to eliminate cumulative voting described above, the General Partner believes that the proposal to eliminate cumulative voting is in the best interests of the Company and its Shareholders. The Board of Directors of the General Partner recommends that each of its Shareholders vote to approve the proposal to eliminate cumulative voting.


           APPROVAL OF THE LONG-TERM PERFORMANCE COMPENSATION PLAN

The Long-Term Performance Compensation Plan

     The Board of Directors of the General Partner adopted the Long-Term Performance Compensation Plan (the "Performance Plan") on April 28, 1995, to be effective only upon consummation of the Merger, subject to approval by the holders of Class B Common Shares. The Performance Plan enables the Company to tailor performance compensation to corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices. The following is a summary of the principal features of the Performance Plan. This summary is qualified in its entirety by the terms and conditions of the Performance Plan itself, a copy of which is attached hereto as Appendix B.

     Under the Performance Plan, officers and other key employees of the Company ("Participants") are eligible to receive the following types of performance awards: nonqualified stock options ("NQOs"), incentive stock options ("ISOs") and performance awards, which may be either in the form of Common Shares or cash, at the option of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Nonemployee directors of the Company will also receive NQOs under a formula described below.

     Except in the case of formula awards applicable to non-employee directors described below, the Compensation Committee has exclusive discretion to select the Participants and to determine the type, size and terms of each award, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Performance Plan. A Participant may generally exercise options granted pursuant to the Performance Plan during employment and within one year after the Participant's death, disability and retirement or within three months after termination of employment for any other reasons; provided however, that if terminated for cause, a Participant immediately forfeits all unexercised options. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Compensation Committee, performance awards received under the Performance Plan are forfeited if a Participant's employment terminates prior to the valuation date for a performance award. Generally, a Participant's rights and interests under the Performance Plan will not be transferable except by will or by the laws of descent and distribution by gift to certain persons under certain conditions.

     Options, which include NQOs and ISOs, are rights to purchase a specified number of Common Shares at a price fixed by the Compensation Committee. The option price may not be less than the fair market value of the Common Shares subject to such option at the time of grant, or, if granted to an employee who owns shares representing more than ten percent of the voting power of the Company, the option price may not be less than 110% of such fair market value. No participant in the Plan may receive options to purchase more than 150,000 Common shares in one year. Options will become exercisable at such times and in such installments as the Compensation Committee will determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash and Common Shares) as the Compensation Committee may determine. Any options granted to a recipient subject to liability under Section 16(b) of the Exchange Act (a "16(b) Person") (generally an officer or director of the Company) are contingent on the receipt of approval of the Performance Plan by the holders of the Class B Common Shares.

     Performance awards are awards whose final value, if any, is determined by the degree to which specified performance objectives have been achieved during an award period set by the Compensation Committee. Performance objectives are based on such specific measures of performance by the Company as the Compensation Committee may determine. The Compensation Committee may make such adjustments in the computation of any performance measure as it may deem appropriate. The value of an award will be established by the Compensation Committee based on threshold and target objectives. Payment of the value of a performance award will be made within 60 days following the last day of the calendar year in which the valuation date for such performance award occurs.


    The Performance Plan provides for options to be awarded to non-employee directors on a formula basis with each director receiving an option to purchase 2,000 Common Shares immediately following his or her first election by the shareholders or appointment by the Board to fill a vacancy. In each year thereafter, such director will be granted an option to purchase a number of Common Shares ranging from 0 to 2,000, based on the Company's pretax return on equity as compared to certain return on equity targets, ranging from 0% to 25%, as set forth in the Performance Plan. Both the initial option grant and the annual option grants will be made subject to vesting provisions which would cause a director to lose the benefit of his or her option grant for any particular year in the event such director were to resign from office in the middle of a term for such year or be removed from office by the shareholders at a special meeting held for the purpose thereof.


     The maximum aggregate number of Common Shares with respect to which options and performance awards may be granted under the Performance Plan is 900,000. The Compensation Committee may make adjustments to the maximum number of options and performance awards permitted under the Performance Plan to prevent dilution or enlargement.

     The Performance Plan will remain in effect until such time as it is amended or terminated by the Board of Directors of the Surviving Corporation, except that no ISO may be granted under the Performance Plan on or after ten years from the effective date of the Performance Plan.

Federal Income Tax Consequences

     The following discussion is intended only as a general summary of the federal income tax consequences arising from the receipt of options and performance awards as based upon the Code as currently in effect. Because federal income tax consequences will vary as a result of individual circumstances, each employee participating in the Performance Plan should consult his or her tax advisor with respect thereto. Moreover, the following summary relates only to Participants' federal income tax treatment. The state, local and foreign tax consequences may be substantially different.

     An optionee to whom an NQO is granted will recognize no income at the time of the grant unless the NQO has a "readily ascertainable fair market value" at the time of the grant within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code" or the "Code"). When an optionee exercises an NQO, he or she will generally recognize ordinary compensation income equal to the difference, if any, between the fair market value of the Common Shares he or she receives at such time and the exercise price. The tax basis of such shares to the optionee will be equal to the exercise price paid plus the amount includable in his or her gross income as compensation, and his or her holding period for such shares will normally commence on the day following the date on which he or she recognizes taxable income in respect of such shares.

     An optionee to whom an ISO qualifying under Section 422 of the Code, is granted will generally recognize no income at the time of grant or at the time of exercise. However, upon the exercise of an ISO, the excess of the fair market value of the Common Shares over the exercise price thereof may result in the optionee being subject to an alternative minimum tax ("AMT") under applicable provisions of the Code. In order to obtain ISO treatment for federal income tax purposes, an optionee (i) must be an employee of the Company or a subsidiary continuously from the date of grant until any termination of employment and (ii) in the event of such a termination, must exercise an ISO within three months after such termination, except if disabled, in which case exercise may occur within one year from the date of termination of employment.

     When an optionee sells the Common Shares received upon exercise of an ISO more than one year after exercise and more than two years after the date of grant of such ISO, he or she will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the employee does not hold such shares for either period, when he or she sells such shares (a "disqualifying disposition") he or she will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, or (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above) will normally be capital gain or loss. The tax basis of such shares to the employee, for purposes of computing such other gain or loss, should be equal to the exercise price paid (plus the amount includable in his or her gross income as compensation, if any).

     In general, an officer, employee or other individual to whom a performance award is made should recognize no taxable income at the time such award is made. Such person should recognize taxable income, however, at the time cash is paid to him or her pursuant to such award, and the amount of such income should be the amount of such cash.

     An officer, employee or other individual who receives Common Shares subject to vesting pursuant to a performance award should not recognize any taxable income upon the receipt of such award unless he or she files an election under Section 83(b) of the Code, as described below. Instead, the recipient should recognize taxable compensation income at the time his or her interest in such shares is no longer subject to the repurchase option imposed by the Performance Plan, in an amount equal to the fair market value of such shares at such time minus the amount, if any, paid for such shares. The tax basis of such shares to the recipient should be equal to the amount includable in his or her gross income as compensation plus the amount, if any, paid for such shares, and his or her holding period for such shares should normally commence on the day following the date on which such shares are no longer subject to the repurchase option imposed by the Performance Plan. Dividends paid on Common Shares subject to vesting should be included as compensation for federal income tax purposes when received. In lieu of being taxed under the foregoing rules, the recipient may elect to be taxed on compensation income equal to the fair market value of the shares on the award date minus the amount, if any, paid for such shares by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days after the award date. If a recipient makes such an election, his or her tax basis in his or her shares should be equal to the amount includable in his or her gross income as compensation plus the amount, if any, paid for such shares, and his or her holding period in the shares should begin on the day following the award date.

     If the recipient of an award is a 16(b) Person, the tax consequences may be different than those described above. Generally, a 16(b) Person will not recognize income on receipt of property such as Common Shares until he or she is no longer subject to liability with respect to disposition of such Common Shares. However, by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days after the date of transfer of property, a 16(b) Person may elect to be taxed at the time of such transfer.

     A company for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such person as ordinary compensation expense at the time such amounts are so includable, provided that such amounts qualify as reasonable compensation for personal services actually rendered. However, if an employee's total compensation from the Company (including compensation related to the purchase of Common Shares under the Share Purchase Plan described below) exceeds $1 million, compensation in excess of $1 million that would otherwise be deductible by the Company may not be tax deductible under Code Section 162(m) if such employee is a "covered employee" at the time the compensation is included in the employee's taxable income. An employee is a covered employee if he or she is the chief executive officer or one of the four most highly compensated employees (other than the chief executive officers) employed by the Company at the end of the taxable year, whose compensation is required to be disclosed under the Exchange Act at the end of the Company's taxable year. Compensation that is "performance-based" within the meaning of Code Section 162(m) and meets certain other requirements is excluded from the calculation of taxable income subject to the $1 million deduction limit. The Code
Section 162(m) deduction limit does not apply to compensation paid by privately held companies. The limitation is also inapplicable to compensation paid by a publicly held company pursuant to a plan or agreement that existed while the corporation was privately held, as long as the plan or agreement was disclosed in the corporation's initial public offering prospectus in accordance with all applicable securities laws. This latter exception ceases to apply if the plan or agreement is materially modified after the initial public offering.

     The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Performance Plan. It is accordingly recommended that all award recipients consult their own tax advisors concerning federal, state, local and foreign income and other tax considerations relating to such awards and rights thereunder. In particular, it is recommended that each award recipient consult his or her own tax advisor as to the AMT consequences of an award, the special tax considerations for a 16(b) Person and the making of a Section 83(b) election.

Recommendation

     After considering the advantages and disadvantages of the Performance Plan, the General Partner believes that the Performance Plan is in the best interest of the Company and its Shareholders. The Board of Directors of the General Partner recommends that each of its Shareholders vote to approve the Performance Plan.


                APPROVAL OF THE EMPLOYEE SHARE PURCHASE PLAN

Employee Share Purchase Plan

     The Board of Directors adopted the Employee Share Purchase Plan (the "Share Purchase Plan") on April 28, 1995, to become effective only upon consummation of the Merger, subject to approval by the holders of Class B Common Shares. The Share Purchase Plan permits employees of the Company who elect to participate in the Share Purchase Plan ("Participants") to purchase Common Shares under the Share Purchase Plan through payroll deductions. The purpose of the Share Purchase Plan is to enable and encourage employees to acquire an ownership interest in the Company through the purchase of Common Shares, thereby permitting employees to share in the growth of the Company. The following is a summary of the principal features of the Share Purchase Plan. This summary is qualified in its entirety by the terms and conditions of the Share Purchase Plan itself, a copy of which is attached hereto as Appendix C.

     The Share Purchase Plan will be administered by the Compensation Committee, which will have the authority, subject to certain limitations, to determine eligibility for participation in the plan and to prescribe the terms and conditions under which Common Shares may be purchased under the Share Purchase Plan.

     All employees of the Company will be eligible to participate in the
Share Purchase Plan.   As of March 31, 1995, the Company had
1,151 regular full-time and 1,982 part-time or seasonal employees.

     Participants may direct the deduction of a specified percentage from their eligible compensation, to be used to purchase Common Shares under the Share Purchase Plan. A Participant may cease contributions, reenroll in the Share Purchase Plan, or increase or decrease the rate of contributions during any plan period in accordance with the rules and procedures prescribed by the Compensation Committee from time to time. A Participant will automatically participate in each successive plan period until the time of such Participant's withdrawal from the Share Purchase Plan. All deductions made from the eligible compensation of a Participant will be credited on the records of the Company and used by the Company to effect the purchases of Common Shares under the Share Purchase Plan.

     Each plan period lasts twelve months, beginning on January 1 of each year and ending on the following December 31. At the beginning of each plan period, each Participant will be deemed to have been granted an option to purchase, on the last day of the plan period, Common Shares at an exercise price to be determined by the Compensation Committee, which price shall be the lesser of (i) the fair market value of the Common Shares as of the first day of such plan period or (ii) the fair market value of the Common Shares as of the last day of such plan period, in each case less a discount to market as specified by the Committee from time to time, such discount not to exceed 15%. The Company does not currently intend to offer a discount to market as part of the Share Purchase Plan. The total amount of consideration eligible for the exercise of such deemed option will not exceed the total amount credited to such Participant's account pursuant to the Share Purchase Plan for such plan period.

     The Company will effect purchases of Common Shares under the Share Purchase Plan by allocating the appropriate number of Common Shares to each Participant's share account, until the maximum number of Common Shares available under the Share Purchase Plan have been issued and purchased pursuant to the Share Purchase Plan's terms. Participants will have all of the rights and privileges of any shareholder with respect to such shares. Any cash dividends paid with respect to a Participant's Common Shares will be credited to such Participant's account to be used to purchase Common Shares pursuant to the Share Purchase Plan. All Common Share distributions or Common Share splits will be credited to a Participant's share account, which will be administered by the Compensation Committee. All Common Share rights and warrants will be distributed to a Participant as if such Participant were the record holder of the Common Shares in his or her share account. Upon termination of the Participant's employment with the Company or participation in the Share Purchase Plan, all Common Shares credited to such account, and all uninvested cash credited to the Participant's account will be distributed to the Participant. The Company will pay the costs of administering the Share Purchase Plan, including the fees and expenses of accountants and counsel in connection with the Share Purchase Plan.

     The Company will not grant to any Participant any right to purchase Common Shares if the exercise of such right would cause such Participant to own five percent or more of the combined voting power or value of all classes of the Company's capital shares. In addition, the number of shares which may be purchased by any Participant in any plan period cannot exceed the number of shares the fair market value of which, together with the fair market value of shares previously purchased by such Participant during such calendar year, in the aggregate exceeds $25,000. For the preceding limitation, fair market value is measured on the first day of the plan period.

     Subject to the provisions of Section 423 of the Code, the Company has the power to amend the Share Purchase Plan, in its sole discretion, at any time in any respect, except that the Company may not make any such amendment if it would retroactively impair or otherwise adversely affect the rights of any person to benefits that have already accrued under the Share Purchase Plan.

     The aggregate number of Common Shares subject to issuance under the Share Purchase Plan is 300,000, subject to adjustment in the event of a share dividend, share split or similar change. These Common Shares may be newly issued Common Shares or may be Common Shares purchased for the Share Purchase Plan on the open market at the discretion of the Company.

     The Share Purchase Plan will terminate at such time as all of the Common Shares reserved for purchase under the plan have been purchased, or at any other time in the discretion of the Board of Directors.

Federal Income Tax Consequences

     The following discussion is intended only as a general summary of the federal income tax consequences arising from the purchase of Common Shares pursuant to the Share Purchase Plan (" Shares") and the subsequent disposition of such Plan Shares, as based upon the Code as currently in effect. Because federal income tax consequences will vary as a result of individual circumstances, each employee participating in the Share Purchase Plan should consult his or her tax advisor with respect to the tax consequences of the purchase or disposition of Plan Shares. Moreover, the following summary relates only to Participants' federal income tax treatment. The state, local and foreign tax consequences may be substantially different.

     The Company intends the Share Purchase Plan to be an "employee stock purchase plan" as defined in Section 423 of the Code, and plans to report the tax consequences of rights to purchase shares and the exercise of such rights pursuant to the Share Purchase Plan accordingly. If the Share Purchase Plan is not so qualified for any reason, including failure to receive the requisite shareholder approval, then the grant of a right to purchase Plan Shares will generally not be taxable, but Participants will recognize ordinary compensation income on the Purchase Date equal to the difference between the price paid and the fair market value of the Plan Shares on that date, and the Company will be entitled to a deduction for the same amount. Thereafter, a Participant will be taxed as any other investor in Common Shares, as if the Participant had purchased the Plan Shares at fair market value. Except where noted otherwise, the following discussion assumes that the Share Purchase Plan is so qualified.

     Under applicable provisions of the Code, Participants remain taxable on all compensation income, including the amount of payroll deductions used to purchase Plan Shares. However, assuming the Share Purchase Plan is qualified pursuant to Code Section 423, Participants will not recognize taxable income, and the Company will not be entitled to a deduction, on the date of grant (the "Grant Date") or the date of exercise (the "Purchase Date") of a right to purchase Plan Shares.

     The tax treatment of a Participant who sells Plan Shares (or makes a taxable exchange of Plan Shares for other property) depends on how long the Participant holds those Plan Shares, measured from the Grant Date and the Purchase Date. If a Participant sells Plan Shares more than two years after the Grant Date and more than one year after the Purchase Date, the gain or loss on such sale is computed as the difference between the price paid and the sale price. If the Plan Shares are sold at a gain, a portion of the gain will be treated as ordinary compensation income equal to the lesser of (a) the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and (b) the difference, if any, between the fair market value of the Plan Shares on the date of disposition and the amount the Participant paid for such Plan Shares. If there is additional gain (in excess of the ordinary income amount), the remaining gain will be long-term capital gain. If the Plan Shares are sold at a loss, the loss will be a capital loss, and no portion of the loss will be treated as an ordinary loss or deduction. The Company will not be entitled to any deduction as a result of any such sale.

     If a Participant sells Plan Shares within two years after the Grant Date or within one year after the Purchase Date (a "disqualifying disposition"), a two-step analysis is required. First, the Participant will recognize taxable, ordinary compensation income in the year of sale equal to the difference between the fair market value of the Plan Shares on the Purchase Date and the amount paid for such Plan Shares. This amount of ordinary compensation income is then treated as an additional amount paid for the Plan Shares, so that the Participant is deemed to have purchased the Plan Shares at their fair market value on the Purchase Date. Second, capital gain or loss will be computed as the difference between the actual sale price and the deemed purchase price (i.e., the difference between the actual sale price and the fair market value on the Purchase Date). The capital gain or loss will be long-term or short-term gain or loss depending on whether the Participant held the Plan Shares for more than one year after the Purchase Date. In the case of such a disqualifying disposition, the Company will be entitled to a deduction in the year of sale equal to the amount the Participant reports as ordinary income.

     If a Participant makes a gift or otherwise disposes of Plan Shares other than in a taxable exchange or sale, the Participant may recognize taxable, ordinary compensation income in the year of such disposition. In the case of a disposition more than two years after the Grant Date and more than one year after the Purchase Date, if the fair market value of the Plan Shares on the date of disposition is greater than the amount the Participant paid for such Plan Shares, the amount of ordinary compensation income will be the lesser of
(a) the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and (b) the difference between the fair market value of the Plan Shares on the date of disposition and the amount the Participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of disposition is not greater than the amount the Participant paid for such Plan Shares, the Participant does not recognize any ordinary compensation income. In the case of such a disposition within two years after the Grant Date or within one year after the Purchase Date (a "disqualifying disposition"), the amount of ordinary compensation income will be the difference between the fair market value of the Plan Shares on the Purchase Date and the amount paid for such Plan Shares.

     If a Participant dies while still holding Plan Shares and the fair market value of the Plan Shares on the date of death is greater than the amount the Participant paid for such Plan Shares, the tax return for the year of death must include ordinary compensation income equal to the lesser of (a) the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and (b) the difference between the fair market value of the Plan Shares on the date of death and the amount the Participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of death is not greater than the amount the Participant paid for such Plan Shares, the tax return for the year of death will not include any ordinary income relating to the Plan Shares.

     Any dividends paid on Plan Shares must be reported as ordinary income in the year paid, regardless of the fact that such dividends are reinvested in additional Plan Shares. The sale of Plan Shares purchased through dividend reinvestment is subject to the income tax rules that normally apply to the sale of securities.

     As discussed above, the compensation to an employee related to the purchase and disposition of Plan Shares is only deductible to the Company if the employee makes a disqualifying disposition of the Plan Shares.

     The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to Participants under the Share Purchase Plan. It is accordingly recommended that all Participants consult their own tax advisors concerning federal, state, local and foreign income and other tax considerations relating to the Share Purchase Plan.

Recommendation

     After considering the advantages and disadvantages of the Share Purchase Plan, the General Partner believes that the Share Purchase Plan is in the best interests of the Company and its Shareholders. The Board of Directors of the General Partner recommends that each of its Shareholders vote to approve the Share Purchase Plan.


                 TERMINATION OF EMPLOYEE BOND PURCHASE PLAN.

     The Company currently sponsors an Employee Bond Purchase Plan that was designed to provide employees with a way to invest in unsecured, subordinated debt obligations of the Partnership (the "Employee Bonds"). The Employee Bonds could under certain circumstances be converted into equity in the Partnership. The Employee Bonds bear interest equal to 75% of the annual rate of return on the Partnership's equity, with a minimum interest rate of 4% per annum and a maximum interest rate of 18% per annum. Interest is paid in cash only to the extent requested by the holder of an Employee Bond and subject to certain other restrictions. All interest not paid in cash is added to the principal amount of the Employee Bond. The Employee Bonds are callable on demand.

     As part of the Merger, all obligations of the Partnership under the Employee Bonds will be assumed by the Surviving Corporation. Given that the Plans are expected to provide a more effective means of expanding the equity ownership of employees, the Surviving Corporation intends to terminate the Employee Bond Purchase Plan promptly after the Merger. At such time, the Surviving Corporation also plans to offer to exchange Common Shares for all then outstanding Employee Bonds. This exchange is expected to be offered on a basis similar to that governing the exchange of Limited Partners' capital accounts in the Merger. Each Employee Bond holder is expected to be offered an opportunity to exchange such Employee Bond based on an exchange ratio of one Common Share for each $8 of Employee Bond principal outstanding at the time of the exchange. The Surviving Corporation currently intends to call all Employee Bonds that are not exchanged for Common Shares. The Partnership as of April 7, 1995 had approximately $250,000 in principal amount of Employee Bonds outstanding held by approximately 100 employees of the Company. The Partnership does not expect that additional Employee Bonds will be offered unless the Merger is not approved or is otherwise no longer being pursued.


                       DESCRIPTION OF THE COMMON SHARES

General

     The authorized capital shares of the Surviving Corporation will consist of 50,000,000 Common Shares, no par value per share, and 1,000,000 preferred shares, no par value per share. The Surviving Corporation's amended and restated Articles of Incorporation (the "Articles of Incorporation"), which contain the authorization for the capital shares, is attached to this Joint Proxy Statement/Prospectus as Annex A to the Merger Agreement (which is attached Appendix A) and the Surviving Corporation's amended and restated Code of Regulations (the "Code of Regulations") is attached as Annex B to the Merger Agreement. Upon completion of the Merger, but prior to the Public Offering, there will be approximately 7,500,000 Common Shares outstanding, each of which will be owned by the Limited Partners and the Shareholders. Upon completion of the Merger there will not be any preferred shares outstanding.

     The summary of the relevant provisions of the Articles of Incorporation and the Code of Regulations set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Articles of Incorporation and the Code of Regulations.

Common Shares

     After the Merger, the issued and outstanding Common Shares will be validly issued, fully paid and nonassessable. Subject to the prior rights, if any, of holders of any of the Company's preferred shares, holders of Common Shares will be entitled to receive dividends out of assets legally available thereof at such times and in such amount as the Board of Directors may from time to time determine. See "RISK FACTORS -- Significant Reduction in Distributions." The Company has no plans at the current time to issue any preferred shares. The Common Shares will be neither redeemable nor convertible and the holders thereof will have no preemptive or subscription rights to purchase any securities of the Company. Upon the liquidation, dissolution or winding up of the Company, holders of Common Shares will be entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities. Each outstanding Common Share will be entitled to one vote on all matters submitted to a vote of shareholders. Subject to approval of the proposal to eliminate cumulative voting, there will be no cumulative voting.

Preferred Shares

     The Surviving Corporation's Board of Directors may, without further action by the Company's shareholders direct the issuance from time to time of one or more series or classes of preferred shares having the number of shares, designations, voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors may fix, in its sole discretion, at the time of issuance. Satisfaction of any dividend preference of outstanding preferred shares would reduce the amount of funds available for the payment of dividends on the Common Shares.
Holders of preferred shares may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Shares. Under certain circumstances, the issuance of preferred shares may make more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. This is in addition to other anti-takeover provisions contained in the Company's organizational documents. See "Anti-Takeover Provisions of the Surviving Corporation's Organizational Documents." The Company's Board of Directors may, without shareholder approval, issue preferred shares with voting and conversion rights which could adversely affect the holders of Common Shares. There are no preferred shares outstanding and the Company has no present intention to issue any preferred shares.

Anti-Takeover Provisions of the Surviving Corporation's Organizational
Documents

     The Company's Articles of Incorporation contain several provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. The Company's Code of Regulations also contains provisions that could have the
same effect.   The primary purpose of these mechanisms is not to prevent a takeover of the Company. Rather, they are intended to deter coercive and unfair takeover tactics, to provide time for the Board to negotiate on behalf of the shareholders and to enhance the likelihood of continuity and stability in the composition of the Board and in the strategies set by the Board for maximizing long-term shareholder value.

     The Company believes that, as a general rule, the interests of the Company's shareholders would be best served if any change in control results from negotiations with the Board based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid, the anticipated tax effects of the transaction, and of certain long-term or strategic considerations, including the risk that Company's shares might be undervalued in the market at any given time and the risk that an offer, although representing a premium to current market prices, may not take into account the long-term values that are expected to be realized through the Company's investment in research and development activities or through the Company's commitment to pursuing its business with an emphasis on long-term relationships with customers, suppliers and employees. The Company believes that certain unsolicited acquisitions would be inconsistent with the Company's fundamental values and would have an adverse impact on the Company's long-term shareholder value which the Company believes is based, in large part, on its long-term, enduring relationships with its customers, suppliers, employees, owners and the communities in which it does business.

     To the extent that these provisions discourage takeover attempts, however, they could deprive shareholders of opportunities to realize takeover premiums for their shares. These provisions could also discourage accumulations of large blocks of Common Shares, thus depriving shareholders of any advantages which large accumulations of shares might provide.
Finally, while these mechanisms are commonplace among public companies, there is a risk that the existence of these mechanisms will have an adverse impact on the market price of the Common Shares, as certain potential investors may have acquired the Common Shares, in part, to take advantage of such potential takeover premiums, or might otherwise be discouraged from investing in the Company by the existence of such anti-takeover provisions.

     Fair Price Provision. Article Seventh of the Articles of Incorporation provides certain protections for the Company's shareholders in the event that a person becomes a "Controlling Person" and seeks to implement a "Business Combination" of the Company with such person. Article Seventh requires a special vote, in addition to whatever other vote may be required, of two-thirds of the outstanding Common Shares not held by the Controlling Person in order to approve any such transaction. This special vote will not be required, however, if a "Minimum Price Per Share" is to be paid to those holders of Common Shares who do not vote in favor of the Business Combination and whose proprietary interest will be terminated in connection with such Business Combination and a proxy statement is distributed for purposes of soliciting shareholder approval of the Business Combination. This special vote will also not be required if the then current Board of Directors, by a vote of at least two-thirds of the directors then in office, approves the proposed Business Combination as being in the best interests of the Company.

     A Controlling Person is defined as any person who "Beneficially Owns" more than 10% of the Company's Common Shares. "Beneficially Owns" is defined broadly to include all forms of ownership and all types of arrangements that give a person, either directly or indirectly, actual or potential voting rights or investment decision authority with respect to the Company's common shares.

     "Business Combination" includes virtually every transaction between a Controlling Person (and certain affiliates and associates) and the Company (or a subsidiary of the Company) which would involve a combination of the business operations or assets of such persons. The phrase also encompasses reclassifications and recapitalizations involving the Company's Common Shares while a person is a Controlling Person.

     "Minimum Price Per Share" is defined as the higher of (i) the highest gross per share price paid or agreed to be paid within three years of the record date for the Business Combination to acquire any Common Share of the Company Beneficially Owned by a Controlling Person, or (ii) the highest per share market price of the Common Shares during such three-year period.

     By its terms, Article Seventh cannot be amended, altered, changed or repealed in any respect without the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares that are not owned by a Controlling Person.

     Article Seventh is intended to prevent unfair pricing or other tactics that might occur if a person in control of the Company negotiates a Business Combination with the Company. Under such circumstances, a Controlling Person could in effect control both sides of the negotiation. Article Seventh is meant to require the Controlling Person to either negotiate directly with the Company's Board of Directors and obtain the Board's approval or to offer a fair price to all shareholders.

     Business Combinations. Article Tenth of the Articles of Incorporation provides that if a proposal is made that the Company enter into a merger or consolidation with any other corporation (other than a direct or indirect wholly-owned subsidiary of the Company), or sell or otherwise dispose of all or substantially all of its assets or business in one transaction or a series of transactions, or liquidate or dissolve, the affirmative vote of the holders of not less than two-thirds of the outstanding voting shares of the Company will be required for the approval of such proposal. The foregoing does not apply to any such merger, consolidation, sale, disposition, liquidation or dissolution which is approved by resolution of two-thirds of the directors of the Company then in office, if the majority of the members of the Board of Directors adopting such resolution were members of the Board of Directors prior to the public announcement of the proposed merger, consolidation, sale, disposition, dissolution or liquidation and prior to the public announcement of any transaction relating to such merger, consolidation, sale, disposition, dissolution or liquidation. If such approval is granted, then such transaction will only require such additional approval, if any, as is otherwise required under the other articles of the Articles of Incorporation and under law.

     Control Share Acquisitions. Article Eleventh of the Articles of Incorporation provides that any "Control Share Acquisition" of shares of the Company can only be made with the prior approval of the Company's shareholders. A "Control Share Acquisition" is defined as any acquisition of shares of the Company that, when added to all other shares of the Company owned by the acquiror, would entitle the acquiror to exercise levels of voting power in the following ranges: one fifth or more but less than one third, one third or more but less than a majority, and a majority or more.

     The acquiror may make the proposed Control Share Acquisition only if both of the following occur: (i) the shareholders of the Company authorize the acquisition by an affirmative vote of (a) a majority of the voting power of the Company represented at the meeting in person or by proxy and (b) a majority of the portion of such voting power, excluding the voting power of shares that may be voted by the acquiror, by any officer of the corporation elected or appointed by the directors, by any employee of the Company who is also a director; and (ii) the proposed Control Share Acquisition is consummated no later than 360 days following the shareholders' authorization of the control share acquisition.

     Article Eleventh does not apply to an acquisition of shares by any shareholder or group of shareholders who were holders of Common Shares immediately after the Merger or to any acquisition of shares by certain affiliates of any such shareholder or group of shareholders. Article Eleventh will begin to apply to such shareholders and affiliates, however, from and after the point at which they collectively own less than 25% of the Company's outstanding voting shares.

     Transactions with Interested Shareholders. Article Twelfth of the Articles of Incorporation prevents an "Interested Shareholder" (defined generally as a person owning 10% or more of the Company's outstanding voting shares) from engaging in an "Interested Shareholder Transaction" (generally, a merger, consolidation, sale, lease or other disposition of substantial assets either by the Company to the Interested Shareholder or vice versa, certain reclassifications of the Company's shares, or a loan or other financial benefit to the interested shareholder not shared pro rata with other shareholders) with the Company for three years following the date that person became an Interested Shareholder unless (i) before that person became an Interested Shareholder, the Board of Directors of the Company approved the transaction in which the Interested Shareholder became an interested shareholder or (ii) the Board approves the Interested Shareholder Transaction.

     Article Twelfth does not apply to an acquisition of shares by any shareholder or group of shareholders who were holders of Common Shares immediately after the Merger or to any acquisition of shares by certain affiliates of any such shareholder or group of shareholders. Article Twelfth will begin to apply to such shareholders and affiliates, however, from and after the point at which they collectively own less than 25% of the Company's outstanding voting shares.

     By its terms, Article Twelfth cannot be amended, altered, changed or repealed in any respect without the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares that are not owned by the Interested Shareholder.

     Shareholder Action; Special Meetings. The Code of Regulations provides that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting.
The Code of Regulations provides that, except as otherwise required by law, special meetings of the shareholders can only be called pursuant to a resolution adopted by the Chairman of the Board, the President or a majority of the Board of Directors. To the extent permitted by Ohio law, shareholders are not permitted to call a special meeting or to require the Company's Board to call a special meeting.

     Number of Directors; Removal; Vacancies. The Code of Regulations provide that the number of directors will be set by resolution of the Board adopted by the affirmative vote of two-thirds of the directors then in office.

     The Code of Regulations further provide that generally vacancies or newly created directorships in the Board may only be filled by a resolution approved by two-thirds of the directors then in office.

     The provisions regarding the number of directors, removal and filling of newly-created directorships and vacancies, each of which may not be amended, altered, changed or repealed in any respect without the affirmative vote of two-thirds of the outstanding voting shares of the Company, prevent shareholders from creating additional directorships and filling the resulting vacancies with their own nominees.

     Shareholder Proposals and Nominations. The Code of Regulations establishes an advance notice procedure for shareholder proposals to be brought before an annual or special meeting of shareholders of the Company, including proposed nominations of persons for election to the Board. Shareholders at an annual or special meeting may only consider proposals or nominations brought before the meeting by the Company, by or at the direction of the Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting.

     To be timely, notice by shareholders of nominations or proposals to be brought before the 1995 annual meeting of shareholders or before any special meeting of shareholders must be delivered to the Secretary of the Company not earlier than the 120th day prior to such meeting and not later than the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notice by shareholders of nominations or proposals to be brought before any subsequent annual meeting must be received by the Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders or, if the date of the annual meeting is advanced more than 30 days or delayed by more than 60 days from the preceding anniversary date, notice by the shareholder will be timely if received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following public announcement of such meeting.

     Each notice by shareholders must set forth (1) the name and address of the shareholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and
(2) the class and number of shares of the Company that are owned beneficially and of record by such shareholder and beneficial owner, if any. In the case of a shareholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder or beneficial owner, if any, in that proposed business. In the case of nomination of any person for election as a director, the notice must also set forth (1) any information regarding the nominee proposed by the shareholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission and (2) the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of the Company if elected.


     Although the Code of Regulations does not give the Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Code of Regulations may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.


     Amendment of Code of Regulations. The Code of Regulations may be amended or repealed by the affirmative vote of the holders of two-thirds of the Company's outstanding shares entitled to vote thereon. This provision makes it more difficult to change the Code of Regulations for the purpose of gaining control over the Company.

     Indemnification of Officers and Directors. The Articles of Incorporation and Code of Regulations permit the Company to indemnify its officers and directors to the greatest extent permitted by applicable law. The OGCL, like most state corporation statutes, permits broad indemnification of officer and director decisions, including those made in the context of an unsolicited takeover proposal. The OGCL, however, goes further than most statutes, expressly allowing officers and directors to consider, among other things, the interests of the Company's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations, and the long-term as well as the short term interests of the Company and its shareholders, including the possibility that such interests may best be served by the continued independence of the Company.


                         RESALE OF THE COMMON SHARES

     The Common Shares issued to the holders of LP Interests, Class A Common Shares and Class B Common Shares in connection with the Merger will be registered under the Securities Act pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. The registration of Common Shares in this manner will allow a holder of such shares to trade them in the market without any restriction under the Securities Act so long as such holder is not an "affiliate" of the Company.

     If such holder is an affiliate, Rule 145 under the Securities Act, as currently in effect, provides that such holder (together with all other persons who may under such rule be aggregated with such holder) is entitled to sell, within any three-month period, that number of Common Shares that does not exceed the greater of (i) 1% of the then outstanding Common Shares or (ii) the average weekly trading volume of the Common Shares during the four calendar weeks preceding the date on which notice of such sale is filed with the SEC. Any such sales are also subject to certain provisions relating to the manner in which such sale must be made, to notices that must be filed in connection with any such sale and to the availability of current public information about the Company.

     The term "affiliate" is defined under the Securities Act to mean a "person" that directly, or indirectly through one or more intermediaries, controls the Company, is controlled by the Company or is under common control
with the Company.   The term "person" is defined to include with respect to
any holder of Common Shares (i) any relative or spouse of such holder, or any relative of such spouse, any one of whom has the same home as such holder,
(ii) any trust or estate in which such holder or any person specified in (i) above collectively own ten percent or more of the total beneficial interest or of which such holder or any of such persons serves as trustee, executor or in any similar capacity, and (iii) any corporation or other organization (other than the Company) in which such holder or any of the persons specified in (i) above are the beneficial owners collectively of ten percent or more of any class of equity securities or ten percent or more of the equity interest.

     The provisions of Rule 145 and related regulations under the Securities Act are complex and the foregoing summary is not intended to be a complete description thereof. Therefore, any holder of Common Shares that might be considered to be an affiliate of the Company should consult with legal counsel prior to selling any Common Shares.

     In addition to the foregoing restrictions on the ability of affiliates to resell Common Shares, the Company expects that the underwriters in the Public Offering will request that all persons who receive Common Shares in connection with the Merger agree not to sell such Common Shares for a period of 180 days after the Public Offering.


         SUMMARY COMPARISON OF EXISTING SECURITIES AND COMMON SHARES

     There are a number of significant differences between the attributes of the Existing Securities and the Common Shares and between the Partnership's and the Surviving Corporation's organizational documents. The following summary compares a number of the principal differences.

     The Class A Common Shares and Class B Common Shares represent the equity of the General Partner. Class B Common Shares are the sole securities of the General Partner which allow investors to vote on the election of directors of the General Partner and on certain other matters. The Class A Common Shares are the sole securities of the General Partner which have economic rights
such as the right to dividends and distributions upon liquidation.   The
General Partner holds a 1.6% economic interest in the Partnership.   The
General Partner's primary sources of revenue are through this economic interest and a management contract with the Partnership, pursuant to which the General Partner provides management services to the Partnership at cost plus a small fee. An investor in the Andersons holds the primary economic value of his or her investment in the Company through his or her holding of
LP Interests.   All of the Class A Common Shares are owned by 186 persons, each of whom is also a Limited Partner. All of the Class B Common Shares are owned by 183 persons, each of whom is also a Limited Partner and a holder of Class A Common Shares.

          Existing Securities                  Common Shares

                         Distributions and Dividends

  The Partnership currently makes         The payment of dividends with
  significant  cash distributions to      respect to the Common Shares
  Limited Partners.  During 1994,         will be determined by the
  total cash distributions to Limited     Company's Board of Directors in
  partners totaled approximately $4.4     its sole discretion, generally
  million.  The Board of Directors of     taking into account a number of
  the General Partner approves all such   factors, including the Company's
  distributions.  Limited Partners may    operating performance, liquidity
  elect whether to take such              and capital requirements.  The
  distributions in cash or to leave       Board of Directors currently
  such amounts in their capital           anticipates that the Company
  account.  See "RISK FACTORS --          will pay cash dividends in an
  Significant Reduction in                amount which would result in an
  Distributions."                         after-tax cash flow to holders
                                          of Common Shares of
  The General Partner has not             approximately one-third of that
  historically paid dividends.  To        which Limited Partners would
  the extent such dividends were          receive under the Partnership's
  paid, Class A Common Shares would       current cash distribution
  receive such dividends and Class B      policy.  See "RISK FACTORS --
  Common Shares would not.                Significant Reduction in
                                          Distributions."



                                Voting Rights

  The General Partner has no              Each Common Share received upon
  authority to take certain               the Merger will entitle its
  extraordinary actions without the       holder to cast one vote on
  consent of 100% of the Limited          matters as to which voting is
  Partners, including acting in           permitted or required by the
  contravention of the Partnership        OGCL, including the election of
  Agreement, committing any act which     directors, amendments to the
  would make it impossible to carry       Articles of Incorporation,
  on the ordinary business of the         mergers and other extraordinary
  Partnership, confessing a judgment      transactions.  General corporate
  against the Partnership, possessing     matters will require a simple
  Partnership property other than for     majority vote; however,  the
  a Partnership purpose and admitting     Articles of Incorporation and
  another general partner.  In            Code of Regulations contain
  addition, the General Partner has       certain provisions which are
  no authority to take certain other      designed to encourage persons
  extraordinary actions without the       seeking to acquire control of
  consent of 80% of the Limited           the Company to negotiate the
  Partners, on a one vote per Limited     terms of any such acquisition
  Partner basis, including selling or     with the Company's Board.
  otherwise disposing of all or           Certain of these provisions
  substantially all of the                require that holders of two-
  Partnership's assets or merging         thirds of the then outstanding
  with or into another legal entity.      Common Shares approve certain
  Limited Partners have no rights to      actions, including disposing of
  vote with respect to the Company's      all or substantially all of the
  management.                             Company's assets, merging with
                                          or into another legal entity or
  Holders of Class B Common Shares        entering into "business
  vote on the election of directors       combinations" with potential
  of the General Partner and on           acquirors or other interested
  certain other matters.  Holders of      parties under certain
  Class A Common Shares do not            circumstances.  See "DESCRIPTION
  generally vote,  other than on          OF THE COMMON SHARES -- Anti-
  fundamental corporate changes (such     Takeover Provisions of the
  as the Merger) in accordance with       Surviving Corporation's
  the OGCL.  Holders of Class B           Organizational Documents."
  Common Shares are entitled to           Subject to approval of the
  cumulate their votes with respect       proposal to eliminate cumulative
  to the election of directors.           voting, shareholders will not be
                                          entitled to cumulate their votes
                                          with respect to the election of
                                          directors.

                 Right to Call Meetings and Submit Proposals

  Limited Partners have no right to       The Code of Regulations does not
  call a meeting or submit proposals.     permit shareholders to request a
                                          meeting of the Surviving
  Under the OGCL, holders of  25% of      Corporation.  The Code of
  the Class A Common Shares and Class     Regulations establishes an
  B Common Shares combined have the       advance notice procedure for
  right to call a meeting.                shareholder proposals to be
  Shareholders do not have the right      brought before an annual or
  to submit proposals other than in       special meeting of shareholders
  connection with a meeting which the     of the Company, including
  requisite percentage of                 proposed nominations of persons
  shareholders have called.  Notice       for election to the Board.
  of such a shareholder proposal must     Shareholders at an annual or
  be given in the same fashion as         special meeting may only
  notices are given by proposals set      consider proposals or
  forth by the Company or the Board       nominations brought before the
  of Directors, i.e., not less than       meeting by the Company, by or at
  seven and not more than 60 days         the direction of the Board or by
  prior to the meeting at which the       a shareholder who was a
  proposal is to be voted upon.           shareholder of record on the
                                          record date for the meeting, who
                                          is entitled to vote at the
                                          meeting and who has given to the
                                          Company's Secretary timely
                                          written notice, in proper form,
                                          of the shareholder's intention
                                          to bring that business before
                                          the meeting. See "DESCRIPTION OF
                                          THE COMMON SHARES -- Anti-
                                          Takeover Provisions of the
                                          Surviving Corporation's
                                          Organizational Documents.

                             Liquidation Rights

  In the event of a liquidation of        In the event of liquidation of
  the Partnership, Limited Partners       the Surviving Corporation, the
  are entitled to share ratably in        holders of Common Shares are
  the proceeds of such liquidation        entitled to share ratably in any
  remaining after creditors have been     assets of the Surviving
  paid or provided for.                   Corporation remaining after
                                          creditors have been paid or
  In the event of a liquidation of        provided for and after provision
  the General Partner, holders of         for any liquidation preferences
  Class B Common Shares are entitled      on any outstanding class or
  to share in the assets to the           series of preferred shares.  The
  extent of the stated value of such      Articles of Incorporation permit
  shares (generally, $1.00 per            the issuance of preferred
  share); holders of Class A Common       shares.  Issuances of classes or
  Shares are entitled to share            series of preferred shares that
  ratably in the remaining proceeds       have the right to a prior
  of such liquidation remaining after     liquidation preference would
  creditors have been paid or             diminish the liquidation
  provided for.                           proceeds received by holders of
                                          Common Shares.

                                  Dilution

  The Partnership is permitted to         The interests of holders of
  issue additional LP Interests at        Common Shares issued in
  the sole discretion of the General      connection with the Merger in
  Partner, subject to (i) the             the assets, liabilities, cash
  limitation on the ownership of LP       flow and results of operations
  Interests by persons who are not        of the Company, and in their
  members of the Anderson Family (or      voting rights, may be diluted as
  trusts for the benefit thereof) or      a result of the issuance of
  employees or former employees of        Common Shares in the Public
  the Partnership or the General          Offering.  The surviving
  Partner to a total of 20% of the        Corporation may also issue
  outstanding capital accounts of all     additional equity securities in
  Limited Partners taken as a group       the future which would further
  and (ii) the limitation on the          dilute the then current
  ownership of LP Interests in excess     shareholders.  Under Nasdaq
  of 5% of the outstanding capital        National Market rules, the
  accounts of all Limited Partners        Surviving Corporation may not
  taken as a group by any one person.     issue Common Shares equal to 20%
  Such limitations may only be            or more of the then outstanding
  exceeded with the written consent       Common Shares in connection with
  of the holders of two-thirds of the     the acquisition of the shares or
  outstanding LP Interests, voting on     assets of another entity without
  the basis of their capital account      shareholder approval.  Issuances
  holdings.                               of additional Common Shares or
                                          preferred shares could adversely
  Holders of Class A Common Shares        affect existing shareholders'
  and Class B Common Shares have          equity interest in the Surviving
  limited preemptive rights in            Corporation and the market price
  connection with certain issuances       of the Common Shares.  Moreover,
  of additional Class A Common Shares     although shareholders of the
  or Class B Common Shares.               General Partner currently have
                                          preemptive rights to purchase a
                                          pro rata share of any offering
                                          of equity securities, these
                                          preemptive rights will be
                                          eliminated as a result of the
                                          Merger and will not apply with
                                          respect to the Common Shares
                                          issued in the Merger or the
                                          Public Offering.  See "RISK
                                          FACTORS - Possible Dilution."
                                          The Board of Directors by
                                          resolution may establish one or
                                          more classes or series of
                                          preferred shares having the number
                                          of shares, designations, relative
                                          voting rights, dividend rates,
                                          liquidation and other rights,
                                          preferences, and limitations that
                                          the Board of Directors fixes, such
                                          issuances could dilute the holders
                                          of Common Shares

                                  Liquidity

  The Existing Securities have            As a result of the Public
  limited liquidity.  There is no         Offering, the Common Shares are
  public trading market for the           expected to be traded on the
  Existing Securities.  In addition,      Nasdaq National Market.  Thus,
  the Partnership Agreement provides      there is expected to be a liquid
  that the transfer of interest by        market for selling the Common
  any Limited Partner will cause a        Shares and a readily
  dissolution of the Partnership.         determinable market value.  With
  The only means of liquidity             a liquid market for Common
  heretofore available to holders of      Shares, equity holders would no
  Existing Securities has been (i)        longer be required to rely
  to withdraw from the Company            solely on the Company as a
  altogether (which, in the case of       source of liquidity.  However,
  LP Interests, would result in the       the Common Shares issued in
  payment by the Partnership to the       connection with the Merger will
  Limited Partner of the book value       be subject to certain resale
  of such Limited Partner's capital       restrictions.  See "RESTRICTIONS
  account, which payment may be made      ON RESALE."  Moreover, no
  five years after such withdrawal,       prediction can be made as to the
  at the General Partner's option) or     price at which the Common Shares
  (ii)  to request the Company to         will trade.  Trading prices for
  redeem such securities (while the       the Common Shares will be
  Company is not obligated to honor       influenced by many factors,
  any such request, historically, it      including the depth and
  has done so from time to time,          liquidity of the market for the
  using its available cash to redeem      Common Shares, the Company's
  such securities).  See "THE MERGER-     dividend policy, the
  Reasons For The Merger."                possibility of future sales of
                                          Common Shares by the Company or
                                          its shareholders, investors'
                                          perception of the Company and
                                          its businesses, and general
                                          economic and stock market
                                          conditions.  See "RISK FACTORS -
                                          Uncertainty Regarding Market Price
                                          of Common Shares."

                              Appraisal Rights

  Limited Partners dissenting from        Shareholders dissenting from
  certain fundamental changes in the      certain fundamental changes in
  Partnership's ownership structure,      the Surviving Corporation's
  including the Merger, have a right      ownership structure shall have a
  to be paid the fair value of their      right to be paid the fair value
  shares in cash upon the                 of their shares in cash upon the
  satisfaction of certain conditions,     satisfaction of certain
  as provided in Section 1782.436 of      conditions, as provided in
  the Ohio Revised Code.  Section         Section 1701.85 of the OGCL.  In
  1701.85 provides a similar remedy       the event that a shareholder is
  for dissenting Shareholders.  In        unable to agree with the Company
  the event that a Limited Partner or     with respect to the amount and
  Shareholder is unable to agree with     terms of such payment, he or she
  the Company with respect to the         will be entitled to the rights
  amount and terms of such payment,       provided by Section 1701.85
  he or she will be entitled to the       provided that he or she (i) does
  rights provided by Section 1782.436     not vote favorably upon such
  provided that he or she (i) does        transaction, (ii) will, within
  not vote favorably upon such            10 days after the date on which
  transaction and (ii) will, within       the vote is taken, make a
  10 days after the date on which the     written demand on the Company
  vote is taken, make a written           for payment of the fair cash
  demand on the Company for payment       value of the Common Shares with
  of the fair cash value of the           respect to which relief is
  Existing  Securities with respect       sought, setting forth in the
  to which relief is sought, setting      demand certain additional
  forth in the demand certain             information required by Section
  information, including his or her       1701.85 and (iii) will, within
  estimated "fair value" of such          15 days after request by the
  Existing Securities.  The               Company, submit the certificates
  Partnership Agreement  specifically     for the Common Shares to the
  defines fair cash value, of the LP      Company for notation thereon
  Interests in the case of a              that such demand has been made.
  transaction such as the Merger,
  followed within 90 days by a public
  offering of the successor entity's
  equity securities as being based
  upon the price to the public in
  such public offering.  See "RIGHTS
  OF DISSENTING SHAREHOLDERS AND
  LIMITED PARTNERS.":

                                 Tax Matters

  The Partnership is not subject to       The Surviving Corporation is
  federal or state income taxes.          subject to federal and state
  Each Limited Partner is taxed on        income taxes on income.  The
  his or her pro rata share of the        maximum federal corporate tax
  Partnership's taxable income.  The      rate is 35%.  In addition,
  maximum effective federal tax rate      Shareholders are subject to
  for individuals is 39.6%.  See          federal and state income taxes
  "FEDERAL INCOME TAX CONSIDERATIONS"     on distributions of corporate
  and "CERTAIN STATE AND LOCAL INCOME     earnings.  The maximum effective
  TAX CONSIDERATIONS."                    federal tax rate for individuals
                                          is 39.6%  See "FEDERAL INCOME
                                          TAX CONSIDERATIONS" and "CERTAIN
                                          STATE AND LOCAL INCOME TAX
                                          CONSIDERATIONS."

           RIGHTS OF DISSENTING SHAREHOLDERS AND LIMITED PARTNERS

     The following, although believed by the Company to be an accurate summary of certain provisions of the OGCL, the Ohio Revised Code and federal income tax law, is qualified in its entirety by reference to the appropriate provisions of such laws.

General

     Section 1701.85 of the OGCL sets forth the rights of Shareholders who dissent from the Merger to receive the "fair cash value" of their Class A Common Shares and Class B Common Shares in the event the Merger is consummated, determined as of the day prior to the date of the Shareholders Meeting, excluding any appreciation or depreciation resulting from the proposed Merger. Section 1782.436 of the Ohio Revised Code provides a similar remedy for Limited Partners dissenting from the Merger if the Merger is consummated.

     Shareholders and Limited Partners who do not dissent from the Merger may gain liquidity after the Merger by reselling their Common Shares in the open market, subject to the restrictions set forth under the caption "RESALE OF THE COMMON SHARES."

     If the Company and a dissenting Shareholder or Limited Partner do not agree on the "fair cash value" of the securities, Sections 1701.85 and 1782.436 contain procedures for making a judicial determination of "fair cash
value."   In order to avail themselves of such provisions, dissenting
Shareholders or Limited Partners must, within three months time after the written demand, file a petition in the Court of Common Pleas of Lucas County, Ohio for relief. Failure to file such a petition within the three-month period will cause such Shareholder or Limited Partner to lose the right to relief under Sections 1701.85 and 1782.436. As described below, the Partnership Agreement provides a definition of "fair cash value" that must be used in certain circumstances.

     Any cash payment to dissenting Shareholders or Limited Partners will result in the recognition of gain or loss to them for federal income tax purposes at the time the "fair cash value" is paid in the same manner as if they had received cash in the Merger. See "FEDERAL INCOME TAX
CONSIDERATIONS."

Dissenting Shareholders

     Under the provisions of Section 1701.85, a dissenting Shareholder of record on the Shareholders Record Date will be entitled to the rights provided therein so long as the Merger is consummated and such dissenting Shareholder (i) votes against or abstains from voting on the Merger Proposal and (ii) within 10 days after the Shareholders Meeting, makes a written demand on the General Partner for payment of the "fair cash value" of the Class A Common Shares and Class B Common Shares with respect to which relief is sought , setting forth, among other things, the amount claimed as of the "fair cash value" thereof. The casting of a vote by proxy or in person against approval and adoption of the Merger Agreement will not be considered to be the making of a written demand for payment of "fair cash value" of the Class A Common Shares or Class B Common Shares. The failure to vote or submit a proxy will not constitute a waiver of the dissenters' rights of any Shareholder who otherwise complies with the requirements described above. If a beneficial owner of Class A Common Shares or Class B Common Shares desires to dissent but is not the record holder of such shares, the beneficial owner must cause the record holder of such shares to comply with the statutory procedures described above.

     Upon receipt of a demand notice from a dissenting Shareholder, the Company is free to negotiate with such Shareholder as to the "fair cash value" of the Class A Common Shares or Class B Common Shares with respect to which such Shareholder is seeking relief. "Fair cash value" is to be determined as of the day before the Shareholders Meeting, and is defined as that amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. Such amount is to be determined without regard for any appreciation or depreciation in the market value of such securities resulting from the proposed Merger. In no event will the "fair cash value" paid to a certain dissenting Shareholder exceed the amount specified in the demand of such Shareholder.

Dissenting Limited Partners

     Under the provisions of Section 1782.482, a dissenting Limited Partner of record on the Limited Partners Record Date will be entitled to the rights provided therein so long as the Merger is consummated and such dissenting Limited Partner (i) votes against or abstains from voting on the Merger Proposal and (ii) within 10 days after the Limited Partners Meeting, makes a written demand on the Partnership for payment of the "fair cash value" of the LP Interests with respect to which relief is being sought, setting forth, among other things, the amount claimed as of the "fair cash value" thereof. The casting of a vote by proxy or in person against the Merger Proposal will not be considered to be the making of a written demand for payment of "fair cash value" of the LP Interests. The failure to vote or submit a proxy will not constitute a waiver of the dissenters' rights of any Limited Partner who otherwise complies with the requirements described above. If a beneficial owner of LP Interests desires to dissent but is not the record holder of such LP Interests, the beneficial owner must cause the record holder of such LP Interests to comply with the statutory procedures described above.

     The Partnership Agreement specifically provides that the "fair cash value" in the case of a transaction such as the Merger, followed within 90 days by a public offering of the successor entity's equity securities will be based solely on the valuation of the Partnership reflected in the price to the public in such public offering. Thus, if the Public Offering is closed shortly after the Merger as planned, a Limited Partner that duly exercised its right to dissent from the Merger in accordance with Section 1782.436 will receive "fair cash value" based upon the price to the public in the Public Offering.

     DISSENTING SHAREHOLDERS AND LIMITED PARTNERS MUST GIVE THE COMPANY NOTICE WITHIN 10 DAYS AFTER THE SPECIAL MEETINGS TO THE EXTENT THEY WISH TO EXERCISE THE RIGHTS SET FORTH ABOVE. NO SUBSEQUENT NOTICE WILL BE SENT TO SHAREHOLDERS OR LIMITED PARTNERS AS TO THE DATE OF THE SPECIAL MEETINGS. ACCORDINGLY, ANY SHAREHOLDER OR LIMITED PARTNER WHO INTENDS TO DISSENT IS ENCOURAGED TO NOTIFY THE COMPANY PROMPTLY.


                      FEDERAL INCOME TAX CONSIDERATIONS

Introduction

      The following provides Limited Partners and Shareholders with a summary of all material federal income tax consequences of general application to the Surviving Corporation and Limited Partners associated with the Merger. This summary does not comment on all tax matters that may affect the Partnership, the Surviving Corporation, the Limited Partners and the Shareholders, including any state, local, foreign or other matters, and does not consider various facts or limitations applicable to any particular Limited Partner, or special tax rules that may apply to certain Limited Partners and Shareholders and may modify or alter the results described herein.

     Except as otherwise indicated, statements of legal conclusion regarding tax treatments, tax effects or tax consequences reflect the opinions of Kirkland & Ellis, tax counsel for the Surviving Corporation and the Partnership, based on the Internal Revenue Code and applicable regulations thereunder, each as amended and in effect on the date hereof, and on reported judicial decisions and published positions of the Internal Revenue Service ("IRS"). No rulings have been requested from the IRS concerning any of the matters described in this Joint Proxy Statement/Prospectus and the IRS will generally not issue rulings on transactions such as the Merger. In some cases, particularly those as to which tax counsel's opinion is qualified, there is a risk that the IRS will disagree with the conclusions of tax counsel. The laws, regulations, administrative rulings and judicial decisions that form the basis for conclusions with respect to the tax consequences of the Merger are very complex and are subject to change at any time.

     The tax opinion of Kirkland & Ellis is filed as an exhibit to the Registration Statement on Form S-4 filed with the SEC, of which this Joint Proxy Statement/Prospectus constitutes a part. Upon receipt of a written request of a Limited Partner (or such Limited Partner's representative who has been so designated in writing) addressed to the Company, at 480 West Dussel Drive, Maumee, Ohio 43537, attention: Corporate Secretary, a copy of the tax opinion will be transmitted promptly, without charge, by the General Partner.

     The Limited Partners and Shareholders should be aware that there is no direct authority of general applicability governing the federal income tax treatment of transactions such as the Merger that are structured as partnership mergers, because this structure is an approach made available by recent developments in partnership laws. Therefore, in rendering its opinions, tax counsel has relied on authorities addressing the consequences of analogous transactions that used similar structures. Accordingly, although there appears to be no controlling authority contrary to tax counsel's conclusions, it is possible that the IRS would take a different position if it addressed the tax consequences of the Merger.

Differences between LP Interests and Common Shares in General

     A partnership is a pass-through entity for federal income tax purposes. This means that a partnership is not liable for federal income tax on its taxable income. Rather, a partnership passes its income (or loss) through to its owners (i.e., general and limited partners) in proportion to their relative ownership interests. This is known as allocating a partnership's income and loss. Many items of income, gain, loss, and deduction are allocated separately to each partner in proportion to such partner's interest. The character of each item passed through to a partner remains the same in the partner's hands as it was in the partnership's hands. When income (or loss) is allocated to a partner, such partner is taxed on that income (or may deduct that loss). This tax is imposed on the partner regardless of whether the partnership actually distributes any cash or property to the partner. Thus, generally it is the allocation, not the distribution, of income to a partner that results in tax (or a deduction) for that partner. A partner has a basis in the partnership interest he or she holds which is generally equal to either the cost of the partnership interest if purchased, or if not purchased, the amount of any cash or basis of any other property that partner transferred to the partnership, increased (or decreased) by that partner's share of the partnership's income (or loss) and decreased by the amount of any cash (or the basis of any property) distributed to that partner. Upon sale of his or her partnership interest, a partner realizes gain equal to the amount received for the partnership interest less the partner's basis in the partnership interest. The partner's gain (or loss) upon sale is generally capital, but may be characterized as ordinary to the extent of the partner's share of certain assets held by the partnership.

     Because a partnership does not pay tax on income it earns (but rather the General Partner and Limited Partners pay tax on such income), partners of a partnership are subject to only one level of federal income tax on income earned in the business conducted by the Partnership. As owners of the Partnership through their LP Interests, Limited Partners receive the federal income tax treatment just described. The amount of LP Interests owned by a Limited Partner will determine the amount of income or loss allocated to the partner by the Partnership.


     A corporation is a taxable entity and pays federal income tax at a maximum rate of 35% on its taxable income. A shareholder of a corporation is generally not taxed on any income earned by a corporation until the corporation distributes either cash or property to the shareholder or the shareholder sells or exchanges his or her stock at a gain. A corporation often makes distributions to shareholders in proportion to their interests in the corporation, but it need not do so. When cash or property is distributed, each portion of the distribution will be characterized in one of the following three ways: (i) as a dividend, (ii) as a capital gain, or
(iii) as a return of capital. The portion of a distribution treated as a dividend is taxed at ordinary federal income tax rates, which, for individuals, range up to 39.6%. The portion treated as capital gain will generally be taxed at a maximum 28% rate. The portion treated as return of capital will not be taxed. The amount of any distribution treated in any of the three alternative ways may differ for each shareholder, and will depend upon the value of the cash and property received, the percentage interest in the corporation owned by the shareholders receiving the distribution, and each shareholder's basis in his or her shares. Because corporations are taxable on their own taxable income, and because shareholders may be taxed again on that same income if it is distributed to them in the form of cash or property or it is realized through the sale or exchange of shares of stock at a gain, there are two levels of potential tax upon income earned by a corporation. A shareholder's basis in his or her stock is generally equal to the cost of the stock (if purchased), or (if not purchased) the amount of any cash and basis of other property contributed to the corporation, decreased by the amount of any distributions treated as a return of capital under the rules discussed above. Upon a sale of stock, a shareholder's gain (or loss) will be equal to the amount received for the stock less his or her basis in that stock. The character of such gain (or loss) will generally be capital in nature. As holders of interests in a corporation, the owners of any Common Shares will be subject to the tax treatment just described.


     As a holder of a LP Interest, therefore, a Limited Partner holds an interest in an entity that earns income subject to only one level of federal income tax, whereas the holder of a Common Share would hold an interest in an entity that earns income subject to two potential levels of federal income tax.

     There are, however, potential tax advantages (and corresponding financial advantages) to conducting a business through a corporation. These include the ability of shareholders to defer tax on income earned by the corporation until the corporation distributes such income. Partners in a partnership, by contrast, are taxed as soon as the partnership earns income. Partners pay such tax at their individual federal tax rate, which may exceed the maximum federal corporate tax rate. Because of this immediate tax, the Partnership has been forced to distribute a substantial portion of its income in order to allow its partners to pay their taxes. This has limited the ability of the Partnership to accumulate cash and property in order to expand its business. On the other hand, because corporate shareholders pay no tax until they receive distributions, the Surviving Corporation as a corporation may accumulate income for business expansion without financially harming its shareholders' ability to pay their taxes.

Limited Partners and Shareholders


     No gain or loss will be recognized in the exchange by a Limited Partner of LP Interests for Common Shares if such Limited Partner receives only
Common Shares as a result of the Merger. A Limited Partner who receives cash (with respect to LP Interests) in lieu of fractional Common Shares or due to such Limited Partner's exercise of appraisal or similar rights under Ohio law (with respect to LP Interests) will recognize income in an amount less than or equal to the amount of cash received. The aggregate basis of any Common Shares received in the Merger by a Limited Partner in exchange for LP Interests will equal the aggregate basis in such LP Interests immediately before the Merger (but will not include any basis attributable to fractional Common Shares treated as sold for tax purposes). Such basis will be prorated among all Common Shares received for such LP Interest.

     No gain or loss will be recognized by a Shareholder in converting Class
A and Class B Common Shares in the Merger if such Shareholder receives only Common Shares as a result of the Merger. Any cash received by a Shareholder for Class A or Class B Common Shares (in lieu of the issuance of fractional Common Shares or due to such Shareholder's proper exercise of appraisal rights pursuant to Ohio law) will result in such Shareholder's recognition of income in an amount less than or equal to the amount of cash received. Common Shares received by a Shareholder in conversion of Class A and Class B Common Shares of the General Partner will have a basis equal to the basis of the Class A and Class B Common Shares that are converted (but will not include any basis attributable to fractional Common Shares treated as sold for tax purposes).


      Limited Partners and Shareholders will have a split holding period in each Common Share received. A Common Share received in exchange for LP Interests will have a holding period that begins on the day following the Merger to the extent that the value of such share on such date is attributable to certain of the Partnership's assets (essentially its ordinary income assets), and to the extent of the balance, will have a holding period that includes the period the LP Interests were held by the Limited Partners. A Common Share received in exchange for shares of the General Partner will have a holding period that includes the holding period of the Shareholder's shares of the General Partner.

     These conclusions are based on the assumption that the Limited Partners will own at least 80% of the Common Shares outstanding immediately after the Merger, excluding from the numerator any shares received in the Merger that are sold after the Merger pursuant to a binding commitment, obligation or agreement made before the Merger (the "Control Assumption"). The Control Assumption will be correct unless, contrary to the best knowledge of the Partnership, a significant percentage of Limited Partners and Shareholders agree prior to the Merger to sell the shares they receive in the Merger. If the Control Assumption is not correct, each Limited Partner will recognize gain or loss on the Merger as if the Partnership had (a) sold all of its assets to the General Partner for an amount equal to the value of the shares received in the Merger, plus the liabilities of the Partnership assumed in the Merger, and (b) distributed the shares received in the Merger to the Limited Partners.

     A holder of Existing Securities who subsequently sells the Common Shares received in the Merger will recognize gain or loss measured by the difference between the amount realized on such sale and his or her tax basis in the shares sold. Each Limited Partner who receives shares in the Merger will be required to file with his or her federal income tax return for the year in which the Merger is completed a statement that provides details relating to his or her LP Interest (which will be considered to be property transferred), the Common Shares, and his or her share of any liabilities assumed by the Surviving Corporation in the Merger. The Surviving Corporation will provide shareholders with information to assist them in preparing such statement.

     After the Merger, the income and deductions attributable to the assets and liabilities of the Surviving Corporation will not be allocated to the Surviving Corporation's shareholders. A shareholder will be taxed only on dividends and other distributions received from the Surviving Corporation, if any. Such distributions generally will be taxable as dividends to the extent of any current or accumulated earnings and profits of the Surviving Corporation. Any other distributions will be treated as a nontaxable return of capital to the extent of the shareholder's basis in his or her Common Shares and as capital gain to the extent of the balance.

The Surviving Corporation and the Partnership

     Neither the Surviving Corporation nor the Partnership will recognize any gain or loss as a result of the Merger. The Partnership will be deemed to have transferred all its assets and liabilities to the General Partner and to have received shares of the Surviving Corporation in exchange, and then to have distributed those shares to the Limited Partners in complete liquidation. As a consequence, the assets of the Partnership will retain the same tax basis as they had prior to the Merger unless the Partnership is required to recognize gain in the Merger.

     If the Control Assumption is not correct, the Surviving Corporation would still not recognize gain or loss on the Merger, but the Surviving Corporation's tax basis in the assets acquired from the Partnership would equal the value of the Common Shares issued in the Merger plus the amount of the Partnership's liabilities assumed in the Merger, and the Surviving Corporation's holding period in the assets would begin the day after the Merger takes effect. The Partnership, on the other hand, would recognize gain or loss on the Merger in an amount equal to the amount by which the value of the Common Shares received plus the amount of the Partnership's liabilities assumed exceeds (or is less than) its basis in the assets transferred and the partners would be required to include in their taxable income their distributive shares of the Partnership's gain or loss.

     After the Merger, the Partnership will cease to exist for both state law and federal income tax purposes. The Surviving Corporation will be taxed as a corporation on its taxable income. The income and deductions attributable to the assets and liabilities received in the Merger will be included in the Surviving Corporation's taxable income. The adjusted tax basis of certain of the assets will be depreciable or amortizable for federal tax purposes, thereby reducing the amount of the Surviving Corporation's income subject to tax.

     THE FOREGOING DISCUSSION ADDRESSES ONLY THE FEDERAL INCOME TAX CONSE-QUENCES OF THE MERGER APPLICABLE TO LIMITED PARTNERS AND SHAREHOLDERS GENERALLY. EACH LIMITED PARTNER AND SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE MERGER.


              CERTAIN STATE AND LOCAL INCOME TAX CONSIDERATIONS

     The following provides Limited Partners and Shareholders with a summary of certain material state and local income tax consequences of general application to the Limited Partners and the Surviving Corporation associated with the Merger. This section does not comment on all tax matters that may affect the Partnership, the Surviving Corporation, the Limited Partners and the Shareholders, and does not consider various facts and limitations applicable to any particular Limited Partner, or special tax rules that may apply to certain Limited Partners and Shareholders and may modify the results described herein.

     The following statements are not the subject of the Kirkland & Ellis opinion and have not otherwise been passed upon by Kirkland & Ellis. No rulings have been requested from any state or local tax jurisdiction concerning any of the matters described in this Joint Proxy
Statement/Prospectus.

     A partnership is generally a pass-through entity for state and local income tax purposes. This means that a partnership is not liable for state or local income tax on its taxable income. In general, partners liable for federal income tax are also liable for the state and local income taxes of the states and taxing municipalities in which a partnership does business. These taxes are generally based on a partner's allocated share of federal taxable income from the partnership as allocated or apportioned among the various state and local jurisdictions on the basis of the character of the income earned or on the basis of sales made, payroll paid, and property owned in each jurisdiction. A partner is also generally subject to tax on all income earned from that partner's investment in the partnership in the partner's state and, if applicable, city or village of residence. This tax may be offset by credits for taxes paid to other states and municipalities. In general, interest income and capital gains earned by a partnership are not subject to municipal income tax. As with federal income tax, partners of a partnership are subject to only one level of state and local income tax on income earned in the business conducted by the Partnership. See "FEDERAL INCOME TAX CONSIDERATIONS."

     The Partnership has filed composite state income tax returns for a number of years on behalf of eligible and electing Limited Partners for the purpose of limiting each partner's compliance burden to that partner's state of residence. The taxes paid by the Partnership with these returns have been charged to the participating partners' partnership capital accounts.

     A corporation is a taxable entity and pays state and local income taxes at rates which vary depending upon the identity of the states and cities in which the corporation conducts its business. A majority of the business of the Surviving Corporation is expected to be conducted in Ohio, which imposes a rate of approximately 9% on income apportioned to Ohio. A shareholder of a corporation is generally not taxed on any income earned by a corporation until the corporation distributes either cash or property to the shareholder or the shareholder sells or exchanges shares of stock at a gain. See "FEDERAL INCOME TAX CONSIDERATIONS." Dividends and capital gains are generally subject to tax only in the shareholder's state of residence.
Income from capital gains is generally taxed at the same rates as other taxable income. Neither dividends nor capital gains are generally taxable by taxing municipalities.

     THE FOREGOING DISCUSSION ADDRESSES ONLY CERTAIN OF THE STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO LIMITED PARTNERS AND SHAREHOLDERS GENERALLY. EACH LIMITED PARTNER AND SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE MERGER.

                                 THE COMPANY

General

     The Company is engaged in grain merchandising and operates grain elevator facilities located in Ohio, Michigan, Indiana and Illinois. The Company is also engaged in the distribution of agricultural products such as fertilizers, seeds and farm supplies. The Company operates retail general stores; produces, distributes and markets lawn care products and corncob products; and repairs and leases rail cars.

Agriculture Group

     The agriculture group consists of grain operations, wholesale fertilizer operations, retail farm centers and farmer services.

     The Company's grain operations involve merchandising grain and operating terminal grain elevator facilities, which includes purchasing, handling, processing and conditioning grain, storing grain purchased by the Company as well as grain owned by others, and selling grain. The principal grains sold by the Company are yellow corn, yellow soybeans and soft red and white wheat. The Company's total grain storage capacity aggregates approximately 67 million bushels.

     Virtually all grain merchandised by the Company is grown in the midwestern part of the United States and is acquired from country elevators, dealers and producers. The Company effects grain purchases at prices referenced to Chicago Board of Trade quotations. The Company competes for the purchase of grain with grain processors and feeders, as well as with other grain merchandisers.

     The Company's grain business may be adversely affected by unfavorable weather conditions, disease, insect damage, the total acreage planted by farmers, government regulations and policies, and commodity price levels as they affect grower incentive or a supplier's decision when to deliver grain for sale. See "Government Regulation." The grain business is seasonal coinciding with the harvest of the principal grains purchased and sold by the Company.

     During 1994, approximately 63% of the grain sold by the Company was purchased domestically by grain processors and feeders and approximately 37% was exported. Most of the exported grain was purchased by exporters for shipment to foreign markets. Some grain is shipped directly to foreign countries, mainly Canada. Almost all grain shipments are by rail or boat. Rail shipments are made primarily to grain processors and feeders, with some rail shipments made to exporters on the Gulf or east coast. All boat shipments are from the Toledo, Ohio port elevator.

     The Company competes in the sale of grain with other grain merchants, other private elevator operators and farmer cooperatives which operate elevator facilities. Competition is based primarily on price, service and reliability. Some of the Company's competitors are also its customers and many of its competitors have substantially greater financial resources than the Company.

     Grain sales are effected on a negotiated basis by the Company's merchandising staff. As with agricultural commodities generally, the volume and pricing of the Company's sales are sensitive to changes in supply and demand relationships, which in turn are affected by factors such as weather, crop disease and government programs, including subsidies and acreage allotments. The Company's business also is affected by factors such as conditions in the shipping industry, currency exchange fluctuations, government export programs and the relationships of other countries with the United States and similar considerations. Since the Company does not usually know the ultimate destination of the grain it sells for export, it is unable to determine the relative importance, in terms of sales, of the various countries to which grain is shipped by its customers.

     Fixed price purchases and sales of cash grain expose the Company to adverse changes in price. Hedging of these purchase and sales positions provides protection from the potential adverse changes in price, avoiding unacceptable risk and the potential for significant loss.

     The Company hedges fixed price purchase and sales transactions through the use of futures contracts with the Chicago Board of Trade ("CBOT"). The CBOT is a regulated commodity futures exchange that maintains futures markets for the grains merchandised by the Company. Futures prices are determined by supply and demand.

     The hedging program is designed to reduce the risk of changing commodity prices. In that regard, hedging transactions also limit potential gains from further changes in market prices. The agriculture group's profitability is derived from margins on grain sold and revenues generated from other merchandising activities with its customers, not from its hedging transactions.

     Purchases of grain can be made the day the grain is delivered to a terminal or via a forward contract made prior to actual delivery. Sales of grain are generally made by contract for delivery in some future period.
When the Company purchases or contracts for future delivery for grain at a fixed price, the purchase is immediately hedged with the sale of a futures contract on the CBOT. Similarly, when the Company sells grain at a fixed price, the sale is immediately hedged with the purchase of a futures contract on the CBOT. At the close of business each day, the open fixed price cash positions as well as open futures positions, are marked-to-market. Gains /losses in value on the Company's cash positions from price changes are off-set by losses/gains in value on the Company's futures positions.

     When a futures contract is entered into, an initial margin deposit must be sent to the CBOT. The amount of the margin deposit is set by the CBOT and varies by commodity. If the market price of a short futures contract increases, then an additional margin deposit, called a maintenance margin, would be required to be sent to the CBOT. Similarly, if the price of a long futures contract decreases, a maintenance margin deposit would be required to be sent to the CBOT. Subsequent price changes could require additional maintenance margins or could result in the return of maintenance margins by the CBOT. Significant changes in market prices, such as occurs when weather conditions are unfavorable for extended periods, can have an effect on liquidity and requires the Company to maintain appropriate short-term lines of credit.

     At any one time the agriculture group's purchase contract portfolio may approximate 75 million bushels for delivery to the Company over the next three years. Because of this volume, the Company relies heavily on its hedging program as the method for minimizing price risk in its grain inventories and contracts. The agriculture group has adopted a policy which specifies the key controls over the hedging program. This policy includes a description of the hedging programs, mandatory review of positions by key management outside of the trading function on a biweekly basis, daily position limits, modeling of positions for changes in market conditions, and other internal controls.

     The Company's wholesale agricultural fertilizer operations involve purchasing, storing, formulating, and selling dry and liquid fertilizers; manufacturing liquid fertilizers; providing fertilizer warehousing and services to manufacturers and customers; and wholesale distribution of seeds and various farm supplies. The major fertilizer ingredients sold by the Company are nitrogen, phosphate and potassium, all of which are readily available from various sources.

     The Company's wholesale agricultural fertilizer market area primarily includes Ohio, Michigan, Indiana and Illinois and customers for the Company's agricultural fertilizer products are principally retail dealers. Sales of agricultural fertilizer products are heaviest in the spring and fall.

     The Company's aggregate storage capacity for dry fertilizer is 14 million cubic feet. The Company reserves 5 million cubic feet of this space for various fertilizer manufacturers and customers. The Company's aggregate storage capacity for liquid fertilizer is 32 million gallons and 6 million gallons of this space is reserved for manufacturers and customers. The agreements for reserved space provide the Company storage and handling fees and, generally, are for one year and are renewed at the end of each term.

     The Company operates ten retail farm centers located throughout Michigan, Indiana and Ohio. These centers, often strategically located at or near the Company's grain or wholesale fertilizer facilities, offer agricultural fertilizer, chemicals, seeds and supplies, as well as custom application of fertilizer and chemicals to the farmer. In addition, farmer services representatives provide a link between the grain and fertilizer operations and offer assistance with grain marketing and farm financial management.

     In its agricultural products business, the Company competes with regional cooperatives; fertilizer manufacturers; multi-state retail/wholesale chain store organizations; and other independent wholesalers of agricultural products. Many of these competitors have considerably larger resources than the Company. Competition in the agricultural products business of the Company is based principally on price, location and service. The Company believes that it is a strong competitor in these areas.

Retail Group

     The Company's retail store operations consist of six facilities operated as The Andersons retail general stores, which are located in the Columbus, Lima and Toledo, Ohio areas, which serve urban, rural and suburban customers. Major product categories in the general stores include: hardware, home remodeling and building supplies; automotive accessories and parts; small appliances, electronics and houseware products; work clothes and footwear; wine, specialty meats and cheeses, baked goods and produce; pet care products; lawn and garden supplies, nursery stock and Christmas decorations and trim; toys, sporting goods, bicycles and marine accessories. The general store concept features self-selection of a wide range and variety of brand name, quality merchandise. Each general store carries more than 70,000 different items, has over 100,000 square feet of in-store display space plus 40,000 square feet of outdoor garden center space, and has a center aisle that features do-it-yourself clinics, special promotions and varying merchandise displays.

     The retail merchandising business is highly competitive. The Company competes with a variety of retail merchandisers, including numerous mass retailers, department and hardware stores, and farm equipment and supply companies. The principal competitive factors are quality of product, price, service and breadth of selection. In each of these areas the Company is an effective competitor. Its wide selection of brand names and other quality merchandise is attractively displayed in the Company's general stores. Each store is located on landscaped property with ample well-lit parking facilities. The Company's retail business is affected by seasonal factors with significant sales occurring during the Christmas season and in the spring.

Other Businesses

     The Company produces more than 1,000 granular consumer and professional lawn and garden care products for national distribution. The consumer granular products are sold to mass merchandisers, home centers and regional retailers as well as other lawn fertilizer manufacturers. The professional granular products are sold both direct and through distributors to lawn service applicators and to golf courses. The principal raw materials for the lawn care products are nitrogen, potash and phosphate, which are available from the Company's agriculture group. The lawn and garden industry is highly seasonal, with the majority of the sales occurring from early spring to early summer. Competition is based principally on merchandising ability, service and quality.

     The Company is one of the largest producers of processed corncob products in the United States. These products serve the chemical carrier, animal bedding, industrial and sorbent markets and are distributed throughout the United States and Canada and into Europe and Asia. The unique absorption characteristics of the corncob has led to the development of "sorbent" products. Sorbents include products made from corncobs as well as synthetic and other materials and are used to absorb spilled industrial liquids and other waste products. The principal sources for the corncobs are the Company's grain operations and seed corn producers.

     The Company is also involved in repairing, buying, selling and leasing rail cars, the operation of seven auto service centers, the production of dog and cat foods, a steel fabrication shop and an outdoor power equipment sales and service shop.

Research and Development

     The Company's research and development program is mainly concerned with the development of improved products and processes, primarily lawn care products and corncob products. Approximately $490,000, $450,000, $380,000, $220,000 and $298,000 was expended on research and development during 1994, 1993, 1992, 1991 and 1990, respectively, including materials, salaries and outside consultants.

Employees


     All management and labor services are provided to the Partnership by the employees of the General Partner. The Partnership pays a management fee to the General Partner for these services. At March 31, 1995, there were 1,160 full-time and 1,945 part-time or seasonal employees of the General Partner providing services to the Partnership, which does not have any of its own employees.


Government Regulation

     Grain sold by the Company must conform to official grade standards imposed under a federal system of grain grading and inspection administered by the United States Department of Agriculture ("USDA").

     The production levels, markets and prices of the grains which the Company merchandises are materially affected by United States government programs, including acreage control and price support programs of the USDA. Also, under federal law, the President may prohibit the export of any product, the scarcity of which is deemed detrimental to the domestic economy, or under circumstances relating to national security. Because a portion of the Company's grain sales are to exporters, the imposition of such restrictions could have an adverse effect upon the Company's operations.

     The Company, like other companies engaged in similar businesses, is subject to a multitude of federal, state and local environmental protection laws and regulations including, but not limited to, laws and regulations relating to air quality, water quality, pesticides and hazardous materials. The provisions of these various regulations could require modifications of certain of the Company's existing plant and processing facilities and could restrict future facilities expansion or significantly increase their cost of operation. The Company made capital expenditures of approximately $600,000 in 1994 in order to comply with these regulations.

Environmental Proceeding

     In 1992, the Company was notified by the Ohio Environmental Protection Agency (the "Agency") that a water contamination discharge issue had been referred to the Ohio Attorney General. The issue involved the Company's Toledo, Ohio river elevator facility, built during the 1960's and 1970's on low lying land that had, in part, been filled by an unrelated corporation with material from its manufacturing operations. This material was allegedly the source of the alleged contamination at issue. In November, 1994, a Consent Order was filed in the Lucas County Court of Common Pleas which resolved the water contamination discharge issue. In addition, the Agency has reserved the right to investigate whether further action will be necessary at the river elevator facility. Such investigation, if conducted, would likely involve a determination as to what, if any, potential risks are posed by materials which were deposited at the site by a previous owner during its ownership of the property. The Company does not yet know (i) whether further action will be required, (ii) what the costs of any such further action would be, or (iii) how such costs would be allocated among the responsible parties. As the owner of the facility on such site, the Company could be a potentially responsible party under one or more state and federal environmental statutes and could, therefore, be jointly and severally liable for all of the costs imposed in connection with any such further action. At this time, the Company cannot ascertain whether such costs would be material to the Company.
Properties

     The Company's principal agriculture, retail and other properties are described below. Except as otherwise indicated, all properties are owned by the Company.

Agriculture Facilities


 Location                   Grain               Wholesale Fertilizer

                           Storage           Dry Storage      Liquid Storage
                          (bushels)           (cu. ft.)           (gal.)
 Maumee, OH              18,800,000           6,333,000          2,600,000
 Toledo, OH               6,300,000           2,000,000          3,000,000
 Metamora, OH (2)         6,480,000                 ---                ---
 Lyons, OH (2)(4)           380,000              47,000            160,000
 Champaign, IL           13,000,000             833,000                ---
 Delphi, IN               6,580,000           1,667,000                ---
 Clymers, IN (1)          4,400,000                 ---          7,600,000
 Clymers, IN (4)                ---              37,000            480,000
 Dunkirk, IN              5,900,000             900,000
 Poneto, IN                 530,000                 ---          4,200,000
 North Manchester,IN (4)        ---              23,000             90,000
 Logansport, IN                 ---              33,000          3,000,000
 Walton, IN (4)                 ---             433,000          6,500,000
 Albion, MI (4)           2,470,000              23,000             40,000
 Potterville, MI (4)        790,000              23,000                ---
 White Pigeon, MI         1,730,000                 ---                ---
 Webberville, MI                ---           2,017,000          3,200,000
 Litchfield, MI (3)(4)          ---              40,000            252,000
 North Adams, MI (3)(4)         ---              20,000            230,000
 Union City, MI (4)             ---              20,000             40,000
 Munson, MI (2)(4)              ---              33,000            150,000

                         67,360,000          14,482,000         31,542,000



(1)  Facility leased - lease expires in 1998, provides an option to purchase.
(2)  Facilities leased, option to purchase exercised in 1995.
(3)  Facility leased.
(4)  Facility is or includes a retail farm center.

     The grain facilities are mostly concrete and steel tanks, with some flat storage. The Company also owns grain inspection buildings and driers, a corn sheller plant, maintenance buildings and truck scales and dumps. Capacity in the Company's grain facilities increased from 44.9 million bushels in 1990 to the current 67.3 million bushels through a combination of acquisition, leasing and construction.

     Agricultural products properties consist mainly of fertilizer warehouse and distribution facilities for dry and liquid fertilizers. The Maumee, Ohio and Walton, Indiana locations have fertilizer mixing, bagging and bag storage facilities. The Company owns a seed processing facility in Delta, Ohio. The Company also operates ten retail farm centers (four under lease agreements) in Michigan, Indiana and Ohio. Aggregate storage capacity in the ten retail farm centers for liquid fertilizer and dry fertilizer is 7.9 million gallons and 676,000 cubic feet, respectively. Since 1990, total storage capacity has remained at the same level for dry fertilizer. Liquid fertilizer capacity has increased by 77% or 14 million gallons.

Retail Store Properties

             Name                   Location             Square Feet
     Maumee General Store         Maumee, OH               128,000
     Toledo General Store         Toledo, OH               134,000
     Woodville General Store (1)  Northwood, OH            105,000
     Lima General Store (1)       Lima, OH                 103,000
     Brice General Store          Columbus, OH             140,000
     Sawmill General Store        Columbus, OH             134,000
     Warehouse (1)                Maumee, OH               245,000

     (1)  Leased.

     The leases for the two general stores and the warehouse facility are long-term leases with several renewal options and provide for minimum aggregate annual lease payments approximating $1,016,000. The general store leases provide for contingent lease payments based on achieved sales volume. With respect to the Brice General Store, see "MANAGEMENT--Certain Relationships and Related Transactions." The Lima General Store was added in 1993.

Other Properties

     The Company owns lawn fertilizer production facilities and automated pet food production and storage facilities in Maumee, Ohio. It also owns corncob processing and storage facilities in Maumee, Ohio and Delphi, Indiana. The Company leases a lawn fertilizer production facility, a warehouse facility and four lawn products sales outlets. In its rail car leasing business, the Company owns or leases approximately 1600 rail cars (primarily covered hopper cars) with lease terms ranging from one to ten years and annual lease payments aggregating approximately $4,200,000. The majority of these cars are leased to other companies, although some cars are maintained by the Company's agriculture group. The Company also owns a rail car repair facility, a steel fabrication facility, a service and sales facility for outdoor power equipment and the Company owns or leases seven auto service centers.

     The Company's administrative office building is leased at an annual rental of $696,000 under a net lease expiring in 2000. See "MANAGEMENT-- Certain Relationships and Related Transactions." The Company owns approximately 618 acres of land on which various of the above properties and facilities are located; approximately 363 acres of farmland and land held for future use; approximately 102 acres of improved land in an office/industrial park held for sale; and certain other meeting and recreational facilities, dwellings and parcels. The Company also owns or leases a number of switch engines, cranes and other equipment.

     Real properties, machinery and equipment of the Company were subject to aggregate encumbrances of approximately $41,125,000 at December 31, 1994. Additions to property for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 amounted to $26,300,359 (includes $11,852,333 for the repurchase of two retail general store facilities), $10,808,521, $6,590,045, $6,670,883 and
$5,063,336, respectively. See Note 8 to the Company's Consolidated Financial Statements for information as to the Company's leases. In 1992, the Company disposed of its pet products distribution business. See Note 3 to the Partnership's Financial Statement.

     The Company believes that its properties, including its machinery, equipment and vehicles, are adequate for its business, well maintained and utilized, suitable for their intended uses and adequately insured.

                                       Selected Financial Data of the Partnership

               (dollars in thousands, except per $1000 of weighted average partners' capital data)

                                     Three Months Ended
                                          March 31                              Year Ended December 31
                                     1995         1994         1994         1993         1992         1991        1990
INCOME STATEMENT DATA:
Grain sales and revenues           $104,774     $132,670     $551,836     $439,484     $440,553     $356,898    $359,550
Fertilizer, retail and
  other sales                        98,236       86,029      400,922      336,973      312,613      286,165     283,867
Total sales and
  merchandising revenues            203,010      218,699      952,758      776,457      753,166      643,063     643,417
Operating profit (a)                  6,411        4,530       28,720       21,170       18,300       13,987      16,157
Income from continuing
  operations (b)                      1,923        2,085       15,137       11,079       10,130        4,516       5,260
Net income                            1,923        2,085       15,137       11,079        7,636        2,825       3,859
Weighted average partners'
  capital (c)                        64,079       54,901       52,696       47,405       43,101       41,939      43,048
Allocations and
  distributions per $1,000
  of weighted average
  partners' capital:
    Allocation of income
      from continuing
      operations                         30           38          287          234          235          107         122
    Allocation of net income             30           38          287          234          177           67          90
    Cash distributions                    3            6           21           32           34           34          32
    Tax distributions (d)                 7           12           63           88           10           88           6

                                                  As of                              As of December 31
                                                March 31,
                                                  1995         1994         1993         1992         1991        1990
BALANCE SHEET DATA:
Total assets                                    $362,607     $350,184     $356,501     $255,500     $290,110    $234,319
Long-term debt and other long-term
   obligations                                    72,793       74,277       55,817       47,570       49,884      50,133
Partners'capital:
   General partner                                   998          969          762          623          531         546
   Limited partners                               64,735       63,008       54,649       50,497       41,977      45,265
      Total Partner's capital                   $ 65,733     $ 63,977     $ 55,410     $ 51,120     $ 42,508    $ 45,811

Notes to Selected Financial Data of the Partnership
(a)   See Note 12 to the Partnership's Consolidated Financial Statements  for the definition of operating profit.
(b)  See Note 3 to the Partnership's Consolidated Financial Statements.
(c)    Weighted  average  partners'  capital  represents  the  average  daily outstanding partners' capital  balance, which  includes  the  effects  of distributions and investments made during the year.
(d)   Tax  distributions  can  fluctuate widely due  to  the  timing  of  the distributions and the amount  of
  Partnership  taxable   income.    See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF THE PARTNERSHIP -Liquidity and Capital Resources."

                                     Selected Financial Data of the General Partner

                                      (dollars in thousands, except share and per share data)
                                     Three Months Ended                         Year Ended December 31
                                          March 31
                                     1995         1994          1994        1993         1992         1991        1990
INCOME STATEMENT DATA:
Management fees                    $18,413      $15,792       $70,395     $63,107      $57,388      $55,358     $51,582
Net income                              45            5           252         146            9           24          46
Net income per Class A
  Common Share                        9.80         0.99         54.72       31.66         1.96         5.38        9.91
Weighted average number
  of Class A Common
  Shares outstanding                 4,608        4,612         4,612       4,624        4,633        4,591       4,691

                                                  As of                           As of December 31
                                                March 31,
                                                  1995          1994        1993         1992         1991        1990
BALANCE SHEET DATA:
Total assets                                    $12,405       $12,984     $11,432       $8,841       $8,580      $7,783
Long-term debt and other long-term
  obligations                                     3,275         3,060       2,413        1,756        1,489       1,580
Shareholders'equity                               1,904         1,862       1,607        1,473        1,445       1,448



         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS OF THE PARTNERSHIP

Liquidity and Capital Resources


     Working capital at March 31, 1995 and December 31, 1994 was $57 million, up $10 million from December 31, 1993. Cash provided by operating activities was $52 million in calendar 1994 compared to a use of cash in calendar 1993 of $51 million. The increase in cash provided by operating activities led to a decrease in short-term borrowings from $87.9 million at December 31, 1993 to $50 million at December 31, 1994. Cash used in operations for the quarter ended March 31, 1995 was $75 million and was provided primarily from additional short-term borrowings.

     Partners' capital was $65.7 million at March 31, 1995 and was $64 million at December 31, 1994 which was up from $55.4 million at December 31, 1993.
Net income in 1994 of $15.1 million was added to partners' capital, while Limited Partners added $733,675 to their capital accounts at the beginning of 1994 and withdrew $604,000. During 1994 quarterly cash distributions to partners totaled $1.1 million. This amount decreased from prior years due to Limited Partners' elections to receive reduced distributions. In addition, at the end of the year, distributions to certain Limited Partners and charitable remainder trusts totaled $1.2 million and charitable contributions charged to Limited Partners' capital accounts totaled $782,000. Tax distributions to Limited Partners during 1994 totaled $3.3 million. An additional tax distribution of $474,000 was paid in January 1995 and the final 1994 tax distribution of $1.8 million was paid on April 7, 1995.

     In the first quarter of 1995, the increase in partners' capital was due to the addition of net income of $1.9 million and equity reinvested of $1.1 million. Quarterly cash and tax distributions of $220,000 and $474,000, respectively, were paid in the first quarter. It is anticipated that future quarterly tax distributions, beginning in June 1995, will be less than the first quarter distribution. Future quarterly cash distributions, also beginning in June of 1995, are expected to approximate $225,000.


     Tax distributions have been made to Limited Partners for purposes of making federal, state and local tax payments since the taxable income of the Partnership is taxable to the Limited Partners and not to the Partnership. Tax distributions can fluctuate widely from year to year (see "Selected Financial Data Of The Partnership") due to changes in the amount and in the components of Partnership taxable income, due to the timing of required tax payments by Limited Partners and due to the elections made by Limited Partners to take all, none or a percentage of the tax distribution available to them. Tax distributions and taxable income for the last five years have been as follows:

                    Year       Distributions   Taxable Income

                    1990       $   278,000     $ 5,313,000
                    1991         3,700,000       3,880,000
                    1992           418,000       8,255,000
                    1993         4,200,000      11,856,000
                    1994         3,335,000      17,833,000

     The 1990 tax distribution was based on 1989 taxable income of $1,559,500. The tax distributions in 1991 were considerably higher due to the increase in taxable income from 1989 to 1990 and due to the implementation of quarterly tax distributions paid to Limited Partners in April, June and September. Quarterly tax distributions were made to coincide with the timing of estimated tax payments due by Limited Partners. Tax distributions paid in 1992 decreased due to the decrease in taxable income from 1990 to 1991 and due to the quarterly tax payments made in 1991. In 1993, the tax distributions were very high due to the increase in taxable income in 1992, which also impacted the quarterly tax distributions needed by Limited Partners to meet their 1993 estimated tax payments. In 1994 tax distributions were lower than 1993 due to elections by Limited Partners to take smaller tax distributions.


     During 1994 the Partnership issued $639,000 Five-Year and $1.5 million Ten-Year debentures. Additional debentures totaling $277,000 were issued during the first quarter of 1995. Proceeds from the issuance of the debentures were used to fund current maturities of long-term debt and for capital expenditures. Although the Partnership does not anticipate additional bond sales in the second quarter, it may offer bonds in the future.

       The Partnership finances part of its inventories through short-term borrowings under lines of credit which are also used from time to time for other Partnership purposes. Generally, the highest borrowings occur in the spring and are related to payments of grain payables, credit sales of agricultural products related to spring planting and a seasonal peak in credit sales of lawn care products. The amount of borrowings outstanding during the year, and from one year to another, may fluctuate widely depending upon accounts receivable and inventory levels, and maintenance margin requirements. The Partnership has available lines of credit for unsecured short-term debt with banks aggregating $167,000,000 at March 31, 1995. The credit arrangements, the amounts of which are adjusted from time to time to meet the Partnership's needs, are demand notes without termination dates but are reviewed at least annually for renewal. Because the Partnership actively manages the payment of fees on its available lines of credit, it reduced those few lines on which fees are charged during the first quarter. See Note 6 to the Partnership's Consolidated Financial Statements for additional information relating to the lines of credit. The Partnership also has a $20 million long-term revolving line of credit. See Note 7 to the Partnership's Consolidated Financial Statements.

     Certain of the Partnership's long-term indebtedness is secured by first mortgages on various facilities of the Partnership. Some of the Partnership's long-term borrowings include provisions that impose minimum levels of working capital and partnership equity (as defined); the addition of new long-term debt; restrict the Partnership from certain sale, lease, merger and consolidation transactions; require the Partnership to be substantially hedged in its grain transactions; and certain other requirements. At March 31, 1995, the Partnership was, and it believes it continues to be, in compliance with all terms and conditions of the secured borrowings and short and long term lines of credit. See Note 7 to the Partnership's Consolidated Financial Statements for further information with respect to long-term financing.

     The Partnership periodically utilizes interest rate contracts to manage interest rate risk by locking in rates consistent with projected borrowing needs. There were no open interest rate contracts at March 31, 1995.


     The Partnership's liquidity is enhanced by the fact that grain inventories are readily marketable. In management's opinion, the Partnership's liquidity is adequate to meet short and long-term needs.

     Capital expenditures were approximately $26 million in 1994 and are expected to be approximately $24 million in 1995. Anticipated capital expenditures in 1995 include $3.5 million for grain elevator and retail farm center acquisitions, $2.6 million for additional storage capacity, $1.9 million for store renovations, $5.9 million for plant upgrades and improvements and $1.4 million for information systems improvements. Funding for capital expenditures in 1995 is expected to come from cash generated from operations and additional long-term debt or new equity.

Results of Operations


Three months ended March 31, 1995 and March 31, 1994

     Net income in the first quarter of 1995 was $1.9 million, slightly less than the 1994 first quarter income of $2.1 million. Revenues were $204 million, down from $219 million a year ago. Interest expense was up due to an increase in short-term and long-term debt and higher interest rates. Operating, administrative and general expenses were up 14.4% with most of the increase coming from expanded operations including two new grain facilities and two new ag fertilizer facilities opened after the first quarter of 1994.

     The Agriculture Group experienced a 12% decrease in sales and merchandising revenues from 1994 but a 32% increase in gross profit. Sales of grains were $99 million in the first quarter of 1995, down $28 million from a year ago. The average selling price was $3.17 per bushel, down from $4.04 per bushel in the first quarter of last year. This decrease in price reflects a reduction in the percent of soybean bushels to total bushels sold as soybean prices are approximately twice that of corn and wheat. The number of bushels sold increased by 90% and margins were also up. The income earned from holding owned grain increased by $300,000 from the level of income experienced in 1994. Drying and mixing income decreased slightly. Storage income was down 5% in the first quarter and this trend should continue into the second quarter as bushels held in storage at the end of the quarter were two-thirds that of a year ago. Overall, merchandising revenues were up 2% from last year. Gross profit from the grain area was up $3.4 million or 46% in the first quarter of 1995 due to the large increase in volume of bushels sold and a smaller increase in margins.

     In agricultural fertilizer and supply, sales were $36 million, up $8 million from a year ago. Wholesale sales of fertilizer products accounted for almost all of the sales increase. Volume was up 14% and selling prices were up 13%. Margins were down 4% in the first quarter of 1995 due to increased material costs. Retail sales were up $1.2 million due primarily to the opening of three new retail farm centers. Sales of agricultural supplies were down approximately $400,000. Gross profit on sales of agricultural products was up 9% for the quarter due primarily to the wholesale volume increase.

     Sales in the retail area were $31 million in first quarter of 1995 compared to $31.6 million last year. Sales in the Columbus market were unchanged and sales in the Toledo market were up 1%. Sales in the Lima store were down 1.6%. As a result of a 3% increase in margins, gross profit in the retail area was up 1%.

     Sales of lawn care products were $19 million, up $3 million from the first quarter of last year. Tons sold increased by about 11% while average selling prices increased by about 8%. Increased material costs, however, limited the gross profit increase to 3%. In the industrial products area, sales were up 20% from the first quarter of 1994 and volume was up about 4%. Gross profit was up 18% due to the volume and sales increase and a shift in product mix. Average sales price increased 10%. In other businesses, sales were unchanged from the prior year. Gross profit in the other businesses was up about 16% due primarily to the rail division.


Years ended December 31, 1994 and 1993

     Net income in 1994 increased to $15 million from $11 million in 1993. Gross profit increased by $19 million or 15%. Operating, administrative and general expenses were up $13 million or about 11%, including an increase of $7.3 million (11%) in the management fee paid to the General Partner. Most of the management fee increase was for salaries, wages and benefits. Additional facilities in the Agriculture Group added approximately $5 million to salaries, wages and benefits and a full year of operation at the Lima General Store added more than $1 million to salaries, wages and benefits in the Retail Group. Operating profit increased by $7.5 million.

     Grain sales and merchandising revenues were $551.8 million compared to $439.5 million in 1993, a 26% increase. Sales of grain commodities were up
$110 million.   Bushels sold increased almost 20% and the average selling
price per bushel increased from $3.25 to $3.44. Cents per bushel sold (margin) increased 19%. Merchandising revenues increased from $23.2 million in 1993 to $25.5 million in 1994. Storage income was up $3.6 million, while basis income was down $1.4 million due to a larger than expected wheat and corn crop. Drying and mixing income was down $2 million during 1994, due in part to a better quality 1993 corn crop and 1994 wheat crop than those of the preceding crop years. Gross profit on grain sales and merchandising revenues was up $4.3 million or 13%.

     Sales of wholesale fertilizer were up $22.8 million or 26% and retail fertilizer sales and sales of other agricultural products were up $7.6 million or 45%. Wholesale fertilizer tonnage increased by 11% and the average selling price increased 6%. Gross profit on wholesale fertilizer increased $5.3 million or 64% while retail and other agricultural products gross profit increased $2.1 million or 26%. Approximately one-half of the wholesale fertilizer gross profit increase was the result of the liquidation in 1994 of phosphate inventories purchased in 1993 when the market price of phosphate was depressed. In 1994, the market price appreciated significantly and the Partnership liquidated its inventory.

     Sales in the Agriculture Group were $661.4 million compared to $520.9 million in 1993, while gross profit and operating profit increased $11.7 million and $4.3 million, respectively.

     Sales in the Retail Group were $172 million in 1994 compared to $155 million in 1993. Sales in the Columbus stores were up $4.4 million and sales in the Toledo stores were up $3 million. Sales in the Lima store which opened in September 1993 were up $10 million. Margins increased by about 3%. Operating profit in the Retail Group was up $2.7 million.

     Sales in the other businesses of the Partnership also increased. Sales of lawn care products totalled $47.6 million, up $9.5 million from 1993. Volume increased 27%, while average selling prices decreased 5%. Margins were down just a little. Sales of corn cob products were $14.6 million compared to $14.2 million in 1993. Volume was down in corn cob products and up in sorbent products. Railcar leasing activity doubled from 1993 and sales and repairs of railcars also increased. Sales from the Partnership's auto service centers were up, as were steel fabrication sales. Sales from the Partnership's outdoor power equipment and service shop also improved. Operating profit in the other businesses was up $570,000.

Years ended December 31, 1993 and 1992

     Income from continuing operations was $11 million in 1993 compared to $10 million in 1992. Operating, administrative and general expenses were up $12 million or approximately 12%. Included is an increase of $5.7 million (10%) in the management fee paid to the General Partner. The more significant items comprising the increase are additional salaries, wages and benefits for the new general store, as well as an expanded work force in several other operating areas and additional cash profit sharing and management performance payments as a result of improved net income. The management fee also increased as a result of the General Partner's adoption of Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The General Partner has elected to recognize the $8.4 million of accrued benefits as of January 1, 1993 (transition obligation) prospectively as a component of annual postretirement benefit cost over approximately 20 years. The additional annual cost incurred by the General Partner and passed on to the Partnership as part of the management fee was approximately $850,000 for 1993. By major business segment the results were as follows:

     Grain sales and merchandising revenues were $439.5 million compared to $440.6 million in 1992. Sales of grain commodities were down $7.5 million or 2%. Bushels sold increased 2% and the average selling price per bushel decreased 4% from $3.39 to $3.25. Cents per bushel sold (margin) decreased 11%. Most of these changes were a result of an increase in yields in 1993 as well as an improvement in the quality of the crops in the eastern corn belt. Merchandising revenues were up $6.4 million. Income earned in 1993 from holding owned grain was up from the depressed levels in 1992, due in part to the effects of the floods in 1993 and to a shortage of wheat in the first half of 1993. Income from drying and blending grain was also up in 1993, with most of the increase coming in the first six months of the year. This is a result of the high moisture content in the 1992 corn crop carried into 1993 and due to the depressed level of drying and blending income in the first six months of 1992. Gross profit on grain sales and merchandising revenues was up $5.7 million or 20%.

     Sales of wholesale fertilizer were up $11.6 million or 11% and retail fertilizer sales and sales of other agricultural products were down $800,000 or 5%. Wholesale fertilizer tonnage increased by 19% and the average selling price decreased 3%. Gross profit on wholesale fertilizer increased $1.4 million or 16% while retail and other agricultural products gross profit increased $400,000 or 7%.

     Sales in the Agriculture Group were $520.9 million compared to $517.6 million in 1992, while gross profit and operating profit increased $7.5 million and $2.9 million, respectively.

     Sales in the retail group were $155 million in 1993, up 4% from 1992. Sales in the Columbus market were up 5%, sales in the Toledo market were down 2% and sales from a new store opened in Lima, Ohio, in the fourth quarter of 1993 accounted for the remainder of the sales increase. Gross profit was up approximately $1.2 million, or 3%, as a result of the sales increase along with a small decrease in margins due to the competitive pressures in the retail market. As a result of a $3.7 million (10%) increase in operating expenses, due to increased advertising and the costs associated with opening the new general store, operating profit decreased from $4 million in 1992 to $1.6 million in 1993.

     Sales in the other businesses of the Partnership also increased. Sales of lawn products totalled $38 million, up 7% from 1992. Volume increased 2% and average selling prices increased 5%. Margins were up approximately 11%. In the industrial products area sales were $14.2 million, up 1%. Sales of sorbent products were up, due to volume increases, and sales of corncob products were down, due to a decrease in volume. Sales from the Partnership's auto service centers were up, as were steel fabrication sales. Railcar leasing activity improved, while railcar repairs for external customers were down due to utilizing the shop capacity for repairs to cars owned by the Partnership. Sales from the Partnership's outdoor power equipment and service shop were $4 million. In total, the operating profits of lawn and corn cob products and other businesses of the Partnership improved by $440,000.

Impact of Inflation

     Although inflation has slowed in recent years, it is still a factor in the economy and the Partnership continues to seek ways to cope with its impact. To the extent permitted by competition, the Partnership passes increased costs on through increased selling prices. Grain inventories are valued at the current replacement market price and substantially all purchases and sales of grain are hedged as a result of buying or selling commodity futures contracts. Consequently, grain inventories and cost of goods sold are not directly affected by inflation but rather by market supply and demand. If adjusted for inflation, net income would be lower than reported due primarily to increased depreciation costs resulting from the replacement costs associated with property, plant and equipment.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF THE GENERAL PARTNER

Liquidity and Capital Resources


  The General Partner had cash and cash equivalents and short-term investments of approximately $1.1, $1.2 and $1.3 million at March 31, 1995, December 31, 1994 and December 31, 1993, respectively. The largest component of the General Partner's working capital was a receivable from the Partnership. This receivable represents the costs incurred by the General Partner in providing management and labor services to the Partnership but not yet paid by the General Partner and therefore not yet collected from the Partnership. The General Partner has no short-term debt. During 1994, the General Partner offered Class A and Class B Common Shares and received $21,369 under that offering. Class A and Class B Common Shares redeemed during 1994 totalled $18,405. During the first quarter of 1995, Class A Common Shares were redeemed for $3,525, Class A Shares totaling $13,500 were gifted to other shareholders and new Class B Shares totaling $706 were issued. Management believes, given the relationship between the General Partner and the Partnership whereby the General Partner is reimbursed by the Partnership for its cost in providing management and labor services to the Partnership, and given the General Partner's cash and cash equivalents and short-term investment of $1.1 million, that the General Partner's liquidity is adequate to meet both short-term and long-term needs.


Results of Operations


Three months ended March 31, 1995 and 1994

    Net income in the first quarter of 1995 was $45,174 or $9.80 per Class A Common Share, compared to net income of $4,586 or $0.99 per share in 1994 due to an increase in expenses reimbursed by the Partnership. Equity in net income of the Partnership and the portion of the management fee based on the Partnership's return on equity remained constant. The increase in management fee revenue and salaries, wages and benefits expense reflects an increase of 131 salary and full-time positions. Net rental income increased by $1,535 due to increased occupancy. Income tax expense increased due to the increase in income.


Years ended December 31, 1994 and 1993

     Net income in 1994 was $252,351 or $54.72 per Class A Common Share, compared to $146,399 or $31.66 per share in 1993. Income earned by the General Partner on its investment in the Partnership was up $73,318 in 1994 and the management fee earned by the General Partner based on the Partnership's return on equity and rent and other reimbursable expenses was up $213,563. These increases were due to improved 1994 operating results of the Partnership and an increase in space utilized by the Partnership in the General Partner's office building. Interest earned and other income decreased by $27,096, primarily due to less space leased by outside tenants in the General Partner's office building. Federal income tax expense increased due to the increase in income.

Years ended December 31, 1993 and 1992

  Net income in 1993 was $146,399, or $31.66 per Class A Common Share, compared to $9,083, or $1.96 per share in 1992. Income earned by the General Partner on its investment in the Partnership was up $51,398 in 1993 and the management fee earned by the General Partner based on the Partnership's return on equity and rent and other reimbursable expenses was up $175,185. These increases are a result of the improved 1993 operating results of the Partnership and an increase in reimbursable expenses. Federal income tax expense was up due to the increase in income.

  During 1993 the General Partner adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The General Partner elected to recognize the accrued benefits earned by employees as of January 1, 1993 (transition obligation) prospectively, which means this cost will be recognized as a component of the net periodic postretirement benefit cost over a period of approximately 20 years. The effect of adopting the new rules increased the 1993 net periodic postretirement benefit cost by approximately $850,000. This cost was included in the management fee charged to the Partnership in 1993 and, therefore, had no impact on the operating results of the General Partner. Also during 1993, as a result of lower prevailing interest rates, the General Partner decreased the discount rate used to determine its projected benefit obligation for its pension plan and for its postretirement health care benefits from 8.0% to 7.5%. Because the General Partner charges all employee benefit costs to the Partnership as part of the management fee, the change in the discount rate will not impact the future operating results of the General Partner.

Impact of Inflation

     Although inflation has slowed in recent years, it is still a factor in the economy and the General Partner continues to seek ways to cope with its impact. The General Partner's only expenses are payments of salaries to and benefits for its employees. The General Partner passes these expenses along to the Partnership directly and, therefore, is not directly harmed by increases in such expenses, whether due to inflation or otherwise. Nonetheless, the General Partner attempts to control such increases by careful consideration of all increases in its employees' compensation and by careful monitoring of and generally maintaining a competitive sourcing posture with respect to its acquisition of employee benefits programs on behalf of its employees.

                               MANAGEMENT

Directors and Executive Officers of the Company

     The Partnership is managed by the General Partner acting in its capacity as sole General Partner. The Board of Directors of the General Partner has overall responsibility for the management of the General Partner's affairs, including its responsibilities as General Partner of the Partnership. Day-to-day operating decisions, relative to the Partnership, have been delegated by the Board to the General Partner's Chief Executive Officer. The directors and executive officers of the General Partner are:

       Name          Age                      Position
Thomas H. Anderson   71    Chairman of the Board (1) *(2) *(3)*
Richard P. Anderson  66    Director; President and Chief Executive
                           Officer (1)* (2)* (3)*
Christopher J.       40    Vice President Business Development Group (3)
  Anderson
Daniel T. Anderson   39    Director; General Merchandise Manager Retail
                           Group (3)
Donald E. Anderson   68    Director; Science Advisor (1)
Michael J. Anderson  43    Director; Vice President and General Manager
                           Retail Group (2)
Richard M. Anderson  38    Director; Vice President and General Manager
                           Industrial Products Group (2)
John F. Barrett      46    Director
Joseph L. Braker     44    Vice President and General Manager Agriculture
                           Group (2)
Dale W. Fallat       50    Director; Vice President Corporate Services
                           (2)
Richard R. George    45    Corporate Controller and Principal Accounting
                           Officer (3)
Paul M. Kraus        62    Director (1)
Peter A. Machin      47    Vice President and General Manager Lawn
                           Products Group (1)
Beverly J. McBride   54    General Counsel and Corporate Secretary (2)
Rene C. McPherson    70    Director (2)
Donald M. Mennel     76    Director (1) (3)
Larry D. Rigel       53    Vice President Marketing (1)
Janet M. Schoen      35    Director (2)
Gary L. Smith        49    Corporate Treasurer (1)


(1)  Member of Nominating and Advisory Committee.
(2)  Member of Compensation Committee.
(3)  Member of Audit Committee.
 *   Denotes ex officio member.


Thomas H. Anderson was named Chairman of the Board when the General Partner was formed in 1987. He formerly held the position of Manager-Company Services of The Andersons for several years, was named Senior Partner in 1987 and served as a general partner of The Andersons and a member of its Managing Committee from 1947 through 1987.

Richard P. Anderson has been a Director of the General Partner since its inception in 1987. He is also a director of Centerior Energy Corporation, First Mississippi Corp. and N-viro, International Corp. He served as Managing Partner of The Andersons from 1984 to 1987 and he was named Chief Executive Officer in 1987, after serving as a general partner of The Andersons and a member of its Managing Committee from 1947 through 1987.

Christopher J. Anderson began full-time employment with the Partnership in 1983. He held several positions in the Grain Group, including Planning
Manager and Administrative Services Manager, until 1988.   Mr. Anderson
returned to the Company in 1990 in his present position, after having formed and operated a private consulting business from 1988 to 1990.

Daniel T. Anderson was elected a Director in 1990. He began full-time employment with The Andersons in 1979. Mr. Anderson served in various positions in the Retail Group since 1984, including Store Manager and Retail Operations Manager assuming the position of General Merchandise Manager for the Retail Group in 1990. He was elected a Director in 1990.

Donald E. Anderson has been in charge of scientific research for the Partnership since 1980. He also served as a general partner of The Andersons from 1947 through 1987. Mr. Anderson semi-retired in 1992.

Michael J. Anderson began his employment with The Andersons in 1978, serving in several capacities in the Grain Group and holding the position of Vice President and General Manager Grain Group from 1990 to February 1994. He was named Vice President and General Manager of the Retail Group in February 1994 and has served as a Director of the General Partner since 1988.

Richard M. Anderson has served as a Director since 1988. He began his employment with The Andersons in 1986 as Planning Analyst and was named the
Manager of Technical Development in 1987.   Mr. Anderson assumed his present
position in 1990.

John F. Barrett was elected a Director of the General Partner in 1992. He has served in various capacities at The Western and Southern Life Insurance Company, including Executive Vice President and Chief Financial Officer and President and Chief Operating Officer, and currently serves as Chief Executive Officer. Mr. Barrett is also a director of Cincinnati Bell, Inc. and Fifth Third Bancorp.

Joseph L. Braker began his employment with the Partnership in 1968. He held several positions within the Grain area and in 1988, he was named Group Vice President, Grain. In 1990, he was named Vice President and General Manager Ag Products Group and in February 1994 he was named Vice President and General Manager Agriculture Group. He served as a general partner of The Andersons from 1985 to 1987.

Dale W. Fallat has served as a Director of the General Partner since its inception in 1987. He began his employment with The Andersons in 1967 and in 1988 was named Senior Vice President Law and Corporate Affairs. He assumed his present position in 1990. Mr. Fallat served as a general partner of The Andersons from 1983 through 1987 and a member of its Managing Committee in 1986 and 1987.

Richard R. George began his employment with the Partnership in 1976 and has served as Controller since 1979.

Paul M. Kraus has been a Limited Partner of the Partnership since 1965 and has served as a Director of the General Partner since 1988. He has been a member of the Toledo, Ohio law firm of Marshall & Melhorn since 1962.

Peter A. Machin began his employment with The Andersons in the Lawn Products Group in 1987 as Sales Manager of Professional Products. He was promoted to Sales and Marketing Manager in 1988 and assumed his present position in 1990.

Beverly J. McBride began employment with The Andersons in 1976. She has served as Assistant General Counsel, Senior Counsel and since 1987 as General Counsel and Corporate Secretary.

Rene C. McPherson has been a Director of the General Partner since 1988. He is also a Director of Mercantile Stores Company, Inc. and Milliken and Company. He retired in 1980 as Chairman of the Board and Chief Executive Officer of Dana Corporation. From 1980 to 1983, Mr. McPherson was Dean of the Graduate School of Business at Stanford University. He retired from the Boards of Banc One Corporation, effective April 18, 1995; Dow Jones and Company, Inc., effective April 19, 1995; and Westinghouse Electric Corporation, effective April 26, 1995.

Donald M. Mennel was elected as a Director in 1990. He is retired Chairman of the Board and Chief Executive Officer of The Mennel Milling Company, and began a private law practice in 1986.

Larry D. Rigel began employment with the Partnership in 1966. He was in charge of the Partnership's retail operations from 1987 to 1994. He currently serves as Vice President Marketing for the Company.

Janet M. Schoen is a former school teacher, and a full-time homemaker. She was elected a Director of the General Partner in 1990.

Gary L. Smith began employment with the Partnership in 1980. He has served as Treasurer since 1985.

Donald E., Richard P. and Thomas H. Anderson are brothers; Paul M. Kraus is a brother-in-law. Christopher J. and Daniel T. Anderson are sons of Richard P. Anderson and Janet M. Schoen is a daughter of Thomas H. Anderson. Michael J. and Richard M. Anderson are nephews of the three brothers.

Executive Compensation

     The General Partner provides all management services to the Partnership pursuant to a Management Agreement entered into between the Partnership and the General Partner. See "Certain Relationships and Related Transactions." The fee paid to the General Partner includes an amount equal to the salaries and cost of all employee benefits, and other normal employee costs, paid or accrued on behalf of the General Partner's employees who are engaged in furnishing services to the Partnership. The following table sets forth the compensation paid by the General Partner to the Chief Executive Officer and the four highest paid executive officers.

                         Summary Compensation Table


                                Annual Compensation              All Other
Name and Position        Year          Salary        Bonus    Compensation (a)

Richard P. Anderson      1994         $335,000     $202,500       $4,620
President and Chief      1993          308,333      150,000        4,497
Executive Officer        1992          286,666       60,000        4,300

Thomas H. Anderson       1994          226,667      125,000        4,620
Chairman of the Board    1993          206,669       90,000        4,497
                         1992          190,004       35,000        4,364

Joseph L. Braker         1994          224,071      150,000        4,620
Vice President and       1993          194,634       70,000        4,497
General Manager          1992          181,408       30,000        4,364
Agriculture Group

Larry Rigel              1994          171,981       25,000        4,620
Vice President Marketing 1993          162,558       15,000        4,497
                         1992          151,924       30,000        4,364

Michael J. Anderson      1994          200,765      100,000        4,620
Vice President and       1993          161,962      100,000        4,497
General Manager          1992          146,978       30,000        4,364
Retail Group


(a)  General Partner's matching contributions to its 401(k) retirement plan.

Pension Plan

     The General Partner has a Defined Benefit Pension Plan (the "Pension Plan") which covers substantially all permanent and regular part-time employees. The amounts listed in the table below are payable annually upon retirement at age 65 or older. A discount of six percent per year is applied for retirement before age 65. The pension benefits are based on a single-life annuity and have been reduced for Social Security covered compensation. The compensation covered by the Pension Plan is equal to the employees' base pay, which in the Summary Compensation Table is the executive's salary, but beginning in 1989, was limited by the Internal Revenue Code to $200,000, adjusted for inflation, and beginning in 1994 is limited to $150,000, which will also be adjusted for inflation in future years. Each of the named executives has seven years of credited service.

     Average
    Five-Year                Approximate Annual Retirement Benefit
   Compensation            Based Upon the Indicated Years of Service

                      5 Years       10 Year      15 Years       25 Years
    $ 50,000          $ 3,142       $ 6,284       $ 9,427        $15,711
     100,000            6,892        13,784        20,677         34,461
     150,000           10,642        21,284        31,927         53,211
     200,000           14,392        28,784        43,177         71,961
     250,000           18,142        36,284        54,427         90,711

Directors' Fees

     Directors who are not employees of the General Partner receive an annual retainer of $15,000. Directors who are not employees of the General Partner receive a fee of $1,000 for each Board Meeting attended. There are three committees of the Board of Directors: the Audit Committee; the Nominating and Advisory Committee; and the Compensation Committee. The chairman of these committees receives a retainer of $3,000 provided they are not an employee of the General Partner and members of the committees who are not employees of the General Partner receive $750 for each meeting attended.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee includes the following executive officers and directors: Michael J. Anderson, Richard M. Anderson, Richard P. Anderson (ex officio), Thomas H. Anderson (ex officio), Dale W. Fallat, Joseph L. Braker, Beverly J. McBride, Rene C. McPherson (chairman), and Janet M. Schoen. In addition, Charles E. Gallagher, Director of Personnel, is an ex officio member of the committee.

Certain Relationships and Related Transactions

     Management Agreement. The General Partner provides all personnel and management services to the Partnership pursuant to a Management Agreement. The fee paid to the General Partner for its services is an amount equal to
(a) the salaries and cost of all employee benefits, and other normal employee costs, paid or accrued on behalf of the General Partner's employees who furnish services to the Partnership, (b) reimbursable expenses incurred by the General Partner in connection with its services to the Partnership, or on the Partnership's behalf, and (c) an amount equal to $5,000 for each 1% of return on partners' capital up to a 15% annual return on partners' capital, plus $7,500 for each 1% of return on partners' capital between 15% and 25%, plus $10,000 for each 1% of return on partners' capital greater than a 25% annual return to cover that part of the General Partner's general overhead which is attributable to Partnership services and to provide an element of profit to the General Partner. The management fee incurred by the Partnership in 1994 totaled $70,394,855. See Note 2 to the Partnership's Consolidated Financial Statements. Management believes that the amount of the management fee paid to the General Partner is as favorable to the Partnership as it would be if paid to an unaffiliated third party providing similar management services. In this connection, approximately 85% of the Limited Partners in the Partnership are also Shareholders in the General Partner and no one may own shares in the General Partner unless they are a Limited Partner in the Partnership. In addition to the fee payable to the General Partner, the Management Agreement also provides for certain other customary terms and conditions, including termination rights, and requires the General Partner to make its books and records available to the Partnership for inspection at reasonable times.

     Sublease Arrangement. The office building utilized by the Partnership is leased by the General Partner from an unaffiliated lessor under a net lease expiring in 2000. The Partnership subleases approximately 90% of the building from the General Partner and pays the General Partner rent for the space it occupies. Under the terms of the sublease, the Partnership also is responsible for insurance, utilities, taxes, general maintenance, snow removal, lawn care and similar upkeep expenses for the entire building. The General Partner reimburses the Partnership for management and maintenance of the building, including the space it does not occupy. The amount paid by the Partnership to the General Partner for the portion of the building occupied by the Partnership is designed to reimburse the General Partner for its equivalent cost under the General Partner's lease. In 1994, the rental payments made by the Partnership to the General Partner, net of the reimbursement for management and maintenance of the building was $635,714, which is included in the total management fee referred to under "Management Agreement" above. See Note 2 to the Partnership's Consolidated Financial Statements.

     Alshire-Columbus. The Partnership and certain of the directors and executive officers of the General Partner were limited partners in Alshire-Columbus Limited Partnership ("Alshire-Columbus"), an Ohio limited partnership, which owned the Partnership's Brice General Store in Columbus, Ohio. The store was leased to the Partnership by Alshire-Columbus at an annual base rental of $732,000.

     The Partnership contributed the land, at its cost ($1,367,000), for its original limited partnership interest. The other limited partners of Alshire-Columbus contributed $1,450,000, representing 35 limited partnership units. None of the directors and executive officers of the General Partner or their family members owned more than one limited partnership unit, except for Richard P. Anderson, who owned two units.

     In the aggregate, 8 3/4 units were owned by directors and executive officers of the General Partner, and their family members owned an additional four units. The general partner of Alshire-Columbus experienced difficulties in refinancing the real property after the original seven year term of their note. During 1994, the Partnership obtained an independent appraisal of the property valued at $8.5 million and made an offer to purchase the property for that price. The initial lease term was scheduled to expire in 2000. The limited partners of Alshire-Columbus accepted the purchase offer from the Partnership. According to the partnership agreement, upon the sale of the real estate the Partnership received a preferential distribution from the proceeds of the sale equal to the original cost of the land contributed by the Partnership. The remaining proceeds from the sale, after payment of the debt and return of capital to limited partners, was distributed according to the partnership agreement which was 75% to the limited partners; 24% to the Partnership, as original limited partner; and 1% to the general partner.
Each limited partner received approximately $33,400 per unit held from the proceeds of the sale.

                 PRINCIPAL SHAREHOLDERS AND LIMITED PARTNERS

     The following information is furnished as of April 7, 1995 with respect to the outstanding Existing Securities beneficially owned by each director of the General Partner, the chief executive officer and the four other most highly compensated executive officers of the General Partner, and the directors and executive officers of the General Partner as a group and all beneficial owners of more than five percent of the Existing Securities.

                                                     Class A                    Class B             Common Shares to be
                          LP Interests            Common Shares              Common Shares          issued in the Merger
                     Capital      Percent     Number of     Percent     Number of     Percent     Number of    Percent
   Name             Account(1)  of Class(2)   Shares(1)   of Class(2)   Shares(1)   of Class(2)   Shares(1)  of Class(2)

Thomas H. Anderson $1,707,238       2.70        107.26        2.33         169          2.96      218,949        2.69
Richard P.
  Anderson          2,245,595       3.56        153.25        3.33         222          3.88      288,619        3.55
Christopher J.
  Anderson            767,401       1.21         64.50        1.40          79          1.38       99,256        1.22
Daniel T. Anderson    928,259       1.47         85.00        1.84          96          1.68      120,421        1.48
Donald E. Anderson  1,142,103       1.81        100.00        2.17         118          2.06      147,927        1.82
Michael J.
  Anderson            812,905       1.29         55.86        1.21          82          1.43      104,500        1.29
Richard M.
  Anderson            725,108       1.15         65.00        1.41          75          1.31       93,995        1.16
John F. Barrett        25,302          *          1.73           *           2             *        3,252           *
Joseph L. Braker      135,925          *          8.30           *          13             *       17,419           *
Dale W. Fallat        186,067          *         16.31           *          18             *       24,100           *
Richard R. George      77,332          *          6.00           *           7             *        9,976           *
Paul M. Kraus         805,308       1.27         75.50        1.64          84          1.47      104,562        1.29
Peter A. Machin        59,420          *          4.16           *           5             *        7,642           *
Beverly J. McBride    268,569          *         17.09           *          26             *       34,454           *
Rene C. McPherson      82,593          *          5.00           *           8             *       10,582           *
Donald M. Mennel       82,719          *          4.84           *           8             *       10,590           *
Larry D. Rigel        403,893          *         22.97           *          40             *       51,674           *
Janet M. Schoen       847,148       1.34         68.20        1.48          86          1.50      109,416        1.35
Gary L. Smith          82,753          *          5.43           *           8             *       10,624           *
All directors and
  executive
  officers as a
  group (19
  persons)        $11,385,638      18.04%       866.39       18.80%      1,146         20.04%   1,467,958       18.06%

(1)  "Beneficial owner" generally means any person who, directly or indirectly, has or shares voting power or investment power with respect to a security.  The General Partner believes that, except as otherwise indicated, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.
(2)  Percentages less than one percent are denoted by an asterisk.

(3)  Estimated based on the book value as of April 7, 1995 of the LP Interests, Class A Common Shares and Class B Common
     Shares as if the Measurement Date were April 7, 1995.  The actual Measurement Date will be set by the Board and expected to be approximately 60 days prior to the date of the Public Offering.


                  PRO FORMA CONDENSED FINANCIAL INFORMATION


     The following Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact of the Merger on the General Partner's historical financial position and results of operations. The number of Common Shares to be issued in exchange for the LP Interests, the Class A Common Shares and the Class B Common Shares will be as follows: (i) each $8 in a Limited Partner's capital account will be converted into one Common Share,
(ii) each $8 of book value represented by Class A Common Shares will be converted into one Common Share and (iii) each $8 of book value represented by Class B Common Shares will be converted into one Common Share. In the Merger, book value for purposes of determining the number of Common Shares to be issued will be calculated as of a specific measurement date to be selected by the Board of Directors. Solely for purposes of preparing the following Pro Forma Condensed Financial Information, book value was determined as described in Note (d) to the Pro Forma Income Statement.

     The Pro Forma Condensed Balance Sheet of the General Partner has been prepared as if the Merger had been consummated on March 31, 1995. The Pro Forma Condensed Statement of Income of the General Partner is based on the same assumptions as if the Merger and related changes had been consummated on January 1, 1995 and at January 1, 1994 (at the beginning of the quarter and year, respectively). Such Pro Forma Condensed Financial Information is not necessarily indicative of the financial position or results of operations of the General Partner as they may be in the future or as they might have been had the Merger been effected on the assumed dates.


     The General Partner and the Partnership follow generally accepted accounting principles. The accompanying unaudited Pro Forma Condensed Financial Information includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position and results of operations for the periods presented.

     The Pro Forma Condensed Financial Information should be read in conjunction with the separate historical financial statements and notes thereto of the General Partner included elsewhere herein.


                                 Pro Forma Balance Sheet (Unaudited)
                                        As of March 31, 1995
                              Partnership        General          Pro Forma            Surviving
                                                 Partner         Adjustments           Corporation

Cash and investments          $    790,624     $  1,060,585                            $  1,851,209
Receivable from the
  Partnership                                     5,199,966    $(5,199,966) (a)                  --
Trade accounts receivable       57,926,366                                               57,926,366
Margin deposits                  8,012,297                                                8,012,297
Inventories                    212,136,255                                              212,136,255
Deferred income taxes                                29,800      3,595,300  (c)           3,625,100
Prepaid expenses                 1,392,933        1,527,926                               2,920,859
        Total current assets   280,258,475        7,818,277     (1,604,666)             286,472,086
Receivable from the
  Partnership                                     3,274,554     (3,274,554) (a)                  --
Investment in the
  Partnership                                       998,462       (998,462) (a)                  --
Notes receivable & other
  assets                         4,437,120          313,867                               4,750,987
Property, plant &
  equipment (net)               77,911,320                                               77,911,320
         Total Assets         $362,606,915      $12,405,160    $(5,877,682)            $369,134,393

Notes payable                 $121,400,000                                             $121,400,000
Accounts payable                83,610,010      $ 3,244,857                              86,854,867
Due to General Partner           5,199,966                     $(5,199,966) (a)                  --
Accrued income taxes                43,235            9,600      5,309,900  (d)           5,362,735
Accrued expenses                 7,464,448        3,971,755                              11,436,203
Current maturities of
  long-term debt                 5,384,000                                                5,384,000
        Total current
          liabilities          223,101,659        7,226,212        109,934              230,437,805
Deferred income taxes                                            3,893,700  (c)           3,893,700
Due to General Partner           3,274,554                      (3,274,554) (a)                  --
Postretirement benefits                           3,274,554                               3,274,554
Long-term debt and other
  long-term obligations         69,518,337                                               69,518,337
        Total Liabilities      295,894,550       10,500,766        729,080              307,124,396
Minority interest                  979,221                                                  979,221
Partners' capital               65,733,144                        (998,462) (a)
                                                               (64,734,682) (b)                  --
Shareholders' equity                              1,904,394     64,734,682  (b)
                                                                  (298,400) (c)
                                                                (5,309,900) (d)          61,030,776
        Total Liabilities
          & Shareholders'
          Equity              $362,606,915      $12,405,160    $(5,877,682)             $369,134,393

See Notes to Pro Forma Balance Sheet

Notes to Pro Forma Balance Sheet (Unaudited)


(a) Adjustment to eliminate the current and long-term receivable of the General Partner and the current and long-term payable of the Partnership. The adjustment also eliminates the General Partner's investment in the Partnership and the corresponding general partner's capital. As sole general partner of the Partnership, the General Partner provides all management and labor services required by the Partnership in its operations. The Partnership generally pays the General Partner for salaries and employee benefits as those costs are paid by the General Partner. The Partnership's liability and the General Partner's receivable relating to postretirement benefits that will not be paid within one year have been classified as noncurrent.

(b)  Adjustment to record exchange of LP Interests for Common Shares.

(c) Adjustment to record net deferred tax assets and liabilities that result from temporary differences between the carrying amount of the assets and liabilities of the Partnership for financial reporting purposes and the amounts used for income tax purposes. The Partnership does not record deferred tax assets and liabilities since net income of the Partnership is includable in the federal income tax returns of its partners. Upon completion of the merger of the Partnership with the General Partner an adjustment to recognize these net deferred tax assets and liabilities will be made and the cumulative effect of these adjustments will be charged to operations. Deferred tax assets and liabilities were calculated using the statutory federal corporate tax rate of 35%.


(d) Adjustment to recognize a liability and a reduction to shareholders' equity in an amount representing tax distributions payable to partners based on the net income of the Partnership for the year ended December 31, 1994 and the three months ended March 31, 1995. The amount is reduced by tax distributions made during 1994 and during the three months ended March 31, 1995 for estimated payments and tax distributions paid directly to taxing entities on the Limited Partners' behalf.


                               Pro Forma Income Statement (Unaudited)
                              For the Three Months Ended March 31, 1995

                              Partnership        General         Pro  Forma             Surviving
                                                 Partner         Adjustments           Corporation

Grain sales and revenues     $104,774,101                                              $104,774,101
Fertilizer, retail and
  other sales                  98,235,499      $18,413,139     $(18,413,139) (a)         98,235,499
Other income                      583,921           72,338          (29,086) (a)            627,173
                              203,593,521       18,485,477      (18,442,225)            203,636,773

Cost of grain sales and
  revenues                     93,773,281                                                93,773,281
Cost of fertilizer, retail
  and other sales              73,520,178                                                73,520,178
                              167,293,459                                               167,293,459

Gross profit                   36,300,062       18,485,477      (18,442,225)             36,343,314

Operating, administrative &
  general expenses             31,192,462       18,430,703      (18,413,139)             31,220,934
                                                                     10,908  (b)
Interest expense                3,141,696                                                 3,141,696
                               34,334,158       18,430,703      (18,402,231)             34,362,630

Income before income taxes      1,965,904           54,774          (39,994)              1,980,684

Income taxes:
  Current                          43,235            9,600        1,339,165  (c)          1,392,000
  Deferred                                                         (588,000) (c)           (588,000)
                                   43,235            9,600          751,165                 804,000

Pro forma net income         $  1,922,669      $    45,174     $   (791,159)            $ 1,176,684

Pro Forma net income per
  share (d)                                                                             $      0.15

Pro Forma Common
  Shares outstanding                                                                      7,666,147

See Notes to Pro Forma Income Statements

                               Pro Forma Income Statement (Unaudited)
                                For the Year Ended December 31, 1994

                              Partnership        General         Pro  Forma             Surviving
                                                 Partner         Adjustments           Corporation

Grain sales and revenues     $551,836,287                                              $551,836,287
Fertilizer, retail and
  other sales                 400,922,131      $70,394,855     $(70,394,855) (a)        400,922,131
Other income                    2,608,671          367,673         (218,844) (a)          2,757,500
                              955,367,089       70,762,528      (70,613,699)            955,515,918

Cost of grain sales and
  revenues                    513,893,485                                               513,893,485
Cost of fertilizer, retail
  and other sales             292,258,780                                               292,258,780
                              806,152,265                                               806,152,265

Gross profit                  149,214,824       70,762,528      (70,613,699)            149,363,653

Operating, administrative &
  general expenses            125,484,288       70,355,977      (70,394,855)           (126,227,410)
                                                                    782,000  (b)
Interest expense                8,394,606                                                 8,394,606
                              133,878,894       70,355,977      (69,612,855)            134,622,016

Income before income taxes     15,335,930          406,551       (1,000,844)             14,741,637

Income taxes:
Current                           198,500          167,100        6,564,400  (c)          6,930,000
Deferred                                           (12,900)        (818,600) (c)           (831,500)
                                  198,500          154,200        5,745,800               6,098,500

Pro forma net income         $ 15,137,430      $   252,351     $ (6,746,644)            $ 8,643,137

Pro Forma net income per
  share (d)                                                                             $      1.15

Pro Forma Common
  Shares outstanding                                                                      7,543,152

See Notes to Pro Forma Income Statements

Notes to Pro Forma Income Statements for the Three Months Ended March 31, 1995 and the Year Ended December 31, 1994

(a) Adjustment to eliminate management fees, rent and other reimbursable expenses paid to the General Partner by the Partnership and to eliminate the General Partner's share of the Partnership's net income. As sole general partner of the Partnership, the General Partner provides all management and labor services required by the Partnership in its operations. The Partnership leases office space from the General Partner under a lease expiring May 1, 2000. The net lease payments amounted to $635,714 in 1994 and $167,372 for the three months ended March 31, 1995


(b) Adjustment to recognize charitable contributions previously charged directly to partners' capital as an expense. Provision is made in the Partnership Agreement for contributions to various charitable, educational and other not-for-profit institutions. It is the policy of the Partnership to account for charitable contributions as charges to partners' capital, and they are not deducted in determining Partnership net income.

(c) Adjustment to record a provision for income taxes on the net income of the Partnership. The Partnership does not record a provision for federal income taxes on its net income since such amounts are includable in the federal income tax returns of its partners. The provision for income taxes reflects the effect of recording charitable contributions as an expense, certain nondeductible expenses of the Partnership and the effects of temporary differences between the carrying amounts of assets and liabilities of the Partnership for financial reporting and the amounts used for income tax purposes.

(d) Shares outstanding for purposes of calculating pro forma earnings per share have been determined assuming that (i) each $8 in a Limited Partner's capital account will be converted into one Common Share, (ii) each $8 of book value represented by Class A Common Shares will be converted into one Common Share and (iii) each $8 of book value represented by Class B Common Shares will be converted into one Common Share. Book value was determined by using balances of Limited Partners' capital of the Partnership and total shareholders' equity of the General Partner. In the Merger, book value for purposes of determining the number of Common Shares to be issued will be calculated as of a specific measurement date to be selected by the Board of Directors. For purposes of calculating pro forma net income per share, Limited Partners' Capital was reduced for tax distributions payable to Limited Partners from their Limited Partners' capital accounts based on 1994 Partnership income and Partnership income for the three months ended March 31, 1995.

    The combined book value of the Limited Partners' Capital and the Class A Common Shares and Class B Common Shares as of March 31, 1995 and December 31, 1994 used to calculate the number of shares outstanding was calculated as follows:

                                                   March 31,     December 31,
                                                     1995            1994
    Limited Partners' Capital - Partnership       $64,734,682    $63,008,174
    Shareholders' Equity - General Partner          1,904,394      1,862,039
    Less tax distributions                          5,309,900      4,525,500
                                                  $61,329,176    $60,345,213

    Shares Outstanding                              7,666,147      7,543,152


                               LEGAL OPINIONS

     In connection with Common Shares to be issued in the Merger, certain legal matters under the Securities Act have been passed upon for the Company by Kirkland & Ellis, Chicago, Illinois and certain other legal matters have been passed upon for the Company by Beverly J. McBride, Esq., General Counsel and Corporate Secretary of the Company. The opinion referred to in "FEDERAL INCOME TAX CONSIDERATIONS" has been rendered by Kirkland & Ellis. Beverly J. McBride is a Limited Partner whose capital account on April 7, 1995 was $268,569 and a holder of 17.09 Class A Common Shares and 26 Class B Common Shares.


                                   EXPERTS

     The consolidated financial statements of the Partnership and the financial statements of the General Partner at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, appearing in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.




                         Index to Financial Statements


The Andersons Management Corp. (The "General Partner")
  Audited Financial Statements:
    Report of Independent Auditors
    Statements of Income
    Balance Sheets
    Statements of Cash Flows
    Statements of Changes in Shareholders' Equity
    Notes to Financial Statements


  Unaudited Condensed Interim Financial Statements:
    Condensed Statements of Income
    Condensed Balance Sheet
    Condensed Statements of Cash Flows
    Notes to Condensed Financial Statements



The Andersons (The "Partnership")
  Audited Consolidated Financial Statements:
    Report of Independent Auditors
    Consolidated Statements of Income
    Consolidated Balance Sheets
    Consolidated Statements of Cash Flows
    Consolidated Statements of Changes in Partners' Capital
    Notes to Consolidated Financial Statements


  Unaudited Condensed Consolidated Interim Financial Statements:
    Condensed Consolidated Statements of Income
    Condensed Consolidated Balance Sheet
    Condensed Consolidated Statements of Cash Flows
    Notes to Condensed Consolidated Financial Statements


                        Report of Independent Auditors

Shareholders
The Andersons Management Corp.

We have audited the accompanying balance sheets of The Andersons Management Corp. as of December 31, 1994 and 1993, and the related statements of income, cash flows, and changes in shareholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Andersons Management Corp. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the financial statements, in 1993 the Corporation changed its method of accounting for postretirement benefits.

                                               /s/ Ernst & Young LLP
                                               ERNST & YOUNG LLP

Toledo, Ohio
February 6, 1995


                         The Andersons Management Corp.
                              Statements of Income

                                              Year ended December 31
                                         1994          1993          1992
Management fees (Note 2)             $70,394,855   $63,107,331   $57,388,268
Equity in income of The Andersons        218,844       145,526        94,128
Interest earned and other income         148,829       175,925       175,947
                                      70,762,528    63,428,782    57,658,343
Costs and expenses:
  Salaries, wages and benefits        69,400,144    62,326,184    56,782,306
  Rent expense                           754,867       731,209       726,028
  General expenses                       227,966       153,590       139,926
                                      70,382,977    63,210,983    57,648,260
Income before income taxes               379,551       217,799        10,083

Federal income taxes:
  Current                                140,100        68,500         3,800
  Deferred (credit)                      (12,900)        2,900        (2,800)
                                         127,200        71,400         1,000
Net income                           $   252,351   $   146,399   $     9,083

Net income per weighted average
  Class A Common Share                    $54.72        $31.66         $1.96

Weighted average number of
  Class A shares outstanding               4,612         4,624         4,633

See accompanying notes.


                         The Andersons Management Corp.
                                 Balance Sheets

                                                          December 31
                                                       1994           1993
Assets
Current assets:
  Cash and cash equivalents                        $   736,599    $   795,379
  U.S. Treasury security, held-to-maturity (fair
    value of $486,875 and $504,375, respectively)      490,532        505,313
  Receivable from The Andersons (Note 2)             4,700,699      4,173,287
  Note and accounts receivable                             307          3,026
  Prepaid expenses (Note 3)                          2,702,866      2,723,668
Total current assets                                 8,631,003      8,200,673

Receivable from The Andersons (Note 2)               3,059,742      2,413,041
Investment in The Andersons (Note 2)                   969,376        761,839
Investment in mutual fund at fair value
  which approximates cost                              250,000              -
Other                                                   73,843         56,650
                                                   $12,983,964    $11,432,203

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                 $   869,704    $ 1,149,232
  Accrued compensation and benefits                  7,192,479      6,263,206
Total current liabilities                            8,062,183      7,412,438

Postretirement benefits (Note 3)                     3,059,742      2,413,041

Shareholders' equity:
  Common Shares, without par value:
    Class A non-voting:
      Authorized--25,000 shares
      Issued-- 4,855 shares at stated value          1,456,405      1,456,405
    Class B voting:
      Authorized--25,000 shares
      Issued--5,014 and 4,681 shares at stated
        value in 1994 and 1993, respectively             5,014          4,681
  Retained earnings                                    471,441        219,090
                                                     1,932,860      1,680,176
  Less common shares in treasury, at cost--
    (236 and 242 Class A shares and -0-
    and 147 Class B shares in 1994 and 1993,
    respectively)                                      (70,821)       (73,452)
                                                     1,862,039      1,606,724
                                                   $12,983,964    $11,432,203

See accompanying notes.


                         The Andersons Management Corp.
                            Statements of Cash Flows

                                                 Year ended December 31
                                               1994        1993        1992
Operating activities
Net income                                $   252,351  $  146,399  $    9,083
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
    Equity in earnings of The Andersons
      in excess of cash received (Note 2)    (207,537)   (139,180)    (91,337)
    Provision for deferred income tax
      (credits)                               (12,900)      2,900      (2,800)
    Amortization                                4,110      41,411      11,145
    Changes in operating assets and
     liabilities:
       Note and accounts receivable             2,719      45,941      52,527
       Receivable from The Andersons
         (Note 2)                          (1,174,113) (2,160,348)    732,588
       Prepaid and other assets                 3,609    (304,625)   (841,184)
       Accounts payable and accrued
         expenses                           1,309,346   2,457,183     233,324
Net cash provided by operating activities     177,585      89,681     103,346

Investing activities
Purchases of investments                     (739,329)   (505,313)    (14,116)
Sales and maturities of investments           500,000   1,000,000           -
Net cash provided by (used in)
  investing activities                       (239,329)    494,687     (14,116)

Financing activities
Sale of common shares from treasury            21,036      11,141      46,671
Purchase of common shares for treasury        (18,405)    (23,697)    (27,846)
Proceeds from sale of common shares               333           -           -
Net cash provided by (used in)
  financing activities                          2,964     (12,556)     18,825

Increase (decrease) in cash and
  cash equivalents                            (58,780)    571,812     108,055
Cash and cash equivalents at
  beginning of year                           795,379     223,567     115,512
Cash and cash equivalents at end
  of year                                 $   736,599  $  795,379  $  223,567

See accompanying notes.


                         The Andersons Management Corp.
                 Statements of Changes in Shareholders' Equity

                                      Common Shares      Retained    Treasury
                                   Class A    Class B    Earnings     Shares
Balances at December 31, 1991     $1,456,405   $4,681    $ 63,608    $(79,721)
 Sale of 150 Class A and 171
  Class B shares from treasury                                         46,671
 Purchase of 90 Class A and 54
  Class B shares for treasury                                         (27,846)
 Net income for the year                                    9,083
Balances at December 31, 1992      1,456,405    4,681      72,691     (60,896)
 Sale of 35 Class A and 251
  Class B shares from treasury                                         11,141
 Purchase of 75 Class A and 73
  Class B shares for treasury                                         (23,697)
 Net income for the year                                  146,399
Balances at December 31, 1993      1,456,405    4,681     219,090     (73,452)
 Sale of 59 Class A and 200
  Class B shares from treasury                                         21,036
 Purchase of 53 Class A and 53
  Class B shares for treasury                                         (18,405)
 Issuance of 333 shares                           333
 Net income for the year                                  252,351
Balances at December 31, 1994     $1,456,405   $5,014    $471,441    $(70,821)

See accompanying notes.


                         The Andersons Management Corp.
                         Notes to Financial Statements
                               December 31, 1994


1. Significant Accounting Policies

Cash Equivalents

The Corporation considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Securities

The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994. There was no cumulative effect as a result of the adoption.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

Income Taxes

Effective January 1, 1993, the Corporation changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income
Taxes."   The impact of this change was not significant.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Temporary differences relating to costs and expenses incurred on behalf of the Partnership are passed on to the Partnership through offsetting differences in the recognition of management fees by the Corporation. Deferred tax assets of the Corporation relate primarily to temporary differences associated with the Corporation's share of Partnership net income and amounted to $29,900 and $17,000 at December 31, 1994 and 1993, respectively.

Taxes paid during 1994 and 1993 amounted to $135,500 and $5,000, respectively, and tax refunds amounted to $5,900 in 1992.

Description of Common Shares

Common shares of the Corporation are held by limited partners of The Andersons. The holders of Class A shares are entitled to dividends, if declared, and to any surplus, earned or otherwise, of the Corporation upon liquidation or dissolution. The holders of Class B shares have sole voting power, but are not entitled to share in any dividends or surplus of the Corporation. Net income per share of Common Stock is computed based on the weighted average number of Class A Common Shares outstanding during the year.

Reclassifications

Certain amounts in the 1993 and 1992 financial statements have been reclassified to conform with the 1994 presentation. These reclassifications had no effect on net income.

2. Investment in The Andersons

The Corporation is the sole general partner of The Andersons (the Partnership). As sole general partner, the Corporation provides all management and labor services required by the Partnership in its operations. In exchange for providing management services the Corporation charges the Partnership a management fee equal to: a) the salaries and cost of all employee benefits and other normal employee costs, paid or accrued for services performed by the Corporation's employees on behalf of the Partnership, b) reimbursable expenses incurred by the Corporation in connection with its services to the Partnership, or on the Partnership's behalf, and c) an amount based on an achieved level of return on partners' invested capital of the Partnership to cover the Corporation's general overhead and to provide an element of profit to the Corporation.

The Corporation leases an office building under a lease that commenced on May 1, 1990. The Corporation is required to pay annual lease payments of $771,397 through 2000. The Corporation charges the Partnership rent for the space utilized in its operations, which amounted to $635,714, $529,982 and $516,344 in 1994, 1993 and 1992, respectively.

The Partnership generally pays the Corporation for salaries and employee benefits as those costs are paid by the Corporation. Amounts due from the Partnership relating to postretirement benefits that will not be received within one year have been classified as a noncurrent asset.

The components of the management fee and rent charged by the Corporation to the Partnership consisted of the following:

                                       Year ended December 31
                                   1994          1993          1992
Costs and expenses:
 Salaries and wages            $53,726,460   $47,706,731   $43,356,247
 Employee benefits              15,673,685    14,619,453    13,426,059
 Rent for office space and
  other reimbursable expenses      803,830       641,491       516,344
 Achieved level of return
  of the Partnership               190,880       139,656        89,618
Total management fees          $70,394,855   $63,107,331   $57,388,268

3. Employee Benefit Plans

The Corporation sponsors several employee benefit programs which include the following: Defined Benefit Pension Plan, Retirement Savings Investment Plan, Cash Profit Sharing Plan, Management Performance Program and health insurance benefits.

Substantially all permanent employees are covered by the Corporation's Defined Benefit Pension Plan. The benefits are based on the employee's highest five consecutive years of compensation during their last ten years of service. The Corporation's policy is to pay into trusteed funds each year an amount equal to the annual pension expense calculated under the Entry Age Normal method.

The following table sets forth the plan's funded status and amounts recognized in the Corporation's balance sheets as of December 31, 1994 and 1993.

                                                   1994        1993
Accumulated benefit obligation,
 including vested benefits of $5,743,223
 in 1994 and $4,815,512 in 1993                 $6,107,230  $5,159,779

Projected benefit obligation for
 service rendered to date                       $9,524,599  $8,222,470
Plan assets at fair value                        7,297,051   6,568,985
Projected benefit obligation in
 excess of plan assets                           2,227,548   1,653,485

Unrecognized net asset at adoption of
 FAS 87, net of amortization                       193,338     243,817
Unrecognized net gain (loss)                      (435,467)    530,128
Prior service cost                                 (29,044)   (147,663)
Net pension liability recognized in
 balance sheet (includes current portion
 of $415,365 in 1994 and $645,966 in 1993)      $1,956,375  $2,279,767

Net periodic pension cost includes the following components:

                                            Year ended December 31
                                         1994        1993       1992
Service cost - benefits earned
 during the period                    $1,082,143  $1,135,948  $1,088,099
Interest cost on projected
 benefit obligation                      563,333     571,278     461,896
Return on plan assets                     70,796    (493,623)   (331,498)
Net amortization and deferral           (655,230)     10,420     (32,317)
Net periodic pension cost             $1,061,042  $1,224,023  $1,186,180

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4%, for 1994 and 1993. The weighted average long-term rate of return on plan assets used in determining the expected return on plan assets included in net periodic pension cost was 8% for 1994, 1993 and 1992. Substantially all of the plan assets are invested in a family of mutual funds.

Under the Retirement Savings Investment Plan (RSIP) eligible participating employees may elect to contribute specified amounts up to the lesser of $9,240 or 15% of their gross pay on a tax-deferred basis to a trust for investment in a family of mutual funds. The Corporation contributes an amount equal to 50% of the participant's contributions, but not in excess of 3% of the participant's annual gross pay. Participants are fully vested in their contributions to the RSIP. Participants hired before January 1, 1993 vest immediately in the Corporation's matching contributions and participants hired after December 31, 1992 vest ratably over five years. The matching contributions to the RSIP amounted to $857,804, $761,536 and $682,099 in 1994, 1993 and 1992, respectively.

Substantially all permanent employees are included in the Cash Profit Sharing Plan. The Plan provides for participants to receive certain percentages of their pay as various threshold levels of return on capital of the Partnership are achieved. The Corporation also has a Management Performance Program for certain levels of management. Participants in the Management Performance Program are not eligible to participate in the Cash Profit Sharing Plan. The expense for profit sharing/management performance programs was $3,040,207, $2,050,273 and $1,331,260 for 1994, 1993 and 1992, respectively.

The Corporation currently provides certain health insurance benefits to its employees, including retired employees. The Corporation has reserved the right in most circumstances to modify the benefits provided and in recent years has in fact made changes. Further changes were implemented in 1993 that will effect the benefits provided to future retirees. These changes include the minimum retirement age, years of service and a sharing in the cost of providing these benefits. In addition, the Medicare Part B reimbursement currently paid by the Corporation for retirees is being phased out over a five-year period.

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires that the cost of providing postretirement health care benefits be accrued during the employees' working career rather than recognizing the cost of these benefits as claims are paid. The Corporation has elected to recognize the accrued benefits earned by employees as of January 1, 1993 (transition obligation) prospectively, which means this cost will be recognized as a component of the net periodic postretirement benefit cost over a period of approximately 20 years. The effect of adopting the new rules increased net periodic postretirement benefit cost by approximately $840,000 and $850,000 in 1994 and 1993, respectively. Postretirement benefit costs for 1992 of approximately $404,000, which were recorded on a cash basis, have not been restated. As all employee benefit costs are charged to the Partnership as described in Note 2, the change in accounting for postretirement benefit costs had no effect on the Corporation's net income.

The Corporation's postretirement benefits are not funded. The status of the plan as of December 31 is as follows:

                                                    1994          1993
Accumulated postretirement benefit obligation:
    Retirees                                    $  6,281,193   $ 5,534,885
    Fully eligible active plan participants        1,691,711       752,975
    Other active participants                      2,764,533     3,065,722
                                                  10,737,437     9,353,582

Unrecognized net transition obligation            (7,570,994)   (7,991,605)
Unrecognized net loss                             (1,647,711)     (582,737)
Accrued postretirement benefit cost             $  1,518,732   $   779,240


Net periodic postretirement benefit cost includes the following components:

                                                 1994        1993
 Service cost                               $   245,186  $   181,457
 Interest cost                                  749,651      653,625
 Net amortization                               451,999      420,611
 Net periodic postretirement benefit costs  $ 1,446,836  $ 1,255,693

The weighted average discount rate used in determining the postretirement benefit cost was 7.5% for 1994 and 8% for 1993. The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1994 and 1993 was 7.5%.

The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan was 11% in 1994, declining to 5% through the year 2000 and remaining at that level thereafter. A 1% increase in the assumed health care cost trend rate would increase the annual postretirement benefit cost by approximately $185,000 and the accumulated postretirement benefit obligation as of December 31, 1994 by approximately $1,670,000.

To partially fund self-insured health care and other employee benefits, the Corporation makes payments to a trust. Assets of the trust amounted to $2,639,566 and $2,710,395 at December 31, 1994 and 1993, respectively, and such amounts are included in prepaid expenses.


                        THE ANDERSONS MANAGEMENT CORP.
                        CONDENSED STATEMENTS OF INCOME
                                 (UNAUDITED)

                                                     Three Months
                                                    Ended March 31
                                                1995              1994
REVENUES:
  Management fees - Note B                   $18,413,139      $15,791,518
  Equity in net income of The Andersons           29,086           28,938
  Interest earned and other income                43,252           40,866
                                              18,485,477       15,861,322

COSTS AND EXPENSES:
  Salaries, wages and benefits                18,185,202       15,634,231
  Rent expense                                   191,881          185,168
  General expenses                                54,820           34,037
                                              18,431,903       15,853,436
          INCOME BEFORE INCOME TAXES              53,574            7,886

Federal income taxes                               8,400            3,300
          NET INCOME                         $    45,174      $     4,586

Net income per Class A Common Share          $      9.80      $       .99

Weighted average number of Class A Shares
  outstanding                                      4,608            4,612

See notes to condensed financial statements.


                        THE ANDERSONS MANAGEMENT CORP.
                            CONDENSED BALANCE SHEET
                                MARCH 31, 1995
                                  (UNAUDITED)

CURRENT ASSETS
  Cash and cash equivalents                                   $   570,053
  Short-term investments, at cost                                 490,532
  Receivable from The Andersons - Note B                        5,199,966
  Prepaid expenses and other
     accounts receivable                                        1,527,926
     TOTAL CURRENT ASSETS                                       7,788,477
OTHER ASSETS
  Receivable from The Andersons - Note B                        3,274,554
  Investment in The Andersons - Note B                            998,462
  Deposits and other assets                                       343,667
                                                                4,616,683
                                                              $12,405,160

CURRENT LIABILITIES
  Accounts payable                                            $ 3,244,857
  Accrued expenses                                              3,981,355
     TOTAL CURRENT LIABILITIES                                  7,226,212

ACCRUED POSTRETIREMENT BENEFITS                                 3,274,554

SHAREHOLDERS' EQUITY
  Common Shares, without par value:
     Class A non-voting:
       Authorized - 25,000 shares
       Issued - 4,855 shares at
          stated value                                          1,456,405
     Class B voting:
       Authorized - 25,000 shares
       Issued - 5,720 shares at stated value                        5,720
  Retained earnings                                               516,615
                                                                1,978,740
  Less common shares in treasury at
     cost - (247 Class A shares)                                  (74,346)
                                                                1,904,394
                                                              $12,405,160

See notes to condensed financial statements.


                        THE ANDERSONS MANAGEMENT CORP.
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                     Three Months
                                                    Ended March 31
                                                1995             1994
OPERATING ACTIVITIES
  Net income                                 $    45,174      $     4,586
  Adjustments to reconcile net
     income to net cash
     used in operating activities:
       Amortization                                                 1,106
       Equity in earnings of The
          Andersons in excess of cash
          received - Note B                      (29,086)         (28,938)
       Changes in operating assets and
          liabilities:
            Receivable from The Andersons       (714,079)         571,305
            Prepaid expenses and other
              assets                           1,155,423          840,860
            Accounts payable and accrued
              expenses                          (621,159)      (1,411,302)
     NET CASH USED IN OPERATING ACTIVITIES      (163,727)         (22,383)

FINANCING ACTIVITIES
  Purchase of investments                              -         (250,000)
  Purchase of Common Shares for Treasury         (17,025)         (18,391)
  Sale of Common Shares                           14,206           19,301
     NET CASH USED IN FINANCING ACTIVITIES        (2,819)        (249,090)

DECREASE IN CASH AND CASH EQUIVALENTS           (166,546)        (271,473)
  Cash and cash equivalents at
     beginning of period                         736,599          795,379

CASH AND CASH EQUIVALENTS AT END OF PERIOD   $   570,053      $   523,906


See notes to condensed financial statements.


                        THE ANDERSONS MANAGEMENT CORP.
              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods indicated have been made.

Note 2  - The Corporation is the sole general partner of The Andersons, an
          Ohio limited partnership (the "Partnership").   The Corporation
          provides all management and labor services required by the Partnership in its operations. In exchange for providing management services, the Corporation charges the Partnership a management fee equal to: a) the salaries and cost of all employee benefits and other normal employee costs, paid or accrued on behalf of the Corporation's employees who are engaged in furnishing services to the Partnership, b) reimbursable expenses incurred by the Corporation in connection with its services to the Partnership, or on the Partnership's behalf, and c) an amount based on an achieved level of return on partners' invested capital of the Partnership to cover the Corporation's general overhead and to provide an element of profit to the Corporation.

          The Corporation leases an office building which is primarily occupied by the Partnership. Management fees include rental income of $167,372 and $152,021 from the Partnership for the three-month periods ended March 31, 1995 and 1994 respectively.



                         Report of Independent Auditors

Partners
The Andersons

We have audited the accompanying consolidated balance sheets of The Andersons (a partnership) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, cash flows and changes in partners' capital for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Andersons and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP
                                                   ERNST & YOUNG LLP
Toledo, Ohio
February 6, 1995


                         The Andersons and Subsidiaries
                       Consolidated Statements of Income

                                              Year ended December 31
                                         1994          1993          1992
Grain sales and revenues             $551,836,287  $439,483,762  $440,553,476
Fertilizer, retail and other sales    400,922,131   336,973,308   312,613,276
Other income                            2,608,671     3,763,737     3,834,457
                                      955,367,089   780,220,807   757,001,209

Cost of grain sales and revenues      513,893,485   405,889,171   412,623,606
Cost of fertilizer, retail
  and other sales                     292,258,780   244,254,571   227,130,480
                                      806,152,265   650,143,742   639,754,086
Gross profit                          149,214,824   130,077,065   117,247,123
Operating, administrative and
  general expenses (Note 2)           125,682,788   112,829,334   100,791,991
Interest expense                        8,394,606     6,168,371     6,325,440
                                      134,077,394   118,997,705   107,117,431
Income from continuing operations      15,137,430    11,079,360    10,129,692
Discontinued operations (Note 3):
  Loss from discontinued operations                                  (396,177)
  Loss on sale of discontinued
    operations                                                     (2,097,767)
Net income                           $ 15,137,430  $ 11,079,360  $  7,635,748

Net income (loss) was allocated to:
  General partner:
    From continuing operations       $    218,844  $    145,526  $    124,871
    From discontinued operations                -             -       (30,743)
                                          218,844       145,526        94,128
  Limited partners:
    From continuing operations         14,918,586    10,933,834    10,004,821
    From discontinued operations                                   (2,463,201)
                                       14,918,586    10,933,834     7,541,620
                                     $ 15,137,430  $ 11,079,360  $  7,635,748

Net income (loss) allocation per
  $1,000 of partners' capital:
    Weighted average capital for
      allocation purposes            $ 52,696,376  $ 47,405,022  $ 43,101,473
    Allocation per $1,000:
      From continuing operations     $        287  $        234  $        235
      From discontinued operations                                        (58)
                                     $        287  $        234  $        177

See accompanying notes.


                         The Andersons and Subsidiaries
                          Consolidated Balance Sheets


                                                        December 31
                                                     1994          1993
Assets
Current assets:
  Cash and cash equivalents (Note 10)           $  6,186,695   $  3,936,955
  Accounts receivable:
    Trade accounts, less allowance for
      doubtful accounts of $2,292,000 in
      1994; $1,178,000 in 1993                    55,157,316     60,036,382
    Margin deposits (Note 10)                      7,034,058     15,320,979
                                                  62,191,374     75,357,361
  Inventories (Note 4)                           198,635,026    211,023,651
  Prepaid expenses                                   899,268        858,941
Total current assets                             267,912,363    291,176,908

Other assets:
  Notes receivable and other assets,
    less allowance for doubtful notes
    receivable of $717,000 in 1994                 3,083,583      3,965,729
  Investments in and advances to
    affiliates                                     1,591,673        942,053
                                                   4,675,256      4,907,782
Property, plant and equipment (Notes 5 and 7)     77,596,503     60,417,088
                                                $350,184,122   $356,501,778
Liabilities and partners' capital
Current liabilities:
  Notes payable (Note 6)                        $ 50,000,000   $ 87,900,000
  Accounts payable for grain                      83,843,840     83,712,076
  Other accounts payable                          60,990,810     58,896,317
  Amounts due General Partner (Note 2)             4,700,699      4,173,287
  Accrued expenses                                 7,708,295      7,496,181
  Current maturities of long-term debt             3,615,000      1,992,000
Total current liabilities                        210,858,644    244,169,861

Amounts due General Partner (Note 2)               3,059,742      2,413,041
Long-term debt (Note 7)                           71,217,308     52,259,120

Deferred gain                                                     1,145,151
Minority interest                                  1,070,878      1,103,892
Partners' capital:
  General partner                                    969,376        761,839
  Limited partners                                63,008,174     54,648,874
                                                  63,977,550     55,410,713
                                                $350,184,122   $356,501,778

See accompanying notes.


                         The Andersons and Subsidiaries
                     Consolidated Statements of Cash Flows

                                                     Year ended
                                            1994         1993         1992
Operating activities
Net income                              $15,137,430  $11,079,360  $ 7,635,748
Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
    Depreciation and amortization         8,101,058    7,109,223    7,010,579
    Provision for losses on accounts
      and notes receivable                2,682,904      909,724      763,677
    Payments to minority interests         (222,052)    (166,198)    (132,896)
    Minority interest in net income
      of subsidiaries                       189,038      236,224      154,392
    Gain on sale of property,
      plant and equipment                  (160,988)  (1,107,707)  (1,645,421)
    Amortization of deferred gain           (43,823)    (385,956)    (373,238)
    Loss on sale of discontinued
      operations                                  -            -    1,582,630
    Equity in undistributed loss of
      affiliates                                  -            -        4,255
    Changes in operating assets and
      liabilities:
        Accounts receivable              10,483,083  (32,109,849)  (5,866,574)
        Inventories                      12,388,625  (61,137,730)  37,905,112
        Prepaid expenses and other
          assets                         (1,006,667)  (1,255,649)    (501,424)
        Accounts payable for grain          131,764   18,966,696   (3,086,492)
        Other accounts payable and
          accrued expenses                4,451,416    6,719,097    5,074,170
Net cash provided by (used in)
  operating activities                   52,131,788  (51,142,765)  48,524,518

Investing activities
Purchases of property, plant and
  equipment                             (22,663,348) (10,808,521)  (6,590,045)
Proceeds from sale of investment          1,679,215            -            -
Proceeds from sale of property,
  plant and equipment                       848,408    1,696,989    2,586,539
(Advances to) payments received
  from affiliates                          (640,000)     149,999        5,145
Proceeds from sale of discontinued
  operations                                      -            -    1,299,340
Net cash used in investing activities   (20,775,725)  (8,961,533)  (2,699,021)

Financing activities
Net increase (decrease) in short-term
  borrowings                            (37,900,000)  64,150,000  (45,330,000)
Proceeds from issuance of long-term
  debt                                   35,508,820   22,753,656   16,022,652
Payments of long-term debt              (20,144,550) (17,439,855) (17,887,109)
Payments to partners and other
  deductions from capital accounts       (7,304,268)  (7,212,084)  (3,177,162)
Capital invested by partners                733,675      423,630    4,153,500
Net cash provided by (used in)
  financing activities                  (29,106,323   62,675,347  (46,218,119)

Increase (decrease) in cash and cash
  equivalents                             2,249,740    2,571,049     (392,622)
Cash and cash equivalents at beginning
  of year                                 3,936,955    1,365,906    1,758,528
Cash and cash equivalents at end of
  year                                  $ 6,186,695  $ 3,936,955  $ 1,365,906

Noncash investing and financing
  activities:
    Assumption of long-term debt in
    purchase of property, plant and
    equipment                           $ 5,216,918

See accompanying notes.


                         The Andersons and Subsidiaries
            Consolidated Statements of Changes in Partners'  Capital

                                               Year ended December 31
                                            1994         1993         1992
General partner capital
Balance at beginning of year            $   761,839  $   622,659  $   531,322
Amounts credited (charged) to capital:
  Net income for the year                   218,844      145,526       94,128
  Charitable contributions                  (11,307)      (6,346)      (2,791)
                                            207,537      139,180       91,337
Balance at end of year                  $   969,376  $   761,839  $   622,659

Limited partners' capital
Balance at beginning of year            $54,648,874  $50,497,148  $41,976,399
Amounts credited (charged) to capital:
  Net income for the year                14,918,586   10,933,834    7,541,620
  Increase in invested capital              733,675      423,630    4,153,500
  Charitable contributions                 (770,809)    (476,772)    (223,623)
  Withdrawals                            (1,759,072)    (827,573)    (899,793)
  Distributions                          (4,763,080)  (5,901,393)  (2,050,955)
                                          8,359,300    4,151,726    8,520,749
Balance at end of year                  $63,008,174  $54,648,874  $50,497,148

Total partners' capital--at
  end of year                           $63,977,550  $55,410,713  $51,119,807

See accompanying notes.


                         The Andersons and Subsidiaries
                   Notes to Consolidated Financial Statements
                               December 31, 1994


1. Significant Accounting Policies

Principles of Consolidation and Related Matters

The consolidated financial statements include the accounts of The Andersons (the Partnership) and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Other affiliated entities are not material.

Cash and Cash Equivalents

The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of these assets approximate their fair value.

Securities

The Partnership adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in 1994. There was no cumulative effect as a result of the adoption.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when there is positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of partners' capital.

Inventories

Inventories of grain are hedged to the extent practicable and are valued on the basis of replacement market prices prevailing at the end of the year. Such inventories are adjusted for the amount of gain or loss (based on year-end market price quotations) on open grain contracts at the end of the year. Contracts in the commodities futures market, maintained for hedging purposes, are valued at market at the end of the year and income or loss to that date is recognized. Grain contracts maintained for other merchandising purposes are valued in a similar manner and net margins from these transactions are included in sales and merchandising revenues.

All other inventories are stated at the lower of cost or market. Cost is determined by the average cost method.

Property, Plant and Equipment

Land, buildings and equipment are carried at cost. Depreciation is provided over the estimated useful lives of the individual assets principally by the straight-line method.

Accounts Payable for Grain

The liability for grain purchases on which price has not been established (delayed price), has been computed on the basis of replacement market at the end of the year, adjusted for the applicable premium or discount.

Revenue Recognition

Sales of grain and other products are recognized at the time of shipment. Revenues from merchandising activities are recognized as open contracts are marked to market or as services are provided.

Income Taxes

No provision has been made for federal income taxes on the Partnership's net income since such amounts are includable in the federal income tax returns of its partners. At December 31, 1994 and 1993, the Partnership s net assets for financial reporting purposes were approximately $1,800,000 and $3,800,000, respectively, greater than their corresponding tax bases, as a result of temporary differences in when revenues and expenses are recognized for financial reporting purposes and in determining taxable income.

Preopening Expenses

Preopening expenses are charged to income when incurred.

Deferred Gain

Through January 31, 1994, the deferred portion of a gain from the sale and leaseback of a retail store was being amortized into income over the ten-year leaseback period by the straight-line method. On February 1, 1994 the store was reacquired and the remaining deferred gain was recorded as a component of the reacquisition cost.

Income Allocations and Cash Distributions to Partners

The Partnership Agreement reflects each partner's capital account as of the beginning of each year. Partners' capital, used in determining the allocation of net income or loss to each partner, is weighted to reflect cash and tax distributions made to partners and additional investments made by partners during the year. The general partner and each limited partner receive the same allocation of net income or loss per $1,000 of partners' capital.

Partners may elect to receive quarterly cash distributions as declared by the general partner. Partners may also elect to receive quarterly tax distributions or an annual tax distribution. Final 1994 tax distributions of approximately $5,200,000 may be paid to partners in 1995 from the year end partners' capital balances upon each Partner's election.

Charitable Contributions

Provision is made in the Partnership Agreement for contributions to various charitable, educational and other not-for-profit institutions. It is the policy of the Partnership to account for charitable contributions as charges to partners' capital, and they are not deducted in determining Partnership net income.

Reclassifications

Certain amounts in the 1993 and 1992 financial statements have been reclassified to conform with the 1994 presentation. These reclassifications had no effect on net income.

2. Transactions with General Partner

The Andersons Management Corp. (the Corporation) is the sole general partner of the Partnership and provides all management and labor services to the Partnership. In exchange for providing these services, the Corporation charges the Partnership a management fee equal to: a) the salaries and cost of all employee benefits and other normal employee costs, paid or accrued for services performed by the Corporation's employees on behalf of the Partnership, b) reimbursable expenses incurred by the Corporation in connection with its services to the Partnership, or on the Partnership's behalf, and c) an amount based on an achieved level of return on partners' capital to cover the Corporation's general overhead and to provide an element of profit to the Corporation.

Employee benefit costs include the cost of pension and other postretirement benefits. In 1993, the Corporation changed its method of accounting for postretirement health insurance benefits. The Corporation now accrues for the cost of providing these benefits during the employees working career rather than recognizing the cost of these benefits as claims are paid. The Corporation has elected to recognize the accrued benefits earned by employees as of January 1, 1993 (transition obligation) prospectively, which means this cost will be recognized as a component of annual postretirement benefit costs over a period of approximately 20 years. The change in the method of accounting for these benefits increased management fees charged to the Partnership by approximately $840,000 and $850,000 for 1994 and 1993, respectively.

The Partnership generally pays the Corporation for salaries and employee benefits as those costs are paid by the Corporation. Amounts owed to the Corporation relating to postretirement benefits that will not be paid within one year have been classified as a long-term liability.

The Partnership leases office space from the Corporation under a lease expiring May 1, 2000. The net lease payments amounted to $635,714, $529,982 and $516,344 in 1994, 1993 and 1992, respectively.

The components of the management fee and rent incurred by the Partnership consisted of the following:

                                             Year ended December 31
                                         1994           1993         1992
Salaries and wages                   $53,726,460    $47,706,731  $43,356,247
Employee benefits                     15,673,685     14,619,453   13,426,059
Rent for office space and other
  reimbursable expenses                  803,830        641,491      516,344
Achieved level of return of the
  Partnership                            190,880        139,656       89,618
Totals                               $70,394,855    $63,107,331  $57,388,268

3. Discontinued Operations

In April 1992, the Partnership decided to dispose of its pet products distribution business, which was represented by a majority investment in B&R Pet Supplies, Inc. (B&R). During 1992, the Partnership sold the operations of B&R for approximately $1,300,000, which resulted in a loss of $1,582,630. Losses from operations from April 1, 1992 to the date of sale amounted to $515,137. This transaction has been accounted for as a discontinued operation.

Sales from discontinued operations were approximately $9,780,000 for the year ended December 31, 1992.

4. Inventories

Major classes of inventory are as follows:

                                               December 31
                                           1994           1993
Grain                                  $113,554,519   $135,346,670
Agricultural fertilizer and supplies     21,110,719     16,170,908
Merchandise                              32,240,845     32,497,574
Lawn and corn cob products               20,992,385     20,579,022
Other                                    10,736,558      6,429,477
                                       $198,635,026   $211,023,651


5. Property, Plant and Equipment

The components of property, plant and equipment are as follows:


                                                       December 31
                                                   1994           1993
Land                                           $ 13,063,330   $  9,457,460
Land improvements and leasehold improvements     22,569,686     19,378,810
Buildings and storage facilities                 71,700,138     62,022,387
Machinery and equipment                          87,308,030     80,141,615
Construction in progress                          1,387,362      1,707,564
                                                196,028,546    172,707,836
Less allowances for depreciation
  and amortization                              118,432,043    112,290,748
                                               $ 77,596,503   $ 60,417,088

6. Banking and Credit Arrangements

The Partnership has available lines of credit for unsecured short-term debt with banks aggregating $207,000,000. The credit arrangements, the amounts of which are adjusted from time to time to meet the Partnership's needs, do not have termination dates but are reviewed at least annually for renewal. The terms of certain of these lines of credit provide for annual commitment fees.

The following information relates to borrowings under short-term lines of credit during the years indicated.

                                        1994           1993         1992

Maximum borrowed                   $127,600,000  $100,500,000  $104,000,000
Average daily amount borrowed
  (total of daily borrowings
  divided by number of days
  in period)                         72,182,603    60,404,384    50,341,667
Average interest rate (computed
  by dividing interest expense
  by average daily amount
  outstanding)                             5.03%         4.15%         5.20%

7. Long-Term Debt

Long-term debt consists of the following:

                                                        December 31
                                                     1994           1993
Note payable, 7.84%, payable $75,000 quarterly
  through October 1997, and $398,000 quarterly
  thereafter, due 2004                            $14,850,000   $         -
Notes payable relating to revolving credit
  facility                                         10,000,000     7,500,000
Note payable, variable rate (7.625% at
  December 31, 1994), payable $800,000
  annually, due 1997                                6,000,000     6,800,000
Note payable, variable rate (6.9375% at
  December 31, 1994), payable $72,470 monthly
  including interest, due 1996                      4,661,089             -
Other notes payable                                   795,686       888,409
Industrial development revenue bonds:
  6.5%, due 1999                                    4,400,000     5,000,000
  Variable rate (5.695% at December 31, 1994),
    due in annual installments of $881,000 in
    1995 through 2004                               8,114,000     8,114,000
  Variable rate (5.85% at December 31, 1994),
    due 2025                                        3,100,000     3,100,000
Debenture bonds:
  9.2% to 11.4%, due 1995 and 1996                  6,088,000     7,586,000
  6.5% to 8%, due 1997 through 1999                 5,530,000     4,894,000
  10% to 10.5%, due 1997 and 1998                   2,117,000     2,849,000
  10%, due 2000 and 2001                            2,742,000     2,774,000
  7.5% to 8.7%, due 2002 through 2004               5,590,000     4,061,000
  Employee bonds, variable rate
    (18% at December 31, 1994)                        233,312        59,581
Other bonds, 4% to 10%                                611,221       625,130
                                                   74,832,308    54,251,120
Less current maturities                             3,615,000     1,992,000
                                                  $71,217,308   $52,259,120


The Partnership has a $20,000,000 revolving line of credit with a bank which bears interest based on the LIBOR rate (4.345% at December 31, 1994). Borrowings under this agreement totalled $10,000,000 at December 31, 1994. The revolving line of credit expires on July 1, 1997.

The variable rate notes payable, the note payable due in quarterly installments and the industrial development revenue bonds are collateralized by first mortgages on certain facilities and related property with a cost aggregating approximately $80,640,000.

The various underlying loan agreements, including the Partnership's revolving line of credit, contain certain provisions which require the Partnership to, among other things, maintain minimum working capital of $32,000,000 and net Partnership equity (as defined) of $43,000,000, limit the addition of new long-term debt, and limit its unhedged grain position to 2,000,000 bushels.

The aggregate annual maturities, including sinking fund requirements, through 1999 of long-term debt are as follows: 1995--$3,615,000; 1996--$22,895,000;
1997--$10,388,000, 1998--$7,125,000 and 1999--$4,230,000.

Interest paid (including short-term lines of credit) amounted to $8,175,747, $5,425,491 and $6,595,883 in 1994, 1993 and 1992, respectively.

8. Leases

The Partnership and subsidiaries lease certain equipment and real property under operating leases, including rail cars which the Partnership subleases to third parties.

Net rent expense under operating leases was as follows:

                                       1994         1993         1992
Total rent expense                  $8,442,535   $7,095,276   $7,400,356
Less rental income from subleases    2,805,440    1,320,544    1,312,205
Net rental expense                  $5,637,095   $5,774,732   $6,088,151

Future minimum rentals for all noncancelable operating leases and future rental income from subleases are as follows:

                            Future         Future
                            Minimum       Sublease
                            Rentals        Income
    1995                 $ 7,803,420    $ 4,132,351
    1996                   6,281,504      3,505,671
    1997                   5,172,363      3,104,040
    1998                   4,661,835      2,863,620
    1999                   3,319,158      1,229,235
    Future years           3,386,948        157,390
                         $30,625,228    $14,992,307

9. Commitments and Risk Management

The Partnership has, in the normal course of its business, entered into contracts to purchase and sell grain inventories and has interest in other commodity contracts requiring performance in future periods. Contracts for purchase of grain inventories and other commodities from producers generally relate to the current or future crop years for delivery periods quoted by regulated commodity exchanges. Contracts for sale of grain inventories and other commodities to processors and other consumers generally do not extend beyond one year. The terms of these contracts are consistent with industry practice.

The Partnership utilizes futures contracts that are traded on a regulated futures exchange to hedge its net price exposure from grain inventories held and firm commitments to purchase or sell grain inventories and other commodities. The Partnership's policy is to hedge its net price exposure and at December 31, 1994, nearly 100% of the Partnership's grain inventories held and firm commitments under forward contracts were hedged with futures contracts. All grain inventories held, firm commitments under forward contracts and futures contracts are marked to market on a daily basis.

The Partnership periodically utilizes interest rate contracts to manage interest rate risk by converting variable interest rates on its short-term borrowings to short-term fixed interest rates. The notional amounts of these contracts are based upon the Partnership's projected short-term borrowing needs. Additional interest expense incurred in holding these instruments was $52,695, $92,545 and $1,783 in 1994, 1993 and 1992, respectively. There were no open interest rate contracts at December 31, 1994.

10. Securities

The following is a summary of held-to-maturity securities which mature within one year as of December 31, 1994 and 1993:

                                               Gross      Gross
                                 Amortized  Unrealized  Unrealized   Fair
                                   Cost        Gains      Losses     Value
December 31, 1994
Cash equivalent--commercial
  paper                          $4,700,000    $   -     $     -  $4,700,000
Margin deposits--U.S. Treasury
  securities                      3,902,567      929           -   3,903,496
                                 $8,602,567    $ 929     $     -  $8,603,496

December 31, 1993
Cash equivalent--U.S. Treasury
  securities                     $3,936,955    $   -     $     -  $3,936,955
Margin deposits--U.S. Treasury
  securities                      4,731,172        -      15,015   4,716,187
                                 $8,668,127    $   -     $15,015  $8,653,142

11. Fair Values of Financial Instruments

The fair values of the Partnership's financial instruments, consisting of cash equivalents, margin deposits, investments in and advances to affiliates and long and short-term debt, approximate their carrying values since the instruments either provide for short terms to maturity or interest at variable rates based on market indexes or, in the case of investments in affiliates, the investments are being carried on the equity method which approximate fair value. Certain long-term notes payable and the Partnership's debenture bonds bear fixed rates of interest and terms of five or ten years. Based upon current interest rates offered by the Partnership on similar bonds and rates currently available to the Partnership for long-term borrowings with similar terms and remaining maturities, the Partnership believes its long-term debt instruments outstanding at December 31, 1994 and 1993, have fair values as follows:

                                Carrying         Fair
                                 Amount          Value
1994
Debenture bonds               $22,144,000    $22,189,000
Long-term notes payable        52,688,000     51,316,000
                              $74,832,000    $73,505,000

1993
Debenture bonds               $22,241,000    $23,750,000
Long-term notes payable        32,010,000     31,993,000
                              $54,251,000    $55,743,000


12. Segments of Business

The Partnership operates three business segments: Agriculture, Retail Stores and Other. Agriculture includes grain merchandising, operation of terminal grain elevator facilities, and distribution of agricultural products, primarily fertilizer. Other includes production and distribution of lawn and corn cob products and rail car leasing and repair.

Prior to 1994 the Partnership reported its agriculture business as two segments: Grain Operations and Agricultural Products. The Partnership elected to combine these operations into a single business segment based upon the similarities in the customer bases and geographic markets.

Segment information for 1993 and 1992 has been restated to conform with the 1994 presentation.

The segment information includes the allocation of expenses shared by one or more segments. Although management believes such allocations are reasonable, the operating information does not necessarily reflect how such data might appear if the segments were operated as separate businesses.


                                             Year ended December 31
                                        1994           1993         1992
Revenues:
 Agriculture:
  Sales to unaffiliated customers   $661,369,917  $520,890,521  $517,598,783
  Intersegment sales                   3,105,953     2,978,856     2,709,350
  Merchandising revenue and other
    income                            30,446,394    27,350,033    20,007,958
                                     694,922,264   551,219,410   540,316,091
 Retail stores:
  Sales to unaffiliated customers    172,337,256   155,424,855   149,090,921
  Other income                           112,763       118,337        82,344
                                     172,450,019   155,543,192   149,173,265
 Other:
  Sales to unaffiliated customers     89,636,688    71,668,255    64,976,326
  Intersegment sales                     877,903       730,135       819,310
  Other income                           440,107       678,710       553,502
                                      90,954,698    73,077,100    66,349,138
  Other income                         1,023,964     4,090,096     4,691,375
  Eliminations--intersegment sales    (3,983,856)   (3,708,991)   (3,528,660)
Total revenues                      $955,367,089  $780,220,807  $757,001,209

Operating profit:
  Agriculture                       $ 18,900,530  $ 14,571,601  $  9,720,038
  Retail stores                        4,290,252     1,639,953     4,062,370
  Other                                5,529,419     4,958,651     4,517,401
Total operating profit                28,720,201    21,170,205    18,299,809

Other income                             863,147     2,090,567     2,533,177
Interest expense                      (8,394,606)   (6,168,371)   (6,325,440)
General expenses                      (6,051,312)   (6,013,041)   (4,377,854)
Income from continuing operations   $ 15,137,430  $ 11,079,360  $ 10,129,692

Identifiable assets:
  Agriculture                       $217,462,318  $244,064,853  $168,917,991
  Retail stores                       64,551,540    56,558,711    48,174,786
  Other                               53,720,115    44,091,096    29,021,506
  General assets                      14,450,149    11,787,118     9,386,354
Total assets                        $350,184,122  $356,501,778  $255,500,637

Depreciation and amortization expense:
  Agriculture                       $  3,390,835  $  3,252,151  $  3,364,773
  Retail stores                        2,602,692     1,957,190     1,882,966
  Other                                1,699,610     1,512,000     1,211,566
  General                                407,921       387,882       551,274
Total depreciation and
  amortization expense              $  8,101,058  $  7,109,223  $  7,010,579

Capital expenditures:
  Agriculture                       $  6,688,988  $  3,772,771  $  2,420,837
  Retail stores                       12,985,881     4,228,566       728,538
  Other                                5,537,036     2,209,646     2,917,100
  General                              1,088,454       597,538       523,570
Total expenditures                  $ 26,300,359  $ 10,808,521  $  6,590,045

Intersegment sales are made at prices comparable to normal, unaffiliated customer sales. Operating profit is sales and merchandising revenues plus interest and other income attributable to the operating area less operating expenses, excluding interest and general expenses. Identifiable assets by segment include accounts receivable, inventories, advances to suppliers, property, plant and equipment and other assets that are directly identified with those operations. General assets consist of cash, investments, land held for investment, land and buildings and equipment associated with administration and Partnership services, assets of discontinued operations and other assets not directly identified with segment operations.

An unaffiliated customer accounted for grain operations sales of $85,900,000 in 1992. No unaffiliated customer accounted for more than 10% of sales and merchandising revenues in 1994 or 1993. Grain sales for export to foreign markets amounted to approximately $129,700,000 and $88,300,000, and $101,300,000 in 1994, 1993 and 1992, respectively.



                                 THE ANDERSONS
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                Three Months
                                               Ended March 31
                                            1995           1994
Grain sales and revenues                $104,774,101   $132,669,980
Fertilizer, retail and other sales        98,235,499     86,028,579
Other income                                 583,921        645,771
                                         203,593,521    219,344,330

Cost of grain sales and revenues          93,773,281    125,116,012
Cost of fertilizer, retail and
  other sales                             73,520,178     62,741,785
                                         167,293,459    187,857,797
       GROSS PROFIT                       36,300,062     31,486,533

Operating, administrative and
  general expenses                        31,235,697     27,300,216
Interest expense                           3,141,696      2,100,950
                                          34,377,393     29,401,166
       NET INCOME - Note B              $  1,922,669   $  2,085,367

Allocation of income:
  To general partner                    $     29,086   $     28,938
  To limited partners                      1,893,583      2,056,429
                                        $  1,922,669   $  2,085,367

Income allocation per $1,000 of
  partners' capital:
     Weighted average capital for
       allocation purposes - Note C     $ 64,079,086   $ 54,901,354
     Income allocation per $1,000       $         30   $         38

See notes to condensed consolidated financial statements.



                                 THE ANDERSONS
               CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                MARCH 31, 1995


CURRENT ASSETS
  Cash and cash equivalents                                   $    790,624

  Accounts Receivable:
     Trade accounts - net                                       57,926,366
     Margin deposits                                             8,012,297
                                                                65,938,663

  Inventories:
     Grain                                                     111,827,468
     Agricultural fertilizer and supplies                       30,567,779
     Merchandise                                                38,793,663
     Lawn and corn cob products                                 17,255,273
     Other                                                      13,692,072
                                                               212,136,255

  Prepaid expenses                                               1,392,933
     TOTAL CURRENT ASSETS                                      280,258,475

OTHER ASSETS
  Investments in and advances to affiliates                      1,244,322
  Notes receivable (net) and other assets                        3,192,798
     TOTAL OTHER ASSETS                                          4,437,120

PROPERTY, PLANT AND EQUIPMENT
  Land                                                          13,051,374
  Land improvements and leasehold
     improvements                                               22,577,115
  Buildings and storage facilities                              71,814,401
  Machinery and equipment                                       87,919,079
  Construction in progress                                       2,462,145
                                                               197,824,114
  Less allowances for depreciation and
     amortization                                              119,912,794
     NET PROPERTY, PLANT AND EQUIPMENT                          77,911,320

                                                              $362,606,915

See notes to condensed consolidated financial statements.


                                 THE ANDERSONS
              CONDENSED CONSOLIDATED BALANCE SHEETS - (continued)
                                MARCH 31, 1995
                                  (UNAUDITED)

CURRENT LIABILITIES
  Notes payable                                             $121,400,000
  Accounts payable for grain                                  29,887,160
  Other accounts payable                                      53,722,850
  Amounts due General Partner                                  5,199,966
  Accrued expenses                                             7,507,683
  Current maturities of long-term debt                         5,384,000
     TOTAL CURRENT LIABILITIES                               223,101,659

LONG-TERM DEBT
  Note payable, 7.84%, payable
     quarterly, ($75,000 through October 1997
     $398,000 thereafter) due 2004                            14,775,000
  Note payable, variable rate (7.6875%
     at March 31, 1995) payable $800,000
     annually, due 1997                                        6,000,000

  Notes payable relating to revolving
     credit facility, variable rate
     (7.1% at March 31, 1995), due 1996                       10,000,000
  Note payable, variable rate (6.9375%
     at March 31, 1995), payable monthly
     through July 5, 1996                                      4,523,579
  Other notes payable                                            793,063
  Industrial development revenue bonds:
     6.5% due 1999                                             4,400,000
     Variable rate (6.03% at March 31, 1995)
          due 1995 to 2004                                     8,114,000
     Variable rate (3.879% at March 31, 1995)
          due 2025                                             3,100,000
  Debenture bonds:
     9.2% to 10%, due 1995 and 1996                            6,087,000
     6.5% to 8%, due 1997 to 2000                              5,680,000
     10% due 1997 and 1998                                     2,117,000
     10% due 2000 and 2001                                     2,742,000
     7.5% to 8.7%, due 2002 to 2005                            5,715,000
  Other bonds, 4% to 10%                                         855,695
                                                              74,902,337
  Less current maturities of long-term debt                    5,384,000
     TOTAL LONG-TERM DEBT                                     69,518,337

AMOUNT DUE GENERAL PARTNER                                     3,274,554
MINORITY INTEREST                                                979,221
PARTNERS' CAPITAL
  General partner                                                998,462
  Limited partners                                            64,734,682
     TOTAL PARTNERS' CAPITAL                                  65,733,144
                                                            $362,606,915


See notes to condensed consolidated financial statements.


                                 THE ANDERSONS
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                       Three Months
                                                      Ended March 31
OPERATING ACTIVITIES                               1995           1994

  Net income                                 $  1,922,669     $  2,085,367
  Adjustments to reconcile net income
     to net cash used in operating
     activities:
       Depreciation and amortization            2,179,685        1,878,894
       Amortization of deferred gain                    -          (34,283)
       Minority interest in net income of
          subsidiaries                            (43,207)          (6,078)
       Payments to minority interests             (48,450)        (222,052)
       Provision for losses on receivables,
          investments and other assets            199,746           90,320
       Gain on sale of property, plant and
          equipment                               (37,997)        (227,730)
       Changes in operating assets
          and liabilities:
          Accounts receivable                  (3,947,035)      13,461,532
          Inventories                         (13,501,229)      20,258,206
          Prepaid expenses and other assets      (571,105)        (395,028)
          Accounts payable for grain          (53,956,680)     (64,512,873)
          Other accounts payable and
            accrued expenses                   (6,754,493)       2,532,081
NET CASH USED IN OPERATING ACTIVITIES         (74,558,096)     (25,091,644)

INVESTING ACTIVITIES
  Purchases of property, plant, equipment      (2,464,617)      (2,302,893)
  Proceeds from sale of property, plant
     and equipment                                 73,688          404,183
  Payments from (advances to) affiliates          250,000
(665,000)
NET CASH USED IN INVESTING ACTIVITIES          (2,140,929)      (2,563,710)

FINANCING ACTIVITIES
  Net increase in short-term borrowings        71,400,000       25,500,000
  Proceeds from issuance of long-term debt     10,293,009        5,562,215
  Payments of long-term debt                  (10,222,980)      (3,088,201)
  Payments to partners and other deductions
     from capital accounts                     (1,243,575)      (1,586,784)
  Capital invested by partners                  1,076,500          733,675
NET CASH PROVIDED BY FINANCING ACTIVITIES      71,302,954       27,120,905

DECREASE IN CASH AND CASH EQUIVALENTS          (5,396,071)        (534,449)
  Cash and cash equivalents at beginning
     of period                                  6,186,695        3,936,955
CASH AND CASH EQUIVALENTS AT END OF PERIOD   $    790,624     $  3,402,506
  Noncash Investing and Financing Activities:
  Assumption of long-term debt in purchase
     of property, plant and equipment                         $  5,216,918

See notes to condensed consolidated financial statements.



                                 THE ANDERSONS
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note A  -     In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods indicated have been made.

Note B  -     No provision has been made for federal income taxes on the
              Partnership's net income since such amounts are includable in the federal income tax returns of its partners.

              Provision for federal income taxes is made on the net income or loss of the Partnership's corporate subsidiaries, but is insignificant.

Note C  -     The Partnership Agreement reflects each partner's invested capital as of the beginning of each year. Partners' capital used in determining the allocation of net income per $1,000 of partners' capital is weighted to reflect cash distributions made to partners during the year. The indicated allocations for the three-month periods ended March 31, 1995 and 1994 are the allocations which would have been made had such periods constituted an entire fiscal year.





                                                                   APPENDIX A


                        AGREEMENT AND PLAN OF MERGER

                                     of

                                THE ANDERSONS
                        (an Ohio limited partnership)

                                with and into

                       THE ANDERSONS MANAGEMENT CORP.
                            (an Ohio corporation)


          THIS AGREEMENT AND PLAN OF MERGER is dated as of April 28, 1995 (the "Agreement") by and between The Andersons, an Ohio limited partnership (the "Partnership"), and The Andersons Management Corp., an Ohio corporation and the sole general partner of the Partnership (the "General Partner").

                                  WITNESSETH

          WHEREAS, the Board of Directors of the General Partner, on behalf of the Partnership and on behalf of the General Partner, deems it advisable that the Partnership merge with and into the General Partner, upon the terms and conditions set forth herein and in accordance with the laws of the State of Ohio (the "Merger"); and

          WHEREAS, the Board of Directors of the General Partner, on behalf of the Partnership and on behalf of the General Partner, has, by resolution duly adopted, approved this Agreement in accordance with the laws of the State of Ohio and directed that it be executed by the undersigned officers and submitted to a vote of the shareholders of the General Partner and the limited partners of the Partnership.

          NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                  SECTION 1

                            Effect of the Merger;
                           Conversion of Securities


       1.1 Merger. On the Effective Date (as defined in Section 2.2 below), in accordance with this Agreement and the provisions of the General Corporation Law of the State of Ohio, as amended (the "OGCL"), and the Ohio Revised Uniform Limited Partnership Act, as amended ("ORULPA"), the Partnership shall be merged with and into the General Partner, the separate limited partnership existence of the Partnership shall cease (except as may be continued by operation of law), and the General Partner shall continue as the surviving entity in the form of a corporation under the laws of the State of Ohio (sometimes referred to hereinafter as the "Surviving Entity").


       1.2 Conversion of Limited Partnership Interests. On the Effective Date, the limited partnership interests of the Partnership held by the limited partners of the Partnership shall, by virtue of the Merger and without any action by the holder of such interest, the Partnership, or any other person, automatically be cancelled and retired and be converted into, and become a right to receive a certificate for, Common Shares, no par value per share, of the Surviving Entity (the "Common Shares"), such that one (1) Common Share shall be issued for each eight dollars ($8.00) in a limited partner's capital account as of the Measurement Date (as defined below). The limited partnership interests of the Partnership held by the General Partner shall automatically be cancelled and retired on the Effective Date without consideration. No fractional shares shall be issued. Cash will be paid in lieu of issuing fractional shares, with one dollar ($1.00) to be paid for each one dollar ($1.00) in a limited partner's capital account as of the Measurement Date. The "Measurement Date" shall be a date set by the Board of Directors of the General Partner, which date shall be after the date on which the limited partners of the Partnership and the shareholders of the General Partner vote to approve the Merger but prior to the Effective Date. The Board shall have the right in its discretion to cancel a Measurement Date and declare a new Measurement Date at any time prior to the Effective Date.


       1.3  Effect of the Merger.  The Merger shall have the effect set forth
in Section 1701.82 of the OGCL and Section 1782.434 of the ORULPA.   Without
limiting the generality of the foregoing, the Surviving Entity expressly acknowledges that it shall assume all of the liabilities and obligations under the Partnership's existing debt securities, including, specifically, liabilities and obligations of securities issued pursuant to the Partnership's Employee Bond Purchase Plan.


       1.4 Articles of Incorporation and Code of Regulations. The Articles of Incorporation and Code of Regulations of the General Partner, as in effect immediately prior to the Effective Date, shall be amended and restated in their entirety as of the Effective Date by the articles of incorporation and code of regulations attached hereto as Annex A and B, respectively, which articles of incorporation and code of regulations shall become the Articles of Incorporation and Code of Regulations of the Surviving Entity immediately after the Effective Date.


       1.5 Directors of the Surviving Entity. On the Effective Date, each person who is a director of the General Partner immediately prior to the Effective Date shall continue as a director of the Surviving Entity and shall serve as a director of the Surviving Entity until the following election of directors and until his or her successor is duly elected and qualified in the manner provided in the Articles of Incorporation and Code of Regulations of the Surviving Entity or as otherwise provided by law or until his or her earlier death, resignation or removal in the manner provided in the Articles of Incorporation or Code of Regulations of the Surviving Entity or as otherwise provided by law.


       1.6 Officers of the Surviving Entity. On the Effective Date, each person who is an officer of the General Partner immediately prior to the Effective Date shall continue as an officer of the Surviving Entity, with each such person to hold the same office in the Surviving Entity as such person held in the General Partner.



                                  SECTION 2

                                Effective Date


       2.1 Certificate of Merger. Provided that this Agreement has not been terminated and abandoned pursuant to Section 3.3, the General Partner shall cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of the State of Ohio as provided in Section 1701.81 of the OGCL, and thereafter shall cause a certified copy of the Certificate of Merger to be recorded in the Office of the Recorder of Deeds for Lucas County in the State of Ohio.


       2.2 Filing and Effectiveness. The Merger shall become effective at the time when a properly executed and acknowledged Certificate of Merger is submitted to and duly filed with the Secretary of the State of Ohio in accordance with the applicable provisions of Section 1701.81 of the OGCL and
Section 1782.433 of the ORULPA (such time being referred to as the "Effective Date").



                                  SECTION 3

                    Conditions, Amendment and Abandonment


       3.1 Conditions. The respective obligations of the General Partner and the Partnership to effect the Merger shall be subject to the fulfillment on or prior to the Effective Date of the following conditions:

          (a) This Agreement shall have been approved and adopted by the shareholders of the General Partner at a special meeting held for such purpose;

          (b) This Agreement shall have been approved and adopted by the limited partners of the Partnership at a special meeting held for such purpose or otherwise;

          (c) The General Partner and the Partnership shall have received a tax opinion from Kirkland & Ellis in form satisfactory to each such recipient;

          (d) The Registration Statement on Form S-4 of the General Partner relating to the Merger shall have been declared effective by the Securities and Exchange Commission and shall not be subject to any stop order and no stop order proceeding with respect thereto shall have been initiated or threatened by the Securities and Exchange Commission; and

          (e) No final injunction, order or other action of a court or other governmental body preventing consummation of the Merger shall be in effect.


       3.2 Amendment. The Board of Directors of the General Partner, on behalf of the General Partner or on behalf of the Partnership, may amend, modify or supplement this Agreement at any time in such manner as it may deem appropriate; provided, however, that at any time after this Agreement has been adopted by the shareholders of the General Partner or the limited partners of the Partnership, the Board of Directors may only amend, modify or supplement this Agreement in accordance with the provisions of Section 1701.78(G) of the OGCL or Section 1782.431(G), as the case may be.


       3.3 Abandonment. This Agreement may be terminated and the Merger abandoned for any reason by a resolution adopted by the Board of Directors of the General Partner on behalf of either the Partnership or the General Partner, at any time prior to the Effective Date, notwithstanding approval of this Agreement by the shareholders of the General Partner or by the limited partners of the Partnership.



                                  SECTION 4

                                Miscellaneous


       4.1 Taking of Necessary Action; Further Action. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Entity with full right and title to and possession of all assets, property, rights, privileges, immunities, powers and franchises of the Partnership, the officers and directors of the Surviving Entity are fully authorized in the name of either or both of the constituent entities to take, and shall take, all such action.


       4.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.


       4.3 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the applicable provisions of the OGCL and ORULPA.


       4.4 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Entity at 480 West Dussel Drive, Maumee, Ohio 43537, and copies thereof will be furnished to any shareholder or limited partner, as the case may be, of either constituent entity, upon request and without cost.


                      *       *       *       *       *

          IN WITNESS WHEREOF, this Agreement, having first been approved by resolution of the Board of Directors of the General Partner on behalf of the General Partner and on behalf of the Partnership, is hereby executed on behalf of each of the constituent entities and attested to by their respective officers thereunto duly authorized.


                                   THE ANDERSONS,
                                        an Ohio limited partnership

                                   By:  The Andersons Management Corp.
ATTEST:                               Its:  General Partner

By:   /s/ Beverly J. McBride            By:   /s/ Richard P. Anderson

 Its: Secretary                          Its: President and Chief Executive
                                               Officer



                                   THE ANDERSONS MANAGEMENT CORP.,
                                        an Ohio corporation
ATTEST:

By:   /s/ Gary L. Smith                 By:   /s/ Thomas H. Anderson

 Its: Corporate Treasurer                Its: Chairman







                                                                      ANNEX A
                                              TO AGREEMENT AND PLAN OF MERGER



                            AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                       THE ANDERSONS MANAGEMENT CORP.


     FIRST:     Name.  The name of the Corporation shall be The Andersons,
Inc.

     SECOND:    Office.  The principal office of the Corporation is to be
located at 480 West Dussel Drive, Maumee, in Lucas County, Ohio 43537.

     THIRD:     Purpose.  The Corporation is formed to engage in any lawful act or activity for which a corporation may be formed under the Ohio General Corporation Law.

     FOURTH:   Shares.


         (a) Authorized Shares. The total number of shares the Corporation has authority to issue is 51,000,000 shares, consisting of 1,000,000 preferred shares, no par value per share (the "Preferred Shares"), and 50,000,000 common shares, no par value per share (the "Common Shares"). The number of authorized Preferred Shares may not be decreased unless such decrease is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. Any such decrease may be effected without a vote of the holders of the Preferred Shares, or of any series thereof, unless a vote of any such holders is required pursuant to the instrument designating the terms of a series of Preferred Shares. In no event may the number of authorized Preferred Shares be decreased below the number of shares thereof then outstanding. Any issuance of shares of the Corporation must be approved by directors constituting not less than two-thirds (2/3) of the directors then in office.


         (b) Recapitalization. Immediately upon the effectiveness of these Amended and Restated Articles of Incorporation, each previously outstanding share of the Corporation's Class A Common Shares shall be, without further action by the Corporation or the holder thereof, changed and converted into a number of Common Shares determined by dividing the book value of such share at the Measurement Date by $8, and each previously outstanding share of the Corporation's Class B Common Shares shall be, without further action by the Corporation or the holder thereof, changed and converted into a number of Common Shares determined by dividing the book value of such share at the Measurement Date by $8. In lieu of issuing fractional Common Shares to any holder of Class A Common Shares or Class B Common Shares, the book value of such fractional Common Share calculated as of the Measurement Date shall be paid by the Corporation to such holder in cash. The "Measurement Date" shall be a date set by the board of directors of the Corporation (the "Board of Directors"), which date shall be after the date on which the limited partners of The Andersons, an Ohio limited partnership and the shareholders of the Corporation vote to approve a merger of The Andersons with and into the Corporation but prior to the effective date of such merger. The Board of Directors shall have the right in its discretion to cancel a Measurement Date and declare a new Measurement Date at any time prior to such effective date.


         (c)   Preferred Shares.   Pursuant to Section 1701.06(A)(12) of the
Ohio Revised Code, the Board of Directors of the Corporation may, by the affirmative vote of at least two-thirds (2/3) of the directors then in office and subject to the limitations prescribed by law and the provisions of these Amended and Restated Articles of Incorporation, provide for the issuance of Preferred Shares or provide for the issuance of Preferred Shares in one or more series, establish from time to time the number of shares to be included in each such series and fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the Preferred Shares of each such series.


         (d) Common Shares. Except as otherwise provided by the General Corporation Law of the State of Ohio, by these Amended and Restated Articles of Incorporation (or any amendments hereto) and subject to the rights of holders of Preferred Shares, all of the voting power of the Shareholders of the Corporation shall be vested in the holders of the Common Shares, and each holder of Common Shares shall have one (1) vote for each Common Share held by such holder on all matters voted upon by the shareholders.


          (e) Voting. Pursuant to Section 1701.52 of the Ohio Revised Code, notwithstanding any provisions in Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code requiring for any purpose the vote, consent, waiver, or release of the holders of any designated portion (but less than all) of the shares of any particular class or of each class of the Corporation's shares, and unless otherwise expressly set forth in these Amended and Restated Articles of Incorporation or the Corporation's Code of Regulations, action may be taken on any matter at any shareholder's meeting by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. Unless otherwise expressly set forth in these Amended and Restated Articles of Incorporation, the Corporation's Code of Regulations, or an instrument designating the terms of a series of Preferred Shares, no shareholder or holder of rights to purchase the Corporation's shares shall be entitled to vote such shares or rights unless such shares have been issued and are fully paid and non-assessable.


         (f) Preemptive Rights. Unless otherwise expressly set forth in the instrument designating the terms of a series of Preferred Shares or in any written agreement entered into by the Corporation, no holder of shares of any class of the Corporation's capital shares shall have any right, preemptive or otherwise, to subscribe for or purchase any of the Corporation's shares hereafter issued or sold.

     FIFTH:    Code of Regulations.  In furtherance and not in limitation of the powers conferred by statute, the shareholders of the Corporation are expressly authorized to adopt, amend or repeal the Corporation's Code of Regulations; provided, however, that, in addition to any vote of the holders of any class or series of shares of the Corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares entitled to vote on each matter on which the holders of record of Common Shares shall be entitled to vote shall be required in order for the shareholders to adopt, amend or repeal any provision of the Corporation's Code of Regulations.

     SIXTH:    No Cumulative Voting.  The Corporation hereby eliminates the right of its shareholders to cumulate their voting power under Section 1701.55(C)-(D) of the Ohio Revised Code, as permitted by Section 1701.69
(B)(10) of the Ohio Revised Code. [NOTE THAT THIS ARTICLE SIXTH SHALL BE INCLUDED IN THESE AMENDED AND RESTATED ARTICLES OF INCORPORATION ONLY IF THE PROPOSAL TO ELIMINATE CUMULATIVE VOTING IS APPROVED BY THE VOTE REQUIRED UNDER OHIO LAW. IN THE EVENT THAT SUCH APPROVAL IS NOT OBTAINED, THIS ARTICLE SIXTH SHALL NOT BE INCLUDED IN THESE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND ALL SUBSEQUENT ARTICLES SHALL BE RENUMBERED ACCORDINGLY.]

     SEVENTH: Certain Voting Requirements. In addition to the requirements of applicable state law, and the other provisions of these Articles:

         (a) The approval required for any Business Combination shall be the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding Common Shares not Beneficially Owned by the Controlling Persons that cause the transaction contemplated by such Business Combination to constitute a Business Combination; provided that no such vote under this Article SEVENTH shall be required if:

         (i)   (A)  the Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all shares of voting Common Shares of the Corporation owned by shareholders who do not vote in favor of the Business Combination;
               (B) the cash or fair value of other readily marketable consideration to be received by such shareholders for such shares shall at least be equal to the Minimum Price Per Share; and

               (C) a proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of the Business Combination; or

         (ii) the then current Board of Directors of the Corporation shall by the affirmative vote of at least two-thirds (2/3) of the directors then in office have approved the Business Combination as being in the best interests of the Corporation.

         (b) Solely for purposes of this Article SEVENTH, the following definitions shall apply:

         (i) "Affiliate" shall mean with respect to a Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

         (ii)  "Associate" shall mean with respect to a Person:
               (A) any corporation or organization of which such Person is an officer or partner or of which such Person is, directly or indirectly, the Beneficial Owner of five percent (5%) or more of any class of equity securities;

               (B) any trust or other estate in which such Person has a five percent (5%) or larger beneficial interest of any nature or as to which such Person serves as trustee or in a similar fiduciary capacity; or

               (C) the immediate family of such Person, including without limitation, a spouse, parents, children (even if of legal age and living independently), siblings, fathers and mothers-in-laws, sons and daughters-in-law, and brothers and sisters-in-law.

         (iii) "Beneficially Own" shall include, without limitation, with respect to any Person:

               (A) all shares directly or indirectly owned by such Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate;

               (B) all shares which such Person, Affiliate or Associate has the right to acquire (1) through the exercise of any option, warrant or right (whether or not currently exercisable), (2) through the conversion of a security,
                    (3) pursuant to the power to revoke a trust,
                    discretionary account or similar arrangement, or (4) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; and

               (C) all shares as to which such Person, Affiliate or Associate directly or indirectly, through any contract, arrangement, understanding or relationship between or among any two or more shareholders has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

         (iv)  "Business Combination" shall mean:

               (A) any merger of the Corporation with or into a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate;

               (B) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the Corporation (including without limitation any voting securities of a Subsidiary) or of a Subsidiary, to or with a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate;

               (C) any merger into the Corporation, or into a Subsidiary, of a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate;

               (D) any sale, lease, exchange, transfer or other disposition to the Corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any dispositions of assets which, if included with all other dispositions to the Corporation or a Subsidiary consummated during the same fiscal year of the Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent (1%) of the total consolidated assets of the Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), provided that in no event shall any disposition of assets be excepted from shareholder approval by reason of the preceding exclusion if such disposition, when included with all other dispositions consummated during the same, and immediately preceding two fiscal years of the Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would result in dispositions by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of two percent (2%) of the total consolidated assets of the Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition);

               (E) any reclassification of voting Common Shares of the Corporation, or any recapitalization involving voting Common Shares of the Corporation, consummated within three years after a Controlling Person becomes a Controlling Person; and

               (F) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

Notwithstanding anything to the contrary herein, Business Combination shall not include dissolution of the Corporation, or any Statutory Merger, or any transaction involving a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate which is to be consummated or become effective after such Controlling Person has been a Controlling Person for at least three years.

         (v) "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         (vi) "Controlling Person" shall mean any Person who Beneficially Owns a number of voting shares of the Corporation, whether or not such number includes shares not then issued, which exceeds ten percent (10%) of the voting power of the shares of the Corporation entitled to vote.

         (vii) "Exempt Person" shall mean (A) each Person that is a holder of Common Shares immediately after giving effect to the merger of The Andersons, an Ohio limited partnership, with and into the Corporation;
     (B) to the extent a Person described in (A) above is an individual, such Person's spouse, descendants, spouses of descendants, trustee of trusts established for the benefit of such Person, spouses and/or descendants (acting in their capacity as trustees of such trusts), and executors of estates of such Person, spouses and/or descendants (acting in their capacity as executors of such estates); and (C) any Person (1) of which Persons described in (A) and/or (B) above own more than eighty percent (80%) of the voting shares or other voting interests and (2) of which Persons described in (A) and/or (B) above own shares or other interests representing more than eighty percent (80%) of the total value of the shares or other interests of such Person. For purposes of this definition, "spouses" shall include widows and widowers until first remarried and "descendants" shall include descendants by adoption. Notwithstanding the foregoing sentence, none of the Persons described in clauses (A), (B) and (C) above shall continue to be an Exempt Person by virtue of such clauses after the earliest date on which such Persons are owners in the aggregate of less than twenty-five percent (25%) of the Corporation's outstanding voting shares (determined without taking into account any securities exercisable or exchangeable for, or convertible into, the Corporation's voting shares, other than any such securities owned by such Persons).

         (viii) "Minimum Price Per Share" shall mean the higher of

               (A) the highest gross per share price paid or agreed to be paid to acquire any shares of voting Common Shares of the Corporation Beneficially Owned by a Controlling Person (other than any price paid or deemed to be paid for any such shares issued pursuant to the amendment and restatement of these Amended and Restated Articles of Incorporation in connection with the merger of The Andersons, an Ohio limited partnership, into the Corporation or for any such shares issued in such merger), provided such payment or agreement to make payment was made within three years immediately prior to the record date set to determine the shareholders entitled to vote on the Business Combination in question, or, in the case of a Statutory Merger, three years immediately prior to the effective date of such Statutory Merger, or

               (B) the highest per share asked public market price (in the event the shares are not listed on a national securities exchange) or the highest per share closing public market price (in the event the shares are listed on a national securities exchange) for such shares during such three year period. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation share splits, share dividends, reserves share splits, and share distributions.

         (ix) "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

         (x) "Securities Exchange Act of 1934" shall mean the Securities Act of 1934, as amended from time to time as well as any successor or replacement statute.

         (xi) "Statutory Merger" shall mean any merger of the Corporation into another entity pursuant to Sections 1701.80 and 1701.801 of the Ohio Revised Code, as amended from time to time, or any successor or replacement statute (collectively the "Merger Statute"), but only if the Merger Statute does not give voting rights to the shareholders of the Corporation with respect to the merger. If voting rights are required by the Merger Statute, or in connection therewith, a merger under such section shall not be a Statutory Merger for purposes of this Article SEVENTH.

         (xii) "Subsidiary" shall mean with respect to any Person, any corporation, partnership, association or other business entity of which
     (i) if a corporation, twenty percent (20%) or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, twenty percent (20%) or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have twenty percent (20%) or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated twenty percent (20%) or more of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

         (xiii) "Substantial Part" shall mean more than ten percent (10%) of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ended prior to the time the determination is being made.

         (c) A Controlling Person shall be subject to all fiduciary and other standards of conduct and obligations imposed by applicable state law and shall be considered not to have satisfied such standards of conduct and obligations unless such Controlling Person shall, in the event of a Statutory Merger which occurs before the Controlling Person has been a Controlling Person for three years, pay or cause to be paid for each voting Common Share of the Corporation, as to which share ownership is being sold, redeemed, cancelled or otherwise terminated in a Statutory Merger, cash or other readily marketable consideration having a fair value at least equal to the Minimum Price Per Share.

         (d) This Article SEVENTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding Common Shares not Beneficially Owned by Controlling Persons; provided, however, that solely for purposes of this subsection (d), the term Controlling Persons shall not include any Exempt Persons.

     EIGHTH:   Corporate Repurchase of Shares.  Pursuant to Section  1701.35
of the Ohio Revised Code, when authorized by the affirmative vote of a majority of the directors then in office, without the action or approval of its shareholders, the Corporation may redeem, purchase or contract to purchase, at any time and from time to time, shares of any class of its capital shares, for such prices and upon and subject to such terms and conditions as the Board of Directors may determine.

     NINTH:    Self-Interest.  No officer, director or shareholder of the
Corporation shall be disqualified by his or her office, membership or stock ownership from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent or in any other similar or dissimilar capacity; nor shall any transaction, contract or act of the Corporation be void or voidable or in any way affected or invalidated by reason of the fact that any such officer, director or shareholder of the Corporation, any firm of which he or she may be a member, or any other Corporation or affiliate or subsidiary of which he or she may be an officer, director or shareholder, is in any way interested in such transaction, contract or act, provided the interest of such officer, director or shareholder is disclosed to or known by the Board of Directors of the Corporation, or such members thereof as shall be present at any meeting at which action is taken upon any such transaction, contract or act, or for any gains or profits realized by him or her by reason of the fact that he or she, any firm of which he or she is a member, or any corporation or affiliate or subsidiary of which he or she is an officer, director or shareholder is interested in any such transaction, contract or act. Any such officer, director or shareholder, if he or she is a director, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action upon any such transaction, contract or act, and he or she may vote at any such meeting to authorize, adopt, ratify or approve any such transaction, contract or act to the same extent as if he or she, any firm of which he or she is a member, or any other corporation or affiliate or subsidiary of which he or she is an officer, director or shareholder, were not interested in such transaction, contract or act.

     TENTH:    Business Combinations.  In the event that it is proposed that the Corporation enter into a merger or consolidation with any other Person (other than a direct or indirect wholly-owned subsidiary of the Corporation), or sell or otherwise dispose of all or substantially all of its assets or business in one transaction or a series of transactions, or liquidate or dissolve, the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares entitled to vote on each matter on which the holders of record of Common Shares shall be entitled to vote shall be required for the approval of such proposal; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale, disposition, liquidation or dissolution which is approved by the affirmative vote of two-thirds (2/3) of the directors then in office, if the majority of the members of the Board of Directors so voting were members of the Board of Directors of the Corporation prior to the public announcement of the proposed merger, consolidation, sale, disposition, dissolution or liquidation and prior to the public announcement of any transaction relating to such merger, consolidation, sale, disposition, dissolution or liquidation. If such approval is granted, then such transaction shall only require the approval otherwise required under the other Articles of these Amended and Restated Articles of Incorporation and under the Ohio General Corporation Law. For purposes of this Article TENTH, "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     ELEVENTH: Control Share Acquisitions. No Person shall make a Control Share Acquisition without the prior authorization of the shareholders of the Corporation.

          (a) In order to obtain authorization of a Control Share Acquisition by the shareholders of the Corporation, a Person shall deliver a notice (the "Acquisition Notice") to the Corporation at its principal place of business that sets forth all of the following information:

              (i)   the identity of the Person who is giving the Acquisition
                    Notice;

              (ii) a statement that the Acquisition Notice is given pursuant to this Article ELEVENTH;

              (iii) the number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Acquisition Notice;

              (iv) the range of voting power under which the proposed Control Share Acquisition would, if consummated, fall;

              (v) a description in reasonable detail of the terms of the proposed Control Share Acquisition; and

              (vi) representations, supported by reasonable evidence, that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Acquisition Notice has the financial capacity to make the proposed Control Share Acquisition.

          (b) (i) The Board of Directors of the Corporation shall, within ten (10) days after receipt by the Corporation of an Acquisition Notice that complies with paragraph (a), call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Acquisition Notice by the Corporation, unless the Person who delivered the Acquisition Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided, that, the Board of Directors shall have no obligation to call such meeting if they make a determination within ten (10) days after receipt of the Acquisition Notice (A) that the Acquisition Notice was not given in good faith, (B) that the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders, (C) that the Person who delivered the Acquisition Notice has failed to adequately demonstrate that such Person has the financial capacity to make the proposed Control Share Acquisition or (D) that the proposed Control Share Acquisition would be contrary to law if consummated. The Board of Directors may adjourn such meeting if, prior to such meeting, (1) the Corporation has received an Acquisition Notice from any other Person or (2) a merger, consolidation or sale of assets of the Corporation has been approved by the Board of Directors and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person or the merger, consolidation or sale of assets of the Corporation so approved should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

               (ii) For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this paragraph (b), no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in making such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph (b), "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional transactions with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than an "disinterested director" merely because he or she would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

          (c) The Corporation shall give notice of such special meeting to all shareholders of record as of the record date set for such meeting as promptly as practicable. Such notice shall include or be accompanied by a copy of the Acquisition Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

          (d) The Person who delivered the Acquisition Notice may make the proposed Control Share Acquisition if both the following occur: (i) the shareholders of the Corporation authorize such acquisition at the special meeting called by the Board of Directors and held for that purpose, and at which a quorum is present, by an affirmative vote of the holders of two-thirds (2/3) of the Voting Shares represented at such meeting in person or by proxy and by an affirmative vote of the holders of two-thirds (2/3) of the portion of such Voting Shares represented at such meeting in person or by proxy excluding the votes of Interested Shares; and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than 360 days following such shareholder authorization of the Control Share Acquisition.

          (e) Shares issued or transferred to any Person in violation of this Article ELEVENTH shall be valid only with respect to such amount of shares as does not result in a violation of this Article ELEVENTH, and such issuance or transfer shall be null and void with respect to the remainder of such shares (any such remainder of shares being hereinafter called "Excess Shares") unless within 30 days of the date on which the Board of Directors determines that such Excess Shares have been issued or transferred, the issuance or transfer of such Excess Shares is approved by the Board of Directors, which approval makes specific reference to this paragraph (e) of this Article ELEVENTH. If the issuance or transfer of such Excess Shares is approved by the Board of Directors in accordance with the provisions of this paragraph, then the issuance or transfer of such Excess Shares shall be deemed, for all purposes, to have been approved prior to the date of such issuance or transfer in accordance with paragraph (f)(ii)(B)(5) of this Article ELEVENTH. If the second clause of the first sentence of this paragraph (e) is determined to be invalid by virtue of any legal decision, statute, rule or regulation, any Person who holds Excess Shares in violation of this Article ELEVENTH shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Corporation. While held by any Person in violation of this Article ELEVENTH, Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends or any other distribution with respect to Excess Shares, shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article ELEVENTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any dividends or other distributions on the Excess Shares not previously paid or distributed.

          (f)  As used in this Article ELEVENTH:

     (i) "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof and two or more of any of the foregoing Persons having a joint or common interest.

     (ii) (A) "Control Share Acquisition" means the acquisition, directly or indirectly, alone or with others, by any Person of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this paragraph (F)(2)(i), would entitle such Person, immediately after such acquisition, directly or indirectly to exercise or direct the exercise of voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

               (1) One-fifth (1/5) or more but less than one-third (1/3) of such voting power;

               (2) One-third (1/3) or more but less than a majority of such voting power;

               (3)  A majority or more of such voting power.

A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article ELEVENTH shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under this Article ELEVENTH. For purposes of this Article ELEVENTH, the acquisition of securities immediately convertible into the shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

          (B) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purpose of this Article ELEVENTH if the acquisition is consummated in any of the following circumstances.

               (1) By underwriters, in good faith and not for the purpose of circumventing this Article ELEVENTH, in connection with an offering of the securities of the Corporation to the public;

               (2) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article ELEVENTH;

               (3) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article ELEVENTH;

               (4) Pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized, by shareholder vote in compliance with the provisions of 1701.78 or 1701.83 of the Ohio Revised
                    Code if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of 1701.78 or 1701.83 of the Ohio
                    Revised Code;

               (5) Pursuant to a transaction which has received the prior authorization of the Board of Directors of the Corporation which authorization makes specific references to this paragraph (f)(ii)(B)(5); or

               (6)  Solely by one or more Exempt Persons.

The acquisition by any Person of shares of the Corporation in a manner described under this paragraph (f)(ii)(B) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article ELEVENTH within the range of voting power under paragraph (f)(ii)(A)(1), (2) or (3) of this Article ELEVENTH that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under paragraph (f)(ii)(B)(2) or (3), the transferor of such shares to such Person had previously obtained or was deemed to have obtained any authorization of shareholders required under this Article ELEVENTH in connection with such transferor's acquisition of shares of the Corporation.

          (C) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article ELEVENTH, the acquisition of which (1) had previously been authorized by shareholders in compliance with this Article ELEVENTH or (2) would have constituted a Control Share Acquisition but for paragraph (f)(ii)(B), does not constitute a Control Share Acquisition for the purpose of this Article ELEVENTH unless such acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article ELEVENTH, or deemed to be so authorized under paragraph (f)(ii)(B).

     (iii) "Exempt Person" shall mean (A) each Person that is a holder of Common Shares immediately after giving effect to the merger of The Andersons, an Ohio limited partnership, with and into the Corporation; (B) to the extent a Person described in (A) above is an individual, such Person's spouse, descendants, spouses of descendants, trustee of trusts established for the benefit of such Person, spouses and/or descendants (acting in their capacity as trustees of such trusts), and executors of estates of such Person, spouses and/or descendants (acting in their capacity as executors of such estates); and (C) any Person (1) of which Persons described in (A) and/or (B) above own more than eighty percent (80%) of the voting shares or other voting interests and (2) of which Persons described in (A) and/or (B) above own shares or other interests representing more than eighty percent (80%) of the total value of the shares or other interests of such Person. For purposes of this definition, "spouses" shall include widows and widowers until first remarried and "descendants" shall include descendants by adoption. Notwithstanding the foregoing sentence, none of the Persons described in clauses (A), (B) and (C) above shall continue to be an Exempt Person by virtue of such clauses after the earliest date on which such Persons are owners in the aggregate of less than twenty-five percent (25%) of the Corporation's outstanding voting shares (determined without taking into account any securities exercisable or exchangeable for, or convertible into, the Corporation's voting shares, other than any such securities owned by such Persons).

     (iv) "Interested Shares" means Voting Shares with respect to which any of the following Persons may exercise or direct the exercise of the voting power;

               (A) any Person whose Acquisition Notice prompted the calling of the meeting of shareholders;

               (B) any officer of the Corporation elected or appointed by the directors of the Corporation; and

               (C) any employee of the Corporation who is also a director of the Corporation.

     (v) "Voting Shares" means shares of any class or series of shares of the Corporation entitled to vote generally in the election of directors.

          (g) No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article ELEVENTH shall be valid unless it provides that it is revocable. No such proxy is valid unless it is sought, appointed, and received both:

     (i)  in accordance with all applicable requirements of law; and

     (ii) separate and apart from the sale or purchase, contract or tender for sale or purchase, or request, or invitation for tender for sale or purchase, of shares of the Corporation.

          (h) Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article ELEVENTH shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

          (i) The provisions of 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section, shall only apply to this Corporation with respect to any particular Control Share Acquisition attempt, as such is defined in 1701.831 of the Ohio Revised Code, in the event that there is a determination by a court of competent jurisdiction with respect to which no appeal is pending that the provisions of this Article ELEVENTH are invalid or otherwise cease to be included in these Amended and Restated Articles of Incorporation

     TWELFTH:   Transactions with Interested Shareholders.

          (a) The Corporation shall not engage in any Business Combination with any Interested Shareholder for a period of 3 years following the date that such shareholder became an Interested Shareholder, unless (i) prior to such date the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting shares of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (A) by Persons who are officers of the Corporation and (B) by employee share plans of the Corporation or its subsidiaries in which employee participants do not have the right to determine confidentially whether shares of the Corporation held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such date the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders (and not by written consent) by the affirmative vote of at least two-thirds (2/3) of the outstanding voting shares of the Corporation which are not owned by the Interested Shareholder.

          (b) The restrictions contained in this Article TWELFTH shall not apply if:

     (i)  a shareholder becomes an Interested Shareholder inadvertently and
(A) as soon as practicable divests sufficient shares so that the shareholder ceases to be an Interested Shareholder and (B) would not, at any time within the 3-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an interested shareholder but for the inadvertent acquisition; or

     (ii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this subsection
(ii); (B) is with or by a Person who either was not an Interested Shareholder during the previous 3 years or who became an Interested Shareholder with the prior approval of the Board of Directors; and (C) is approved or not opposed by two-thirds (2/3) of the members of the Board of Directors then in office (but not less than one (1)) who were directors prior to any Person becoming an Interested Shareholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the Ohio General Corporation Law, no vote of the shareholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; and (z) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation. The Corporation shall give not less than 20 days' notice to all shareholders known to it to be Interested Shareholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this subsection (ii).

          (c)  Definitions.   As used in this Article TWELFTH:

     (i) "affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided that, for purposes of this Article TWELFTH, the term "affiliate" shall not include any Person that is an Exempt Person.

     (ii) "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting shares, (ii) any trust or other estate in which such Person has at least a twenty (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and
(iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person; provided that, for purposes of this Article TWELFTH, the term "associate" shall not include any Person that is an Exempt Person.

     (iii) "Business Combination," when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

          (A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (1) the Interested Shareholder or (2) any other Person if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation paragraph (a) of this Article TWELFTH is not applicable to the surviving Person;

          (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

          (C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares of the Corporation or of such subsidiary to the Interested Shareholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Shareholder became such, (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of any security exercisable for, exchangeable for or convertible into shares of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Corporation subsequent to the time the Interested Shareholder became such, (3) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares, or (4) any issuance or transfer of shares by the Corporation, provided however, that in no case under (2)-(4) above shall there be an increase in the Interested Shareholder's proportionate share of the shares of any class or series of the Corporation or of the voting shares of the Corporation;

          (D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or of securities exercisable for, exchangeable for or convertible into the shares of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of shares not caused, directly or indirectly, by the Interested Shareholder; or

          (E) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsection
     (A)-(D) above) provided by or through the Corporation or any direct or indirect majority owned subsidiary.

     (iv) "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise. A Person who is the owner of twenty percent (20%) or more of a corporation's outstanding voting shares shall be presumed to have control of such corporation, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this Article TWELFTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of the Corporation.

     (v) "Exempt Person" shall mean (A) each Person that is a holder of Common Shares immediately after giving effect to the merger of The Andersons, an Ohio limited partnership, with and into the Corporation; (B) to the extent a Person described in (A) above is an individual, such Person's spouse, descendants, spouses of descendants, trustee of trusts established for the benefit of such Person, spouses and/or descendants (acting in their capacity as trustees of such trusts), and executors of estates of such Person, spouses and/or descendants (acting in their capacity as executors of such estates);
(C) any Person (1) of which Persons described in (A) and/or (B) above own more than eighty percent (80%) of the voting shares or other voting interests and (2) of which Persons described in (A) and/or (B) above own shares or other interests representing more than eighty percent (80%) of the total value of the shares or other interests of such Person; and (D) any Person whose ownership of shares in excess of the ten percent (10%) limitation set forth in the definition of "Interested Shareholder" is the result of action taken solely by the Corporation provided that such Person shall cease to be an Exempt Person if thereafter such Person acquires additional shares of voting shares of the Corporation except as a result of further action by the Corporation not caused, directly or indirectly, by such Person. For purposes of this definition, "spouses" shall include widows and widowers until first remarried and "descendants" shall include descendants by adoption. Notwithstanding the foregoing sentence, none of the Persons described in clauses (A), (B) and (C) above shall continue to be an Exempt Person by virtue of such clauses after the earliest date on which such Persons are owners in the aggregate of less than twenty-five percent (25%) of the Corporation's outstanding voting shares (determined without taking into account any securities exercisable or exchangeable for, or convertible into, the Corporation's voting shares, other than any such securities owned by such Persons).

     (vi) "Interested Shareholder" means any Person (other than an Exempt Person and other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of ten percent (10%) or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of ten percent (10%) or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the affiliates and associates of such Person. For the purpose of determining whether a Person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include shares deemed to be owned by the Person through application of subsection (vii) of this paragraph (c) but shall not include any other unissued shares of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (vii) "owners" including the terms "own" and "owned," when used with respect to any shares means a Person that individually or with or through any of its affiliates or associates:

               (A) beneficially owns (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor provision) such shares, directly or indirectly; or

               (B) has (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of exercise rights, conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person's affiliates or associates until such tendered shares are accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any shares because of such Person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

               (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of clause (B) of this subsection), or disposing of such shares with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

Nothing in this subsection (vii) shall cause a Person to be treated as the "owner" of, or to "own," any securities owned by any other Person that is an Exempt Person.

     (viii) "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof and two or more of any of the foregoing Persons having a joint or common interest.

     (ix) "Voting Shares" means shares of any class or series of shares of the Corporation entitled to vote generally in the election of directors.

          (d) The provisions set forth in this Article TWELFTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Common Shares which are not owned by an Interested Shareholder.

          (e) The provisions of 1704 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section, shall only apply to this Corporation with respect to any particular Chapter 1704 transaction, as such is defined in 1704 of the Ohio Revised Code, in the event that there is a determination by a court of competent jurisdiction with respect to which no appeal is pending that the provisions of this Article TWELFTH are invalid or otherwise cease to be included in these Amended and Restated Articles of Incorporation.

     THIRTEENTH: Indemnification. The Corporation is authorized to indemnify all persons whom it may indemnify to the full extent permitted by law.

     FOURTEENTH:  Amendments.

          (a) Except as otherwise provided herein, these Amended and Restated Articles of Incorporation may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares.

          (b) These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.

                                *   *   *   *

     IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of __________, 1995.


                              ________________________________
                              Richard P. Anderson, President


                              ________________________________
                              Beverly J. McBride, Secretary





                                                                      ANNEX B
                                              TO AGREEMENT AND PLAN OF MERGER



                            AMENDED AND RESTATED
                             CODE OF REGULATIONS
                                     OF
                             THE ANDERSONS, INC.




                                                      Adopted ______ __, 1995



                             THE ANDERSONS, INC.

                        INDEX TO AMENDED AND RESTATED
                             CODE OF REGULATIONS


                                                                         Page

ARTICLE I
     SHAREHOLDERS
     Section 1.  Annual Meeting
     Section 2.  Special Meetings.
     Section 3.  Notice of Meeting
     Section 4.  Advance Notice of Shareholder Nominations and Proposals.
     Section 5.  Quorum
     Section 6.  Voting
     Section 7.  Ratification
     Section 8.  No Action by Consent

ARTICLE II
     DIRECTORS
     Section 1.  Duties and Powers
     Section 2.  Number and Qualifications
     Section 3.  Term of Office
     Section 4.  Election
     Section 5.  Vacancies
     Section 6.  Meetings
          a.   Annual and Regular Meetings
          b.   Special Meetings
          c.   Participation By Conference Telephone
     Section 7.  Quorum
     Section 8.  Voting
     Section 9.  Committees
     Section 10.  Compensation
     Section 11.  Resignation and Removal

ARTICLE III
     OFFICERS
     Section 1.  Designation
     Section 2.  Powers and Duties
     Section 3.  Term of Office
     Section 4.  Salaries
     Section 5.  Vacancies
     Section 6.  Removal

ARTICLE IV
     INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES
     Section 1.  Actions Against Persons
     Section 2.  Actions Against Persons By or For the Corporation
          a.   Adjudged Negligent
          b.   Liability for Unlawful Loans, Dividends or Distributions
     Section 3.  Indemnification Against Expenses
     Section 4.  Indemnification Upon Determination
          a.   By Disinterested Directors
          b.   By Independent Legal Counsel
          c.   By Shareholders
          d.   By Court
     Section 5.  Advance of Expenses
          a.   Director's Expenses
          b.   Expenses of Others
     Section 6.  Indemnification Not Exclusive
     Section 7.  Insurance
     Section 8.  Separate Rights

ARTICLE V
     SHARES
     Section 1.  Authority of Directors
     Section 2.  Redemption

ARTICLE VI
     MISCELLANEOUS
     Section 1.  Offices
     Section 2.  Fiscal Year
     Section 3.  Seal
     Section 4.  Conduct of Business
     Section 5.  Notices.
          a.   Method
          b.   Waiver

ARTICLE VII
     AMENDMENTS


                            AMENDED AND RESTATED
                             CODE OF REGULATIONS
                                     OF
                             THE ANDERSONS, INC.



                                  ARTICLE I

                                SHAREHOLDERS


Section 1.  Annual Meeting.

          The annual shareholders' meeting for the election of directors and the transaction of such other business as may properly come before the meeting shall be held after the close of each fiscal year of the corporation, but in no event later than May 31. The annual meeting shall be held on such day in such period as shall be designated by the Board of Directors and at such time and place within or outside of the State of Ohio, but within the United States, as shall be fixed in the notice of the meeting.


Section 2.  Special Meetings.

          Special shareholders' meetings may be held on any date only upon call by the Chairman of the Board, the President, or a majority of the directors then in office. Such special meeting shall be held on such day in such period as shall be designated by the Board of Directors and at such time and place within or outside of the State of Ohio, but within the United States, as shall be fixed in the notice of the meeting. No business may be transacted at any special meeting except that referred to in the notice thereof and such other business as may be necessary to effect the purposes stated in the notice.


Section 3.  Notice of Meeting.

          Written notice of the date, place, and time of all annual and special meetings of the shareholders, and, in the case of special meetings, the purpose(s) thereof, shall be given, not less than seven nor more than sixty days before the date on which the meeting is to be held, to each share holder entitled to vote at such meeting who is of record as of the date next preceding the day on which notice is given; or, if a record date therefor is duly fixed, of record as of said date.


Section 4.  Advance Notice of Shareholder Nominations and Proposals.

          Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the shareholders may be made at an annual or special meeting of the shareholders only (a) pursuant to the corporation's notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the corporation who was a shareholder of record on the record date set with respect to such meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 4. For nominations or other business to be properly brought before an annual or special meeting by a shareholder pursuant to clause (c) above, the shareholder must give timely notice thereof in writing to the Secretary of the corporation and such business must be a proper matter for shareholder action under the General Corporation Law of the State of Ohio and a proper matter for consideration at such meeting under the Amended and Restated Articles of Incorporation and this Amended and Restated Code of Regulations. To be timely, (i) in the case of special meetings of the shareholders, a shareholder's notice must be delivered to the Secretary at the principal executive offices of the corporation not earlier than the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made and (ii) in the case of all annual meetings of shareholders, a shareholder's notice must be delivered to the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (the "Exchange Act") (including, if so required, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as they appear on the corporation's books, and of such beneficial owner and (B) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner. Persons nominated by shareholders to serve as directors of the corporation who have not been nominated in accordance with this Section 4 shall not be eligible to serve as directors. Only such business shall be conducted at an annual or special meeting of shareholders as shall have been brought before the meeting in accordance with this Section 4. The chairman of the meeting shall determine whether a nomination or any business proposed to be transacted by the shareholders has been properly brought before the meeting and, if any proposed nomination or business has not been properly brought before the meeting, the chairman shall declare that such proposed business or nomination shall not be presented for shareholder action at the meeting. For purposes of this Section 4, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service. Nothing in this
Section 4 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.


Section 5.  Quorum.

          At any meeting of the shareholders, the holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except when a greater proportion is required by law.

          If a quorum shall fail to attend any meeting, a majority in interest of the shareholders present, in person or by proxy, may adjourn the meeting to another place, date, or time without notice other than by announcement at such meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally notified.

          If a notice of any adjourned meeting of shareholders is sent to all shareholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.


Section 6.  Voting.

          A shareholder entitled to vote at a meeting may vote in person, or by proxy authorized by an instrument in writing, filed in accordance with the procedure established for the meeting. Except as otherwise provided by law or the Amended and Restated Articles of Incorporation, every shareholder shall be entitled to one vote for each share registered in his or her name on the books of the corporation on the date fixed by the Board of Directors as the record date for the determination of shareholders entitled to vote at such meeting; or, if no record date has been fixed, then, as of the date next preceding the day of the meeting. All matters shall be determined by a majority of the votes cast except as otherwise required by law or as otherwise provided in the Amended and Restated Articles of Incorporation or the Amended and Restated Code of Regulations.


Section 7.  Ratification.


          Except as otherwise provided by law, any contract, act, or trans action, prospective or past, of the corporation or of the directors or officers, may be ratified by the affirmative vote at a meeting of the shareholders, or by the written consent, with or without a meeting, of the holders of shares entitling them to exercise a majority of the voting power, and such ratification shall be as valid and binding as though affirmatively voted for, or consented to, by every shareholder of the corporation.


Section 8.  No Action by Consent.

          No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken without a meeting.


                                  ARTICLE II

                                  DIRECTORS


Section 1.  Duties and Powers.

          The Board of Directors shall have control and management of the affairs and business of the corporation. Except as otherwise required by law, the Amended and Restated Articles of Incorporation, or this Amended and Restated Code of Regulations, all of the authority of the corporation shall be exercised by its Board of Directors. The directors may adopt such by-laws for the conduct of their meetings in the management of the corporation as they may deem proper, not inconsistent with this Amended and Restated Code of Regulations.


Section 2.  Number and Qualifications.

          Subject to any rights of the holders of the Preferred Shares issued by the corporation, or any series thereof, to elect additional directors under specified circumstances, the number of directors shall be such number as is fixed from time to time by resolution adopted by directors constituting not less than two-thirds (2/3) of the directors then in office but shall not be less than seven (7) nor more than twenty-one (21). The number of directors may be changed by the shareholders by amendment of this Amended and Restated Code of Regulations. Directors need not be shareholders.


Section 3.  Term of Office.

          Directors shall hold office for a term of one year.
Notwithstanding the foregoing, each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall resign, die, become disqualified or be removed. Any director may tender his or her resignation at any time.


Section 4.  Election.

          The directors shall be elected by the shareholders entitled to vote thereon at the annual shareholders' meeting or at a special meeting called and held for that purpose. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.


Section 5.  Vacancies.

          Subject to any rights of the holders of the Preferred Shares issued by the corporation, or any series thereof, to fill such newly created directorships or vacancies, any newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall, unless otherwise provided by law or by a resolution approved by directors constituting not less than two-thirds (2/3) of the directors then in office, be filled only by a resolution approved by directors constituting not less than two- thirds (2/3) of the directors then in office, and any director so chosen shall hold office until the next election, and until his or her successor shall have been duly elected and qualified, unless he shall resign, die, become disqualified or be removed.


Section 6.  Meetings.

          a. Annual and Regular Meetings. An annual meeting of the Board of Directors shall be held immediately following each annual meeting of the shareholders or as promptly thereafter as practicable, for the purpose of electing any officers and transacting any other business. Regular meetings of the directors shall be held at such date(s), place(s), within or without the State of Ohio, but within the United States, and at such time(s) as shall have been established by the Board of Directors. Notice of regular meetings need not be given.


          b. Special Meetings. Special meetings of the Board of Directors shall be held upon call of the Chairman of the Board, the President, or any two directors, at such time and place within or without the State of Ohio, but within the United States, as is specified in the notice of meeting, which shall be given or mailed to each director not less than three (3) days before the date of such special meeting. Notice of any special meeting may be waived in writing and shall be deemed to be waived by any director in attendance. Unless otherwise indicated in the notice thereof, any business may be transacted at any meeting held by the Board of Directors.


          c. Participation By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other. Such participation shall constitute attendance in person at such meeting.


Section 7.  Quorum.

          At all meetings of the Board of Directors, the presence of a majority of the directors shall be necessary to constitute a quorum for the transaction of business. However, should a quorum not be present, a majority of those present may adjourn the meeting to a future date, place and time.


Section 8.  Voting.

          Upon all matters before the Board of Directors, each director shall have one vote, irrespective of the number of shares that the director may hold. At each meeting at which a quorum is present, all matters shall be determined by the vote of a majority of the directors present, except as otherwise required by law, the Amended and Restated Articles of Incorporation, or these Regulations.


Section 9.  Committees.

          a. Audit Committee. There shall be a committee of the Board of Directors designated as the Audit Committee, to consist of not fewer than three members of the Board as shall from time to time be appointed by resolution of the Board. No member of the Board who is an officer or an employee of the corporation or any subsidiary of the corporation shall be eligible to serve on the Audit Committee. The Audit Committee shall review and, as it shall deem appropriate, approve internal accounting and financial controls for the corporation and accounting principles and auditing practices and procedures to be employed in the preparation and review of financial statements of the corporation. The Audit Committee shall make recommendations to the Board concerning the engagement of independent public accountants to audit the annual financial statements of the corporation and its subsidiaries and shall arrange with such accountants the scope of the audit to be undertaken by such accountants. The Board shall have the power at any time to change the powers of the Audit Committee, to change its membership, to fill vacancies in it, or to dissolve it. The Audit Committee may make rules for the conduct of its business and may appoint such assistants as it shall from time to time deem necessary. A majority of the members of the Audit Committee shall constitute a quorum.


          b. Compensation Committee. There shall be a committee of the Board of Directors designated as the Compensation Committee, to consist of not fewer than three members of the Board as shall from time to time be appointed by resolution of directors. No member of the Board who is an officer or an employee of the corporation or any subsidiary of the corporation shall be eligible to serve on the Compensation Committee. The Compensation Committee shall make such determinations and perform such other duties as are expressly delegated to it from time to time pursuant to the terms of any stock option, equity bonus or other employee benefit plan of the corporation, and make such recommendations to the Board regarding other compensation of officers and employees of the corporation as it deems appropriate. The Board shall have the power at any time to change the size, membership or powers of the Compensation Committee, to fill vacancies in it, or to dissolve it. The Compensation Committee may make rules for the conduct of its business and may appoint such assistants as it shall from time to time deem necessary. A majority of the members of the Compensation Committee shall constitute a quorum.


          c. Other Committees. The Board of Directors may also, by resolution or resolutions passed by the affirmative vote therefor of directors constituting at least two-thirds (2/3) the directors then in office, designate one or more other committees, which, to the extent provided in said resolution or resolutions, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation which the Board of Directors may from time to time delegate to such committees. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of the members of any such committee may determine its action and fix the time and place of its meetings. The Board of Directors shall have power, through the affirmative vote of directors constituting at least two-thirds (2/3) of the directors then in office, at any time to fill vacancies in, to change the size, membership or powers of, or to dissolve any such committee.


Section 10.  Compensation.

          Each director shall receive such compensation and reimbursement of expenses for attendance at each regular or special meeting as shall be fixed from time to time by the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.


Section 11.  Resignation and Removal.

          Any director may resign office at any time, such resignation to be made in writing and to take effect immediately without acceptance. Any director may be removed by the shareholders, with or without cause, as provided by law.


                                 ARTICLE III

                                  OFFICERS


Section 1.  Designation.

          The Board of Directors shall elect a President, a Secretary and a Treasurer, and may elect a Chairman of the Board, and may elect or appoint one or more Vice-Presidents and such other officers and assistant officers, from time to time, as the Board of Directors, in its discretion, sees fit. The Chairman of the Board and the President shall be directors; none of the other officers need be members of the Board of Directors. Except for the offices of President and Secretary, any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity.


Section 2.  Powers and Duties.

          Subject to such limitations as the Board of Directors may prescribe, from time to time, the officers of the corporation shall each have such powers and duties as generally pertain to their respective offices and such further powers and duties as, from time to time, may be conferred and prescribed by the directors.


Section 3.  Term of Office.

          Officers elected or appointed by the Board of Directors shall hold office at the pleasure of the directors and until their successors are elected and qualified.


Section 4.  Salaries.

          The salaries of the officers of the corporation shall be fixed by the Board of Directors.


Section 5.  Vacancies.

          Vacancies in any office of the corporation may be filled by the Board of Directors at any meeting called for that purpose.


Section 6.  Removal.

          Any officer may be removed with or without cause at any time by the affirmative vote of a majority of the directors then in office.


                                  ARTICLE IV

            INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES


Section 1.  Actions Against Persons.

          The corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, or employee of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.


Section 2.  Actions Against Persons By or For the Corporation.

          The corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, or employee of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:


          a. Adjudged Negligent. Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.


          b.    Liability for Unlawful Loans, Dividends or Distributions.
Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.


Section 3.  Indemnification Against Expenses.

     To the extent that a director, trustee, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 and 2 of this Article IV, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the action, suit, or proceeding.


Section 4.  Indemnification Upon Determination.

          Any indemnification under Sections 1 and 2 of this Article IV, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article IV. Such determination shall be made as follows:


          a. By Disinterested Directors. By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding.

          b.    By Independent Legal Counsel.  If the quorum described in
Section 4a of this Article IV is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years.


          c. By Shareholders. By a majority vote of the shareholders entitled to vote thereon.


          d. By Court. By the court of common pleas or the court in which such action, suit, or proceeding was brought.

          Any determination as to indemnification made by the directors or independent legal counsel as provided in paragraphs a. and b. of this Section shall take precedence over any contrary determination made by the shareholders under paragraph c. of this Section. Notwithstanding the foregoing, if a majority of the shareholders entitled to vote on indemnification serves a written notice upon the Board of Directors demanding a determination as to whether a particular individual is entitled to indemnification, the Board of Directors shall act upon such demand within ninety (90) days of the receipt of such notice. If neither the directors nor independent legal counsel makes a determination regarding indemnification of the particular individual within said ninety (90) day period, the shareholders shall have the exclusive authority to make such a determination pursuant to paragraph c of this Section.

          Any determination made by the disinterested directors under Section 4a or by independent legal counsel under Section 4b of this Article IV shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under Section 2 of this Article IV, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.


Section 5.  Advance of Expenses.


          a. Director's Expenses. Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in Sections 1 and 2 of this Article IV, the only liability asserted against a director in an action, suit, or proceeding referred to in Sections 1 and 2 of this Article IV is pursuant to section 1701.95 of the Ohio Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

                 (1) Undertaking to Repay. Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                 (2) Agreement to Cooperate. Reasonably cooperate with the corporation concerning the action, suit, or proceeding.


          b. Expenses of Others. Expenses, including attorney's fees, incurred by a trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in Sections 1 and 2 of this Article IV shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he or she is not entitled to be indemnified by the corporation.


Section 6.  Indemnification Not Exclusive.

          The indemnification authorized by this Article IV shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.


Section 7.  Insurance.

          The corporation may purchase and maintain insurance or furnish similar protection including, but not limited to, trust funds, letters of credit, or self-insurance on behalf of or for any person who is or was a director, officer, or employee of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under this Article IV. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.


Section 8.  Separate Rights.

          The authority of the corporation to indemnify persons pursuant to Sections 1 and 2 of this Article IV does not limit the payment of expenses as they are incurred, or the indemnification, insurance, or other protection that may be provided pursuant to Sections 5, 6, and 7 of this Article IV. Sections 1 and 2 of this Article IV do not create any obligation to repay or return payments made by the corporation pursuant to Sections 5, 6, or 7.


                                  ARTICLE V

                                   SHARES


Section 1.  Authority of Directors.

          The Board of Directors shall have authority to make all such rules and regulations as it may deem expedient concerning the issuance or non issuance, transfer, and registration of certificates for shares of the corporation, and the loss, mutilation, theft, or destruction thereof; provided that such rules and regulations are not inconsistent with the requirements of law, the Amended and Restated Articles of Incorporation or the Amended and Restated Code of Regulations.


Section 2.  Redemption.

          The corporation may purchase or redeem, at the option of its Board of Directors, any shares issued by it and offered to it by any shareholder, in whole at one time or in part from time to time.


                                  ARTICLE VI

                                MISCELLANEOUS


Section 1.  Offices.

          The principal office of the corporation shall be located in the City of Maumee, County of Lucas, State of Ohio. The Board of Directors may change the location of the principal office and may, from time to time, designate other offices within or outside of the state as the directors deem appropriate.


Section 2.  Fiscal Year.

          The fiscal year of the corporation shall be the calendar year, or such other year as may be fixed, from time to time, by resolution of the Board of Directors.


Section 3.  Seal.

          The corporation shall have no corporate seal.


Section 4. Conduct of Business.

          Unless otherwise authorized by a majority of a quorum of those present, in person or by proxy, all meetings shall be conducted pursuant to Robert's Rules of Order as then revised or amended.


Section 5.  Notices.

          a. Method. Whenever notice is required to be given pursuant to the Articles or Regulations, the notice shall be given by personal delivery, by dispatching a prepaid telegram, or by depositing a postpaid writing in the U.S. Mail addressed to the person entitled to the notice at his or her address as it appears on the records of the corporation. The time when such notice is dispatched by telegram or deposited in the U.S. Mail, as the case may be, shall be the time of the giving of the notice.


          b. Waiver. Notice of the time, place, and purposes of any meeting of shareholders or directors, as the case may be, whether required by law, the Articles, or the Regulations, may be waived in writing, either before or after the holding of such meeting, by any shareholder, or by any director, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder or any director at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by the shareholder or director of notice of such meeting.


                                 ARTICLE VII

                                 AMENDMENTS

          This Amended and Restated Code of Regulations may be amended or repealed only by the affirmative vote of the holders of not less than two-thirds (2/3) of the shares entitled to vote thereon.





                                                                  APPENDIX  B



                             THE ANDERSONS, INC.
                   LONG-TERM PERFORMANCE COMPENSATION PLAN


                                  SECTION I
                                   Purpose

1.1 Purpose. The purpose of The Andersons, Inc. Long-Term Performance Compensation Plan (the "Plan") is to provide competitive Long-Term Compensation to Participants that aligns their interests with shareholder interests through share ownership and investment in the Company , and to encourage long-term growth in shareholder value through the achievement of specified financial objectives.


1.2 Rule 16b-3 Plan. With respect to persons subject to Section 16 of the Act ("Section 16 Persons"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors promulgated under the Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as Participants who are Section 16 Persons are concerned.

1.3 Effectiveness of the Plan. The Plan will be effective upon the consummation of the Merger, subject to prior approval of the Plan by the Company's shareholders. The Plan will remain in effect until the earlier of the termination date set forth in Section 11.2 hereof or such time as it is amended or terminated by the Board of Directors of the Company in accordance with the terms of Section 11.2 hereof, except that no Incentive Stock Option may be granted under the Plan on or after ten years from the effective date of the Plan.


                                 SECTION II
                                 Definitions

Unless the context indicates otherwise, the following terms have the meanings set forth below.

2.1  "Act" means the Securities and Exchange Act of 1934, as amended.

2.2 "Award" means Options, Performance Awards, or cash granted pursuant to the Plan.

2.3  "Board" means the Board of Directors of the Company.

2.4  "Cause" means, with respect to any certain Participant:

     (a) The willful and continued failure by such Participant to substantially perform his or her duties with respect to the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), or

     (b) the willful engaging by such Participant in conduct which is demon demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act shall be deemed "willful" if done or omitted to be done by the Participant in good faith and in the reasonable belief that such act or omission was in the best interest of the Company.

2.5  "Change in Control" means the occurrence of any of the following events:

     (a) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Act) other than an Exempt Person becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act) (a "Beneficial Owner"), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities;

     (b) the Company's shareholders approve a merger or consolidation of the Company with any other Person (other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets;

     (c) during any period of two consecutive years, individuals who were members of the Board at the beginning of such period (together with any individuals who became members of the Board after the beginning of such period whose election to the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either members of the Board at the beginning of such period or whose election as a member of the Board was previously so approved) for any reason cease to constitute a majority of the Board then in office; or

     (d) any other events determined by the Committee to constitute a Change in Control.

2.6  "Code" means the Internal Revenue Code of 1986, as amended.

2.7  "Committee" means the Compensation Committee of the Board.

2.8 "Common Shares" means the common shares, no par value per share, of the Company, or any other class of capital shares which the Company may authorize and issue from time to time, and as may be made subject to this Plan in the sole discretion of the Board.


2.9 "Company" means collectively The Andersons Management Corp. (whose corporate name from and after the effective date of the Merger shall be "The Andersons, Inc."), any successor entity in a merger or consolidation, and any of its Subsidiaries, which elects to participate in the Plan with the approval of the Board.


2.10 "Disability" means permanent and total disability as defined under
     Section 22(e)(3) of the Code.


2.11 "Exempt Person" shall mean (i) any Person that is a holder of Common Shares immediately after giving effect to the Merger; (ii) to the extent a Person described in (i) above is an individual, such Person's spouse, descendants (including descendants by adoption), spouses of descendants, trustee of trusts established for the benefit of such Person, spouses and/or descendants (acting in their capacity as trustees of such trusts), and executors of estates of such Person, spouses and/or descendants (acting in their capacity as executors of such estates);
     (iii) any Person of which Persons described in (i) and/or (ii) above
     (a) own more than eighty percent (80%) of the voting shares or other voting interests thereof and (b) of which Persons described in (i) and/or (ii) above own shares or other interests representing more than eighty percent (80%) of the total value of the shares or other interests of such Person; (iv) each Participant; (v) each employee benefit plan of the Company and (vi) any Person organized, appointed or established pursuant to the terms of any such benefit plan described in (v) above. For purposes of this definition, "spouses" shall include widows and widowers until first remarried and "descendants" shall include descendants by adoption.


2.12 "Fair Market Value" as of a certain date means the closing price of the Common Shares on the Nasdaq National Market on the trading day immediately preceding such date, or the most recent day preceding such date on which such quotations are reported.

2.13 "Grant Date" as used with respect to Options, means the date as of which such Options are granted by the Committee pursuant to the Plan.

2.14 "Incentive Stock Option" or "ISO" means an Option conforming to the requirements of Section 422 of the Code.

2.15 "Long-Term Compensation" means an annual compensation amount determined by the Committee for each Participant and delivered in the form of Options, Performance Awards and/or cash at the discretion of the Committee.

2.16 "Merger" means the merger of The Andersons, an Ohio limited partnership, with and into the Company.

2.17 "Nonqualified Stock Option" or "NQO" means an Option granted pursuant to the Plan other than an Incentive Stock Option.

2.18 "Non-Employee Director" means any individual who is a member of the Board and who is not a regular full time or part time employee of the Company.

2.19 "Option" means an option to purchase Common Shares granted by the Committee pursuant to the Plan, which may be designated as either an "Incentive Stock Option" or a "Nonqualified Stock Option."


2.20 "Participant" has the meaning set forth in Section V hereof.


2.21 "Performance Goals" means specific, objective financial performance measures set by the Committee with respect to an individual Participant or group of Participants.


2.22 "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an unincorporated organization and any other entity or group.


2.23 "Plan" means The Andersons, Inc. Long-Term Performance Compensation Plan as set forth herein and as may be amended from time to time, subject to
     Section 11.1 hereof.

2.24 "Retirement" means a Participant's voluntarily leaving the employment of the Company after his or her Early Retirement Date as defined in the Company's Retirement Plan, or any predecessor plan, under which the Participant has a vested right to an accrued benefit or any other voluntary termination of a Participant's employment with the approval of the Committee.


2.25 "Subsidiary" means a subsidiary corporation as defined in Section 424(f) of the Code.

2.26 "Target Performance Award" means a portion of a Participant's Long-Term Compensation, as determined by the Committee, expressed as a specific dollar amount or as a number of Common Shares based upon the Fair Market Value of the Common Shares on the first day of the Performance Period.


                                 SECTION III
                         Administration of the Plan

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than three Non-Employee Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall be comprised solely of Non-Employee Directors who are both "disinterested persons" under Rule 16b-3 promulgated under the Act and "outside directors" within the meaning of Code Section 162(m).

3.2 Authority of the Committee. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power (a) to determine which employees shall be granted Awards, (b) to prescribe the terms, conditions and vesting schedule, if any, of such Awards, (c) to determine the amount and form of Awards granted to Participants, (d) to interpret the Plan and the Awards, (e) to adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) to interpret, amend or revoke any such rules subject to Section 11.1 hereof.

     The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate its duties in order to provide for the day-to-day administration of the Plan. The Committee shall control the general administration of the Plan with all powers necessary to enable it to carry out its duties in that respect; provided, however, that the Committee may not delegate its authority and powers (a) with respect to
     Section 16 Persons, (b) in any way which would jeopardize the Plan's qualification under Rule 16b-3, or (c) in any way which is impermissible under Code Section 162(m) or the rules and regulations promulgated thereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee shall be final, conclusive, and binding on all Persons, and shall be given the maximum deference permitted by law.


                                 SECTION IV
                         Shares Subject to the Plan

4.1 Shares Subject to Plan. The Company shall reserve 900,000 Common Shares (the "Plan Shares") for issuance under this Plan, subject to adjustment pursuant to Section 4.2 hereof. Plan Shares may be Common Shares now or hereafter authorized yet unissued or Common Shares already authorized, issued and owned or purchased by the Company. If and to the extent that any rights with respect to Plan Shares shall not be exercised by any Participant for any reason or if such rights shall terminate as provided herein, Plan Shares that have not been allocated to such Participant under the Plan shall again become available for allocation to Participants as provided herein.

4.2 Change in Capitalization. In the event of a change in the capitalization of the Company due to a share split, share dividend, recapitalization, merger, consolidation, combination, or similar event or as the Committee shall in its sole discretion deem appropriate, the aggregate number of Plan Shares and the terms of any existing Awards shall be adjusted by the Committee to reflect such change.


                                  SECTION V
                                 Eligibility

The Committee shall, in its sole discretion, select regular full time or part time employees of the Company for participation in the Plan. Employees so selected shall be deemed "Participants" for purposes hereof. No member of the Committee shall be eligible to participate in the Plan other than as provided in Section VII.


                                 SECTION VI
                     Stock Options Granted to Employees

6.1 Grant of Options to Employees. Options may be granted to Participants, subject to the provisions of the Plan, at any time and from time to time, as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Options granted to each Participant; provided, however, that in any one calendar year, the Committee shall not grant to any one Participant, Options to purchase a number of Common Shares in excess of 150,000. The Committee may grant ISOs, NQOs, or a combination thereof.

6.2 Option Agreement. Each Option shall be evidenced by a written option agreement (an "Option Agreement") that shall specify the Option price, the expiration date of the Option, the number of shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Option Agreement also shall specify whether the Option is intended to be an ISO or a NQO.

6.3 Option Price. The price for each Common Share deliverable upon the exercise of an Option (the "Option Price") shall not be less than 100% of the Fair Market Value of the Company's Common Shares as of the date the Option is granted; provided, however, that with respect to ISOs, if at the time that an ISO is granted, the Participant (together with Persons whose share ownership is attributable to the Participant pursuant to Section 424(d) of the Code) owns shares possessing more than 10% of the total combined voting power of all classes of the Company's or any of its Subsidiaries' capital shares, the Option Price of the ISO shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a share on the date that the ISO is granted.

6.4 Exercise of Options. Options granted under the Plan shall be exercisable at such times, and subject to such restrictions and conditions, as the Committee shall determine in its sole discretion, except that any outstanding Options at the time of a Change in Control will be immediately exercisable without regard to any vesting restrictions attached to such Options. A Person electing to exercise an Option shall give written notice of such election to the Company in such form as the Committee may require.

6.5 Expiration of Options. Each Option shall terminate upon the first to occur of the events listed in this section.

     (a) the date for termination of such Option set forth in the Option Agreement applicable to such Option;

     (b)  the expiration of ten years from the date such Option was granted;


     (c) the expiration of ninety (90) days from the date of the Optionee's Termination of Employment for a reason other than the Optionee's death, Disability or Retirement, or for Cause;

     (d) The expiration of one year from the date of the Optionee's death, Disability or Retirement if such events occur while the Optionee is in the employ of the Company; or

     (e)  Termination of employment for Cause.


6.6 Payment. The Option Price upon exercise of any Option shall be payable to the Company in full in cash. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Common Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Common Shares which are tendered must have been held by the Participant or his or her Permitted Transferees for at least six (6) months prior to their tender to satisfy the Option Price), or (b) by any other means which the Committee, in its sole discretion determines to both provide legal consideration for the Common Shares, and to be consistent with the purposes of the Plan.


     As soon as practicable after receipt of a written notification of exercise and full payment for the Common Shares purchased, the Company shall deliver to the Participant or his or her Permitted Transferees certificates (in the Participant's or such Permitted Transferee's name) representing such Common Shares.


6.7 Nontransferability of Options. Options granted under this Section VI shall not be transferable other than by will or the laws of descent and distribution and during the Participant's lifetime shall be exercisable only by the Participant or by his or her guardian or legal representative; provided, however, that a Participant may (a) in a manner specified by the Committee, designate in writing a beneficiary to exercise his or her Option after the Participant's death, provided that no such designation shall be effective unless received by the office of the Company designated for that purpose prior to the Participant's death, and (b) if the Option Agreement expressly permits, transfer an Option (other than an Incentive Stock Option) for no consideration to any (i) member of the Participant's Immediate Family, (ii) trust solely for the benefit of members of the Participant's Immediate Family or
     (iii) partnership whose only partners are members of the Participant's Immediate Family. Each transferee in a transfer or designation described in clauses (a) and (b) above is referred to with respect to a certain Participant as such Participant's "Permitted Transferee." Each Permitted Transferee shall remain subject to all of the terms and conditions applicable to such Option prior to such transfer. For purposes of this Section VI, the term, "Immediate Family" means a Participant's spouse and lineal ascendants and descendants, and adopted children.


6.8  Certain Additional Provisions for Incentive Stock Options.

     (a) The aggregate Fair Market Value (determined at the time the Option is granted) of the Common Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year shall not exceed $100,000.

     (b) ISOs may be granted only to persons who are employees of the Company at the time of grant.

     (c) No ISO may be exercised after the expiration of ten years from the date such ISO was granted; provided, however, that if the ISO is granted to a Participant who, together with Persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code, owns shares possessing more than 10% of the total combined voting power of all classes of the Company's or any of its Subsidiaries' capital shares, the ISO may not be exercised after the expiration of five years from the date that it was granted.


                                 SECTION VII
               Stock Options Granted to Non-Employee Directors

7.1  Initial Grant of Options to Non-Employee Directors; Continuing
     Eligibility.   On the later of the effective date of the Plan or the
     date on which such person first becomes a member of the Board, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy, each Non-Employee Director shall automatically be granted an NQO to purchase 2,000 Common Shares (the "Initial Grant"). [In addition to the Initial Grant, each Non-Employee Director who assumes office during a calendar year with respect to which Options would otherwise be granted to such Non-Employee Director pursuant to Section 7.2 below had such Non-Employee Director been a director for the entire calendar year, such Non-Employee Director shall be granted an Option to purchase a number of Common Shares equal to that which is to be granted to Non-Employee Directors who serve for the entirety of such calendar year pursuant to Section 7.2 below, prorated to reflect the number of days such Non-Employee Director serves as a member of the Board during such calendar year.] No Options shall be granted to any Non-Employee Director who is not still in office at the time of such grant.

7.2 Option Formula. In addition to the Initial Grant, an Option (an "Annual Option") will be granted each year to each Non-Employee Director in respect of each fiscal year of the Company beginning with the fiscal year ending December 31, 1996 during which such Non-Employee Director serves as a member of the Board. The number of Common Shares subject to each Annual Option shall be based on the Company's return on equity ("Return On Equity") for the fiscal year with respect to which the Annual Option is granted and shall be determined according to the following schedule:

          Return On Equity        Common Shares Subject to Annual Option
            0% to 9.99%                              0
           10% to 17.49%                           1,000
         17.50% to 24.99%                          1,500
          25% and above                            2,000

     Return On Equity shall be calculated according to the following formula:

                                  Net Income Before Taxes
          Return On Equity = ------------------------------------
                             Weighted Average Shareholders Equity

     where Net Income Before Taxes is equal to income before income taxes as reported on the Company's audited consolidated income statement for the fiscal year ended December 31 of the year in respect of which Options are to be granted; and where Weighted Average Shareholders Equity is equal to the sum of the Company's shareholders equity [including/excluding] retained earnings as of December 31 of the year in respect of which Options are to be granted plus shareholders equity [including/excluding] retained earnings as of December 31 of the prior year, the total then divided by two.

     Annual Options shall be granted on or about March 15 of the year following the fiscal year in respect of which such Annual Option is being granted to all eligible Non-Employee Directors still serving as members of the Board on such date.


7.3 Option Price. The price for each Common Share deliverable upon the exercise of an Option granted to a Non-Employee Director (the "Non-Employee Director Option Price") shall be 100% of the Fair Market Value of the Common Shares on the date such Option is granted.

7.4 Terms of Options. Options granted to Non-Employee Directors have a term of ten years. Each Option shall be evidenced by an option agreement (a "Non-Employee Director Option Agreement") between the Company and the Non-Employee Director to whom such Option is granted.


7.5 Vesting; Exercise of Options. No Option granted to Non-Employee Directors shall be exercisable prior to the first anniversary of the grant of such Option other than as set forth below. Each such Option shall vest and become exercisable on the first anniversary of the grant of such Option so long as the Non-Employee Director to whom such Option has been granted is still a member of the Board. In the event such Non-Employee Director has resigned as a director of the Company or been removed at a special meeting of the Company's shareholders prior to the end of such Non-Employee Director's elected term of office, such unvested Options shall be cancelled and shall never become exercisable. In the event such Non-Employee Director ceases to be a member of the Board for any reason other than such Non-Employee Director's resignation or removal at a special meeting of the Company's shareholders, including by reason of such Non-Employee Director's death, Disability or failure to stand for reelection to the Board, such Option shall vest and become immediately exercisable upon such Non-Employee Director's ceasing to be a member of the Board, and shall remain exercisable only for the ninety-day period set forth in Section 7.6(b) below.


     An Option may be exercised by giving written notice of exercise to the Company, specifying the number of Common Shares to be purchased and tendering payment to the Company of the Non-Employee Director Option Price. Payment for shares issued upon exercise of an Option may be made by tendering cash or previously acquired Common Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price or a combination thereof. Options may not be exercised with respect to a fractional number of Common Shares.

7.6 Expiration of Options. Each Option granted to a Non-Employee Director shall terminate upon the first to occur of the events listed below:

     (a)  The expiration of ten years from the date the Option was granted;

     (b) If a Non-Employee Director ceases to serve as a director of the Company, the expiration of ninety (90) days after the date he or she ceases to be a director.

     (c) If the Board (excluding the Non-Employee Director accused of such misconduct) determines that a Non-Employee Director has not acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; or, with respect to any criminal action or proceeding, determines a Non-Employee Director had reasonable cause to believe his or her conduct was unlawful.

7.7 Nontransferability of Options. Options granted under this Section VII shall not be transferable other than by will or the laws of descent and distribution and during the Non-Employee Director's lifetime shall be exercisable only by the Non-Employee Director or by his or her guardian or legal representative; provided, however, that a Non-Employee Director may (a) in a manner specified by the Committee, designate in writing a beneficiary to exercise his or her Option after his or her death, provided that no such designation shall be effective unless received by the office of the Company designated for that purpose prior to the Non-Employee Director's death, and (b) if the Non-Employee Director Option Agreement expressly permits, transfer an Option for no consideration to any (i) member of the Non-Employee Director's Immediate Family, (ii) trust solely for the benefit of members of the Non-Employee Director's Immediate Family or (iii) partnership whose only partners are members of
     the Non-Employee Director's Immediate Family.   Each transferee in a
     transfer or designation described in clauses (a) and (b) above is referred to with respect to a certain Non-Employee Director as such Non-Employee Director's "Permitted Transferee." Each Permitted Transferee shall remain subject to all of the terms and conditions applicable to such Option prior to such permitted transfer. For purposes of this
     Section VII, the term, "Immediate Family" means a Non-Employee Director's spouse and lineal ascendants and descendants, and adopted children.

7.8 Other Provisions. The Non-Employee Director's Option Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.


                                SECTION VIII
                              Performance Award

8.1 Establishing Target Performance Awards. The Committee may, at any time and from time to time, grant awards of Common Shares, cash, or both ("Performance Awards"), to Participants on a contingency basis. The Committee shall have complete discretion in determining the size and composition of Performance Awards to be granted to a Participant or group of Participants and the appropriate period over which performance is to be measured ("Performance Period"). Prior to each Performance Period, the Committee shall determine (a) the Target Performance Award available for each Participant or group of Participants, (b) specific Performance Goals to be achieved during the Performance Period, and (c) the percentage of Performance Awards to be paid in relation to various Performance Goals achieved during the Performance Period.


8.2 Must Achieve Threshold Performance. No individual Performance Awards will be paid under the Plan with respect to any Performance Period unless the Company as a whole achieves a threshold level of performance during such Performance Period, as specified by the Committee.


8.3 Payment of Earned Performance Awards. Performance Awards earned under the Plan will be delivered to Participants in the form of Common Shares or cash at the discretion of the Committee. Where the Performance Award is expressed as a specific dollar amount, Performance Awards will be converted to Common Shares based upon the Fair Market Value of the Common Shares on the date the Performance Award is to be delivered to such Participant. All portions of Performance Awards earned will be paid to Participants within 60 days following the conclusion of the Performance Period.

8.4 Vesting of Performance Awards. Except as set forth in Section 8.6, Participants in the Plan have no vested rights to Performance Awards earned under the Plan until the end of the Performance Period. In order to be eligible to receive a Performance Award, a Participant: (i) must be actively employed by the Company as of the end of the Performance Period, (ii) must have terminated employment during the Performance Period due to death, Retirement, or Disability while an active Participant, or (iii) must have been an active Participant at the time of a Change in Control. Exceptions to the conditions set forth in clauses (i) and (ii) above may be made in the sole discretion of the Committee.


8.5 Effect of Retirement, Death, or Disability. Participants whose active employment is terminated by reason of death, Retirement, or Disability during any Performance Period will receive prorated Performance Awards earned with respect to such Performance Period proportionate to the number of days they were actively employed by the Company during any such Performance Period.

8.6 Effect of Change of Control. In the event of a Change of Control, each Participant who has theretofore been granted a Performance Award shall receive, within 60 days of such Change in Control, a prorated amount of such Participant's total Performance Award, proportionate to the number of days such Participant was actively employed by the Company during the applicable Performance Period prior to such Change in Control, provided such Participant has met his or her Performance Goal applicable to such Performance Period and the Company as a whole has met its threshold level of performance pursuant to Section 8.2 applicable to such Performance Period, each as adjusted on a pro forma basis to reflect the length of the Performance Period as shortened by such Change in Control. Nothing in this Section 8.6 shall be construed as limiting a Participant's opportunity to earn the remainder of his or her Performance Award for such Performance Period if the Company continues to maintain the Plan after such Change in Control, or to earn additional Performance Awards in the event the Company institutes a new performance plan after such Change in Control.

8.7 Effect of Position Changes. Any Participant whose Performance Goals are adjusted in connection with a reclassification or change in such Participant's employment status within the Company (i.e., a promotion or transfer) will be entitled to receive a prorated amount of his or her total Performance Award to the extent earned, based on the number of days served in such Participant's position prior to such reclassification or change.

8.8 Mid-hires or Transfers. An employee of the Company who becomes a Participant on or before June 30 of any calendar year will be eligible to participate in the Plan effective with the Performance Period beginning immediately prior to the date such employee becomes an active Participant. Such Participant's award will be prorated to reflect the number of days of active employment during the initial Performance Period. Employees hired after June 30 of any year will not be eligible to participate in the Plan until the commencement of the next Performance Period immediately following the date such employee begins employment with the Company.


                                 SECTION IX

                       No Right to Continued Employment


Participation in the Plan shall confer no rights to continued employment with the Company, nor shall it restrict the rights of the Company to terminate a Participant's employment relationship at any time for cause or without cause.


                                  SECTION X
                              Withholding Taxes


As a condition of delivery of cash or Common Shares upon exercise of an Option or payment of a Performance Award, the Company shall be entitled to require that the Participant and/or his or her Permitted Transferees (without regard to whether the Participant has transferred the Award in accordance with the Plan or otherwise) satisfy federal, state and local tax withholding requirements as follows:

     (a) Cash Remittance. Whenever Common Shares are to be issued upon the exercise of an Option or payment of Award, the Company shall have the right to require the Participant and/or his or her Permitted Transferees to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise or payment, prior to the delivery of any certificate or certificates for such shares. In addition, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements.

     (b) Share Withholding or Remittance. In lieu of the remittance required by Section X(a) hereof or, if greater, the Participant's estimated federal, state and local tax obligations associated with an Award hereunder, a Participant who is granted an Award may, to the extent approved by the Committee, irrevocably elect by written notice to the Company at the office of the Company designated for that purpose, to (i) have the Company withhold Common Shares from any Award hereunder or (ii) deliver other previously owned Common Shares, the Fair Market Value of which as of the date on which any such tax is determined shall be equal to the amount to be withheld, if any, rounded down to the nearest whole share attributable to such exercise, occurrence or grant; provided, however, that no election to have Common Shares withheld from any Award shall be effective with respect to an Award which was transferred by such Participant to a Permitted Transferee or otherwise.

     (c) Participants Subject to Section 16(b). Notwithstanding any other provision herein, a share withholding election in connection with the exercise of an Option may be made by a Participant who is subject to Section 16(b) of the Act subject to the following additional restrictions: (1) it may not be made within six months after the grant of such Option (except in the case of the Death or Disability of the Participant) and (2) it must be made either (a) six months or more prior to the date as of which the amount of tax to be withheld is determined (the "Tax Date"), or (b) within a ten day "window period" preceding the Tax Date beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings.



                                 SECTION XI
                    Amendment or Termination of the Plan

11.1 Amendment. The Board may, from time to time but not more often than once every six months (other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974 or the rules and regulations promulgated thereunder), amend, modify or suspend the Plan, but no such amendment, modification or suspension without the approval of the shareholders shall:

     (a) increase the maximum number (determined as provided in the Plan) of Plan Shares, other than as provided in Section 4.2 hereof; or

     (b) materially increase the benefits accruing to Participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.


11.2 Termination. The Plan shall terminate on the tenth anniversary of the effective date of the Plan; provided, however, that the Plan shall be subject to termination prior to such anniversary on the date set forth in a resolution of the Board terminating the Plan. No termination of the Plan shall materially alter or impair the right of any Participant to receive Awards previously granted hereunder without such Participant's consent. In the event of a termination of the Plan, (i) each Participant who has theretofore been granted a Performance Award shall be entitled to receive, within 60 days of such termination, a prorated amount of such Participant's total Performance Award, proportionate to the number of days such Participant was actively employed by the Company during the applicable Performance Period prior to such termination, provided such Participant has met his or her Performance Goal applicable to such Performance Period and the Company as a whole has met its threshold level of performance pursuant to
     Section 8.2 applicable to such Performance Period, each as adjusted on a pro forma basis to reflect the length of such Performance Period as shortened by such termination and (ii) all Options granted hereunder shall continue to be valid and binding obligations of the Company going forward on the same terms and conditions as set forth herein and in the applicable Option Agreements.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Plan Shares, and in the exercise price of outstanding Options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding Options and Performance Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or cancelled in exchange for property (including cash) in amounts determined by the Committee.





                                                                  APPENDIX  C



                             THE ANDERSONS, INC.
                        EMPLOYEE SHARE PURCHASE PLAN


                                  SECTION I
                                   Purpose

1.1 Purpose. The purpose of The Andersons, Inc. Employee Share Purchase Plan ("the Plan") is to enable and encourage Employees to acquire an ownership interest in the Company through purchase of the Company's Common Shares, thereby permitting Employees to share in the growth in value of the Company.

1.2 Section 423 Plan. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

1.3 Effectiveness of the Plan. The Plan will be effective upon the consummation of the Merger, subject to prior approval by the Company's shareholders. The Plan will remain in effect until such time as it is amended or terminated by the Board of Directors of the Company in accordance with the terms of Section IX hereof.


                                 SECTION II
                                 Definitions

Unless the context indicates otherwise, the following terms have the meanings set forth below.

2.1  "Board" means the Board of Directors of the Company.

2.2  "Code" means the Internal Revenue Code of 1986, as amended.

2.3  "Committee" means the Compensation Committee of the Board.

2.4 "Common Shares" means the common shares, no par value per share, of the Company, or any other class of capital shares which the Company may authorize and issue from time to time, and as may be made subject to this Plan in the sole discretion of the Board.

2.5 "Company" means collectively The Andersons Management Corp. (whose corporate name from and after the effective date of the Merger shall be "The Andersons, Inc."), any successor entity in a merger or consolidation, and any subsidiary corporation, as defined in Section 4 24(f) of the Code, which elects to participate in the Plan with the approval of the Board.

2.6 "Compensation" means a Participant's total cash compensation including base pay, overtime pay and cash bonuses paid during the Plan Period through the payroll system.

2.7 "Discount to Market" means a percentage discount to the Fair Market Value of the Plan Shares for purposes of calculating the Purchase Price pursuant to Section 5.3 hereof which the Committee may authorize in its sole discretion from time to time. The Discount To Market may not be less than 0% or more than 15%.

2.8 "Fair Market Value" as of a certain date means the closing price of the Common Shares on the trading day immediately preceding such date, or the most recent day preceding such date on which such quotations are reported.

2.9 "Merger" means the merger of The Andersons, an Ohio limited partnership, with and into the Company.

2.10 "Participant" means an employee who elects to participate in the Plan prior to the first day of any Plan Period in accordance with the provisions of the Plan. All Participants shall have the same rights and privileges except as otherwise permitted by Section 423 of the Code and the Plan.

2.11 "Plan Period" shall have the meaning set forth in Section 5.1.

2.12 "Purchase Date" shall have the meaning set forth in Section 5.4.

2.13 "Purchase Price" shall have the meaning set forth in Section 5.4.


                                 SECTION III
                         Administration of the Plan

3.1 Authority of the Committee. The Plan shall be administered by the Committee. The Committee is authorized by the Board to administer and control the operation of the Plan including, but not limited to, the power to (a) subject to Section 5.2 hereof, determine eligibility for participation in the Plan, (b) subject to Section V hereof, prescribe the terms and conditions under which Plan Shares may be purchased under the Plan, and (c) interpret the Plan and adopt rules for the administration and application of the Plan.

     The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate its duties in order to facilitate the purchase and transfer of Plan Shares and to provide for the day-to-day administration of the Plan. The Committee shall control the general administration of the plan with all powers necessary to enable it to carry out its duties in that respect.

3.2 Decisions Binding. All determinations and decisions made by the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.


                                 SECTION IV
                       Number of Shares Under the Plan

4.1 Shares Subject to Plan. The Company shall reserve 300,000 Common Shares (the "Plan Shares") for issuance to and purchase by employees under this Plan, subject to adjustment pursuant to Section 4.2 hereof. Plan Shares may be Common Shares now or hereafter authorized yet unissued or Common Shares already authorized, issued and owned or purchased by the Company. If and to the extent that any right to purchase Plan Shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, Plan Shares that have not been allocated to such Participant under the Plan shall again become available for allocation to Participants as provided herein.

4.2 Change in Capitalization. In the event of a change in the capitalization of the Company due to a share split, share dividend, recapitalization, merger, consolidation, combination, or similar event or as in its sole discretion may deem appropriate, the aggregate number of Plan Shares and the terms of any existing offering shall be adjusted by the Board to reflect such change.


                                  SECTION V
                      Participation and Plan Operation

5.1 Plan Period. The Plan shall operate on a calendar year basis, with each "Plan Period" beginning on the first day of January of each year and ending on the 31st day of December of such year; provided, however, that the first Plan Period shall begin on January 1, 1996 and shall end on December 31, 1996.

5.2 Eligible Employees. All employees of the Company shall be eligible to participate in the Plan.

5.3  Enrollment in the Plan.

     (a) An employee may elect to participate in a Plan Period by filing with the office or offices designated by the Committee an enrollment form prescribed by the Committee authorizing payroll deductions not less than ten business days prior to the first day of such Plan Period.

     (b) Each Participant shall designate on the enrollment form the percentage of Compensation which he or she elects to have withheld for the purchase of Plan Shares, which may be any whole percentage from 1% up to and including a maximum contribution amount designated by the Committee from time to time.

     (c) Payroll deductions shall commence on the first payday following the first day of the applicable Plan Period and shall continue to the end of such Plan Period, subject to contribution changes (if any) permitted under the Plan.

     (d) A Participant may cease contributions, reenroll in the Plan, or increase or decrease the rate of contribution during the Plan Period in accordance with the rules and procedures prescribed by the Committee from time to time.

     (e) A Participant may increase or decrease the rate of payroll deduction for any subsequent Plan Period by filing, at the appropriate office, a new authorization for payroll deductions not less than ten business days prior to the first day for such subsequent Plan Period.

     (f) A Participant shall automatically participate in each successive Plan Period until the time of such Participant's withdrawal from the Plan. A Participant shall not be required to file any additional enrollment forms for any such successive Plan Period in order to continue participation in the Plan.

     (g) By enrolling in the Plan, a Participant shall be deemed to elect to purchase the maximum number of Plan Shares (including the right to fractional shares) that can be purchased with the amount in such Participant's Cash Account as of the Purchase Date; provided, however, that in addition to the limitations on Common Share ownership and other limitations set forth herein, the Committee may establish limitations on the number of Plan Shares which may be purchased by a Participant during the Plan Period.

5.4 Purchase Price. Unless otherwise specified by the Committee with respect to a certain Plan Period, the purchase price for each Plan Share to be purchased under the Plan in respect of each Plan Period (the "Purchase Price") shall be the lesser of (i) the Fair Market Value of the Common Shares less the Discount To Market as of the first day of such Plan Period or (ii) the Fair Market Value of the Common Shares less the Discount To Market as of the last day of such Plan Period, or the last day of each calendar quarter during the Plan Period, as specified by the Committee from time to time (the "Purchase Date").

5.5  Purchase of Plan Shares and Plan Account Administration.

     (a) The Company will maintain a cash account ("Cash Account") and a share account ("Share Account") in the name of and for the benefit of each Participant, for bookkeeping purposes only. On each payday the amount deducted from each Participant's Compensation will be credited to such Participant's Cash Account.

     (b) As of the Purchase Date(s) with respect to each Plan Period, the number of Plan Shares purchased by a Participant during a Plan Period will be determined by converting the Participant's Cash Account balance at each Purchase Date into Plan Shares, based upon the Purchase Price for the Plan Period, and subject to the annual limitation (if any), set by the Committee on the number of Plan Shares which may be purchased by any Participant, the limitations set forth in Section VII hereof, and the limitation on the aggregate number of Common Shares subject to the Plan set forth in Section 4.1 hereof. In the event purchases by participants at a particular Purchase Date would exceed such aggregate amount of Common Shares, allocations will be made among Participants, pro rata based on the outstanding amount in such Participant's Cash Account. If the Employee's Cash Account has a positive balance at the end of the Plan Period after being reduced by the total purchase price for the Plan Shares issued, the Employee shall receive the balance in cash.

     (c) As soon as practicable after all necessary Plan Shares have been purchased by the Committee (or its agent) for the benefit of Participants, or issued by the Company to Participants, the Committee will allocate such Shares to each Participant's Share Accounts in the following manner: (i) the Committee will allocate full Plan Shares and fractional Plan Shares to the Share Accounts of the individual Participants to the extent of the balances in their respective Cash Accounts. Each Cash Account will be charged with its pro rata share of the cost to Participants of all Plan Shares so allocated.

     (d) In the event that a Participant's Cash Account is not applied toward the purchase of Plan Shares at the end of a calendar quarter during the Plan Period (as set forth in Section 5.5(b) above), it shall be applied toward the purchase of a short term interest bearing investment. Any interest earned on such investment shall be credited to each Participant's Cash Account on a reasonable basis on the last day of the Plan Period.

     (e) Cash dividends attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such cash dividend is declared will be credited to a Participant's Cash Account as of the dividend payment date and applied to Plan Share purchases and allocations on the next Purchase Date. Share dividends or share splits attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such dividend or split is declared will be credited to Participant's Share Accounts as of the effective date of such split. All other distributions attributable to Plan Shares allocated to a Participant's Share Account will be distributed to such Participant pro rata in a manner to be determined by the Committee, consistent with the terms hereof; provided such manner treats all holders of Plan Shares equally with respect to such distribution. No person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Plan Shares allocated to a Participant's Share Account.

     (f) The Plan Shares (including the right to fractional shares) purchased on behalf of a Participant shall initially be registered in the name of a Nominee. Share certificates shall be issued to each Participant for the Plan Shares held on such Participant's behalf in the name of the Nominee only upon the request of such Participant, but all rights accruing to an owner of record of such Plan Shares, including, without limitation, the rights set forth in Section 5.5(e) above, shall belong to the Participant for whose account such Plan Shares are held. Cash shall be paid to Participants in lieu of issuing share certificates for fractional shares.

     (g) Notwithstanding the foregoing, a Participant may elect, as of the first day of any calendar quarter, to have some or all of the non-fractional Plan Shares previously purchased and registered in the name of the Nominee on his or her behalf registered in the name of such Participant by giving written notification of such election to the Company or Nominee, specifying the number of full shares (if fewer than all) to be registered in the name of such Participant. In such case, the number of full shares of each class of the Company's capital shares held by the Nominee on behalf of such Participant and so specified in the Participant's notice shall be transferred to and registered in the name of such Participant as soon as administratively practicable.

     (h) Upon termination of employment for any reason, the Plan Shares held by the Nominee on behalf of such Participant shall be transferred to and registered in the name of such Participant as soon as administratively practicable. Any fractional shares remaining shall be paid in cash.

5.6 Impact of Cessation of Contributions. In the event that a Participant elects to cease elected contributions during a Plan Period, and while an Employee of the Company, all remaining contributions credited to the Participant's Cash Account during the Plan Period and not yet used to purchase Plan Shares will be applied toward the purchase of shares at the next Purchase Date unless the Participant elects in writing to receive payment of the Cash Account balance in cash without interest payment. Such cash payment will be made as soon as administratively practical following this election.

5.7  Termination of Employment.

     (a) In the event of termination of employment for reasons other than death, disability or retirement (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment.

     (b) In the event of termination of employment due to death, disability or retirement, the Participant (or his or her beneficiary in the event of death) may elect in writing to receive his or her Cash Account balance in cash with no interest payment, or to have the balance contained in his or her Cash Account applied toward the purchase of Plan Shares on the next applicable Purchase Date.


                                 SECTION VI
                           Rights Not Transferable

The rights and interests of any Participant in the Plan, including any right to purchase Plan Shares, shall not be transferable other than by will or the applicable laws of descent and distribution and any such right to purchase shall be exercisable only during the lifetime of such Participant, and then only by such Participant.


                                 SECTION VII
                       Limitations on Share Ownership

Notwithstanding any provision herein to the contrary, no Participant shall have a right to purchase Plan Shares if:

     (a) such Participant would, immediately after electing to purchase such shares, own Common Shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of the Company or of any of its Subsidiaries, as defined by Section 424(f) of the Code; or

     (b) the rights of such Participant to purchase Plan Shares would accrue at a rate that exceeds $25,000 of Fair Market Value of such Plan Shares (determined at the time or times such rights are granted) for each calendar year for which such rights are outstanding at any time.

For purposes of the foregoing clause (a), ownership of Common Shares shall be determined by the attribution rules of Section 424(d) of the Code and Participants shall be considered to own any Common Shares which they have a right to purchase under the Plan or any other share option agreement with the Company or its Subsidiary.


                                SECTION VIII
                          Miscellaneous Provisions

8.1 Continued Employment. Nothing in the Plan shall be construed to give any employee the right to be retained in the employ of the Company or a Subsidiary or to affect the right of the Company or any Subsidiary or a Participant to terminate such employment at any time with or without cause.

8.2 Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any Plan Shares which he or she may have a right to purchase under the Plan until the date such shares are registered in the name of such Participant or in the name of a Nominee on behalf of such Participant.

8.3 Rights to Purchase Shares. Each right to purchase Plan Shares under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of such right to purchase or the Plan Shares subject thereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such right to purchase or the issue of Plan Shares pursuant thereto, then, anything in the Plan to the contrary notwithstanding, no such right to purchase may be exercised in whole or in part, and no Plan Shares shall be issued, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to the Committee. The Committee is authorized upon the advice of counsel to make such amendments to the Plan as may be necessary or desirable to facilitate obtaining an effective registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering Plan Shares issued pursuant hereto.


                                 SECTION IX
                    Amendment or Termination of the Plan

9.1 Amendment. The Board may, at any time and from time to time, amend, modify or suspend the Plan, but no such amendment, modification or suspension without the approval of the shareholders shall:

     (a) increase the maximum number (determined as provided in the Plan) of Plan Shares, other than as provided in Section 4.2 hereof;

     (b) permit the issuance of any Plan Shares at a Purchase Price less than that provided in the Plan as approved by the shareholders;

     (c) cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

9.2 Termination. This Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No termination of the Plan shall materially alter or impair the right of any Participant to receive the amounts in his or her Cash Account and Share Account without his or her consent. In the event of a termination of the Plan, (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment. All other distributions to Participants or actions necessitated by such termination shall be allocated among all Participants, pro rata according to the amounts in their Cash Accounts and Share Accounts, in a manner to be determined by the Committee, consistent with the terms hereof, provided such manner treats all Participants equally with respect to such distribution.




No person has been authorized         THE ANDERSONS MANAGEMENT CORP.
to give any information or to
make any representations other                      AND
than those contained in this
Joint Proxy                                    THE ANDERSONS
Statement/Prospectus, and if
given or made, such
information or representations
must not be relied upon as
having been authorized.  This
Joint Proxy
Statement/Prospectus does not              JOINT PROXY STATEMENT
constitute an offer to sell or
the solicitation of an offer
to buy any securities other
than the Common Shares to
which it relates or an offer
to or solicitation of any
person in any jurisdiction in
which such offer or solicita
tion is unlawful.  Neither the
delivery of this Joint Proxy
Statement/Prospectus nor any          THE ANDERSONS MANAGEMENT CORP.
sale made hereunder shall
under any circumstances imply
that information contained
herein is correct at any time
subsequent to its date.  The
Registrant will comply with                     PROSPECTUS
its obligations under
applicable securities laws to
file and deliver any necessary
supplement to this Joint Proxy
Statement/Prospectus.
                                               Common Shares

TABLE OF CONTENTS

SUMMARY                           1
INTRODUCTION                      15
RISK FACTORS                      19
THE MERGER                        21
APPROVAL OF THE PROPOSAL
  TO ELIMINATE CUMULATIVE
  VOTING                          27
APPROVAL OF THE LONG-TERM
  PERFORMANCE COMPENSATION
  PLAN                            29
APPROVAL OF THE EMPLOYEE SHARE
  PURCHASE PLAN                   33
TERMINATION OF EMPLOYEE BOND
  PURCHASE PLAN.                  37
DESCRIPTION OF THE COMMON
  SHARES                          38
RESALE OF THE COMMON SHARES       43
SUMMARY COMPARISON OF EXISTING
  SECURITIES AND COMMON SHARES    44
RIGHTS OF DISSENTING
  SHAREHOLDERS AND LIMITED
  PARTNERS                        49
FEDERAL INCOME TAX
  CONSIDERATIONS                  51
CERTAIN STATE AND LOCAL INCOME
  TAX CONSIDERATIONS              55
THE COMPANY                       57
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF
  OPERATIONS OF THE
  PARTNERSHIP                     65
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF
  OPERATIONS OF THE GENERAL
  PARTNER                         71
MANAGEMENT                        73
PRINCIPAL SHAREHOLDERS AND
  LIMITED PARTNERS                79
PRO FORMA CONDENSED FINANCIAL
  INFORMATION                     80
LEGAL OPINIONS                    86
EXPERTS                           86
INDEX TO FINANCIAL STATEMENTS     F-1
APPENDIX A                        A-1
APPENDIX B                        B-1
APPENDIX C                        C-1




                                   PART II

                   Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

     Section 1701.59 of the Ohio General Corporation Law, inter alia, empowers an Ohio corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attor-neys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 1701.59 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to
indemnify him or her under Section 1701.59.   The Company does not maintain
policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

          Article IV of the Code of Regulations of the Company provides for indemnification of the directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. In addition, the Code of Regulations provide for indemnification against expenses incurred by a director or officer to be paid by the Company in advance of the final disposition of such action, suit or-proceeding; provided, however, that if required by the Ohio General Corporation Law, an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The Code of Regulations further provide for a contractual cause of action on the part of directors and officers of the Company with respect to indemnification claims which have not been paid by the Company.

     Article Sixth of the Company's Restated Articles of Incorporation limits to the fullest extent permitted by the Ohio General Corporation Law as the same exists or may have been amended, the personal liability of the Company 's directors to the Company or its shareholders for monetary damages for a breach of their fiduciary duty as directors. Section 1701.59 of the Ohio General Corporation Law currently provides that such provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 1701.59 of the Ohio General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Ohio General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.


Item 21. Exhibits.

Exhibit
Number    Description


2.1 Agreement and Plan of Merger, dated as of April 28, 1995, by and between the General Partner and the Partnership (included as Appendix A to the prospectus).

3.1 Articles of Incorporation of the General Partner, dated August 19, 1987 (incorporated by reference to Exhibit 3(d) to Registration Statement No. 33-16936).

3.2 Code of Regulations of the General Partner, dated August 20, 1987 (incorporated by reference to Exhibit 3(e) to Registration Statement No. 33-16936).

3.3 Proposed Articles of Incorporation of the Surviving Corporation (included as Annex A to Appendix A to the prospectus).

3.4 Proposed Code of Regulations of the Surviving Corporation (included as Annex B to Appendix A to the prospectus).

4.1       Specimen Common Share certificate.

5.1* Opinion of Beverly J. McBride as to the validity of the securities being registered hereby.

8.1       Opinion of Kirkland & Ellis as to certain tax matters.

10.1**    Management Performance Program.  (incorporated by reference to
          Exhibit 10(a) to the Partnership's Form 10-K for the year ended December 31, 1990, File No. 2-55070).

10.2 Lease agreement effective May 1, 1990, between Carentmon and the General Partner (incorporated by reference to Exhibit 10(b) to the Registrant's Form 10-K for the year ended December 31, 1992).

10.3** Management Agreement between the Partnership and the registrant, effective as of January 1, 1988. (incorporated by reference to Exhibit 10(h) in Registration Statement No. 33-13538).

10.4* Amended and Restated Partnership Agreement of the Partnership, dated as of April 1, 1995.

23.1      Consent of Independent Auditors.

23.2* Consent of Beverly J. McBride (included in the opinion filed as Exhibit 5.1).

23.3 Consent of Kirkland & Ellis (included in the opinion filed as Exhibit 8.1).

24.1*     Powers of Attorney (included on signature page).


*    Filed with the Registration Statement dated May 1, 1995
**   Management contract or compensatory plan.


Item 22.  Undertakings.

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maumee, State of Ohio, on this 18th day of May, 1995.

                                   THE ANDERSONS MANAGEMENT CORP.



                                   By /s/Richard P. Anderson
                                   Richard P. Anderson
                                    President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title               Date     Signature                Title          Date

/s/Richard P. Anderson* President and      May 18,   /s/Richard M. Anderson*  Director     May 18,
Richard P. Anderson     Chief Executive      1995    Richard M. Anderson                     1995
                        Officer, Director

/s/Thomas H. Anderson*  Chairman of the    May 18,   /s/John F. Barrett*      Director     May 18,
Thomas H. Anderson      Board, Director      1995    John F. Barrett                         1995

/s/Gary L. Smith*       Treasurer          May 18,   /s/Dale W. Fallat*       Director     May 18,
Gary L. Smith                                1995    Dale W. Fallat                          1995

/s/Richard R. George*   Corporate          May 18,   /s/Paul M. Kraus*        Director     May 18,
Richard R. George       Controller and       1995    Paul M. Kraus                           1995
                        Principal
                        Accounting
                        Officer

/s/Daniel T. Anderson*  Director           May 18,   /s/Rene C. McPherson*    Director     May 18,
Daniel T. Anderson                           1995    Rene C. McPherson                       1995

/s/Donald E. Anderson*  Director           May 18,   /s/Donald M. Mennel*     Director     May 18,
Donald E. Anderson                           1995    Donald M. Mennel                        1995

/s/Michael J. Anderson* Director           May 18,   /s/Janet M. Schoen*      Director     May 18,
Michael J. Anderson                          1995    Janet M. Schoen                         1995

*By:  /s/Thomas H. Anderson                May 18,
      Attorney-in-Fact                       1995



                        The Andersons Management Corp.
                            480 West Dussel Drive
                             Maumee, Ohio  43537

                                    PROXY
         This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Thomas H. Anderson, Richard P. Anderson and Michael J. Anderson as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the Class A Common Shares and Class B Common Shares of The Andersons Management Corp. held of record by the undersigned on March 31, 1995 and entitled to vote at the Special Meeting of Shareholders to be held on June 29, 1995 at 7:00 p.m., local time, at The Andersons Conference Center, 535 Illinois Avenue, Maumee, Ohio 43537, or any postponement or adjournment thereof.

CLASS A COMMON SHARES

          Proposal to approve the Agreement and Plan of Merger
                     FOR          AGAINST          ABSTAIN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

CLASS B COMMON SHARES

     1.   Proposal to approve the Agreement and Plan of Merger
                     FOR          AGAINST          ABSTAIN
     2. Proposal to amend the Articles of Incorporation to eliminate cumulative voting in the election of members to the Board of Directors
                     FOR          AGAINST          ABSTAIN
     3. Proposal to approve The Andersons, Inc. 1995 Long-Term Performance Compensation Plan
                     FOR          AGAINST          ABSTAIN
     4.   Proposal to approve The Andersons, Inc. 1995 Employee Stock
          Purchase Plan
                     FOR          AGAINST          ABSTAIN

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4.


     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder and in the discretion of the above named Proxies with respect to such other business as may properly come before the meeting. IF NO DIRECTION IS MADE, THE CLASS A COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ITEM 1 AND THE CLASS B COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4.

         (Continued, and to be signed and dated, on the other side)

    Please sign exactly as name appears below. If you are signing as a trustee or in another representative capacity, please give full title as such. The number of shares you are eligible to vote is shown below.











THIS SPACE MAY BE USED FOR ANY COMMENTS YOU CARE TO MAKE:











DATED:  _________________, 1995         ____________________________________
                                                   Signature


PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE JUNE ___, 1995.




                                The Andersons
                            480 West Dussel Drive
                             Maumee, Ohio  43537

                                    PROXY

         This Proxy is Solicited on Behalf of the Board of Directors of the General Partner of the Partnership

     The undersigned hereby appoints Thomas H. Anderson, Richard P. Anderson and Michael J. Anderson as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned limited partner at the Special Meeting of Limited Partners to be held on June 29, 1995 at 7:00 p.m., local time, at The Andersons Conference Center, 535 Illinois Avenue, Maumee, Ohio 43537, or any postponement or adjournment thereof, and to vote as indicated below.


LIMITED PARTNER VOTE

     1.   Proposal to approve the Agreement and Plan of Merger
                     FOR          AGAINST          ABSTAIN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.




     This Proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner and in the discretion of the above named Proxies with respect to such other business as may properly come before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1.


         (Continued, and to be signed and dated, on the other side)

     Please sign exactly as name appears below. If you are signing as a trustee or in another representative capacity, please give full title as such.










THIS SPACE MAY BE USED FOR ANY COMMENTS YOU CARE TO MAKE:












DATED:  _________________, 1995         ____________________________________
                                                   Signature


PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE JUNE ___, 1995.